As filed with the Securities and Exchange Commission on February 12, 2013

Registration No. 333-186054

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LabStyle Innovations Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3841	45-2973162
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

40 E. Main Street, Suite 759

Newark, DE 19711

Telephone: (646) 259-3321

Fax Number: (646) 349-3180

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Oren Fuerst, Ph.D.

Chief Executive Officer

LabStyle Innovations Corp.

40 E. Main Street, Suite 759

Newark, DE  19711

Telephone: (646) 259-3321

Fax Number: (646) 349-3180

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Lawrence A. Rosenbloom, Esq.

Ellenoff Grossman & Schole LLP

150 East 42nd Street, 11th Floor

New York, New York 10017

Telephone: (212) 370-1300

Fax Number: (212) 370-7889

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock sold in private placement (2)	2,461,000	$1.50	$3,691,500	$503.52
Shares of common stock underlying warrants sold in private placement (3)	2,461,000	$1.50	$3,691,500	$503.52
Additional shares of common stock underlying warrants due to anti-dilution adjustment(4)	379,771	$1.50	$569,661	$77.70
Shares of common stock sold in private placement (5)	1,000,025	$1.50	$1,500,038	$204.61
Shares of common stock underlying warrants sold in private placement (6)	1,000,025	$1.50	$1,500,038	$204.61
Shares of common stock sold in private placement (7)	1,795,009	$1.50	$2,692,513	$367.26
Shares of common stock issued or issuable pursuant to consulting agreement (8)	333,332	$1.50	$499,998	$68.20
Total	9,430,162		$14,145,243	$1,929.42(	9)

(1)	No market presently exists of our common stock. The selling stockholders will be required to offer their shares at $1.50 per share until our common stock is listed for quotation on the OTC Bulletin Board or OTCQB Market. Assuming such listing is obtained, offers may be made at prevailing market prices or at privately negotiated prices.
(2)	Represents shares of common stock purchased pursuant to our private placement which had its final closing on March 30, 2012 (the “2011-2012 Private Placement”).
(3)	Represents shares of common stock issuable upon the exercise of warrants issued in the 2011-2012 Private Placement. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).
(4)	Represents (i) an additional 138,648 shares of common stock underlying the warrants held by the selling stockholders from the 2011-2012 Private Placement as a result of an adjustment of the warrant exercise price arising out of the first closing of our private placement which closed on August 29, 2012 (the “August 2012 Private Placement”) and (ii) an additional 241,126 shares of common stock underlying the warrants held by the selling stockholders from the 2011-2012 Private Placement as a result of a future adjustment of the warrant exercise price arising out of the expected second and third closing of the August 2012 Private Placement.
(5)	Represents shares of common stock purchased or to be purchased under the first and second tranches of the August 2012 Private Placement.
(6)	Represents shares of common stock issuable upon the exercise of warrants at exercise price per share of $1.00 held by the selling stockholders, which warrants were issued or will be issued the first and second tranches of the August 2012 Private Placement. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).
(7)	Represents shares of common stock purchased pursuant to our private placement which had its final closing on October 17, 2012.
(8)	Represents shares of common stock issued pursuant to a consulting agreement between our company and SLD Capital Corp.
(9)	$2,168.12 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated February 12, 2013

Labstyle Innovations Corp.

9,430,162 Shares

Common Stock

This prospectus relates to the offer for sale of an aggregate of up to an aggregate of 9,430,162 shares of common stock, par value $.0001 per share, of LabStyle Innovations Corp. by the selling stockholders named herein. We are not offering any securities pursuant to this prospectus. The shares of common stock offered by the selling stockholders includes: (i) 500,013 shares of common stock underlying warrants with exercise price of $1.00 per share which expire on the first anniversary of the date that our company has received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system (which we refer to as the Warrant Effective Date); (ii) 500,012 shares of common stock underlying warrants with an exercise price of $1.00 which expire on the second anniversary of the Warrant Effective Date; and (iii) 2,840,774 shares of common stock underlying warrants which expire on October 27, 2016 and which have a current exercise price of $1.42 per share (which is expected to be reduced to $1.30 following full funding of our August 2012 Private Placement as described herein).

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the trading of our common stock on the OTC Bulletin Board and/or OTCQB Market upon the effectiveness of the registration statement of which this prospectus forms a part. The 9,430,162 shares of our common stock can be sold by selling security holders at a fixed price of $1.50 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB Market and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (referred to herein as FINRA), nor can we provide assurance that our shares will actually be quoted on the OTC Bulletin Board and/or OTCQB Market or, if quoted, that a viable public market will materialize or be sustained.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTC Bulletin Board and/or OTCQB Market, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2013.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to LabStyle Innovations Corp., a Delaware corporation, collectively with its wholly-owned subsidiary, LabStyle Innovation Ltd., an Israeli corporation, which we sometimes refer to herein as LabStyle Israel.

Our Company

We were formed in August 2011 as a Delaware corporation to exploit a new proprietary technology that is seeking to bring laboratory testing capabilities to consumers in a distinctive, easy to use and affordable way through the use of smartphones such as iPhones.

We are initially applying our technology to address the diabetic self-monitoring of blood glucose, or SMBG, market. Diabetes is a disease where insufficient levels, or a total absence, of the hormone insulin produce high levels of glucose in the bloodstream, which can lead to long term adverse effects on a patient’s blood vessels, which can lead to heart attack, stroke, high blood pressure, blindness, kidney disease and nerve damage. As part of controlling blood sugar, many patients must self monitor their blood glucose levels using home testing kits (called glucometers) and treat high and low blood sugar episodes accordingly to avoid the complications from the disease.

Our first product, DarioTM, is a fully integrated, all-in-one SMBG device consisting of a lancet to obtain a blood sample, disposable test strip cartridge and a glucose reader adaptor to hold the strip and interface with the smartphone, combined with a smartphone application and internet-based data services. Roughly the size of a pack of gum, we believe that Dario has the potential to replace stand alone glucose meters and their kits (lancing , lancets and strips vials) which are the current market standard, most of which have the necessary testing components separated from one another in what we believe is a cumbersome design. Moreover, all but a few glucometers lack an interface with a smartphone, and none will have the software applications associated with Dario, each of which we believe will distinguish Dario as an alternative in the marketplace.

We expect to launch Dario in the SMBG market after obtaining all applicable regulatory approvals. We began the regulatory approval process in Europe in 2012, and will commence such process in the United States in 2013. Such approvals will need to be obtained prior to the anticipated commercial launch of Dario which is anticipated in 2013, first in Europe and subsequently in the United States. Based on our discussions with regulatory authorities in Europe and the knowledge and experience of our management on regulatory matters in the U.S., we believe that applicable regulatory approvals will be obtained in advance of our anticipated commercial launches for Dario.

Our proprietary technology (incorporated into Dario) provides a novel body-fluid testing apparatus for performing metered measurement of samples utilizing: (i) a lancing device to obtain a test sample (blood in the case of Dario); and (ii) an adaptor specifically designed to connect a strip designed to absorb the sample, which then produces an electric signal indicating the level of the substance tested for in the sample. The adaptor is then connected to a smartphone via the headphone jack, which allows the test signal to be transmitted to the smartphone, which will then utilize our software to obtain and display the test result on the device. This is coupled with a set of software features available via a smartphone application as well as internet-based services.

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Although we are initially targeting only the large and growing SMBG market, we believe our invention has the potential to cover dozens of laboratory tests (including blood, urine and saliva) that could potentially be undertaken using a smartphone, including blood coagulation, cholesterol, HIV and others.

Our Financial Condition

As of September 30, 2012, our assets, liabilities and cumulative deficit were, respectively, $2,063,752 (including $820,017 in cash or cash equivalents), $3,795,488 and $4,879,617. We have not yet generated any revenues from our operations. We currently have no sources of recurring revenue and are therefore dependent upon external sources for financing our operations. There can be no assurance that we will generate revenues or that we will be able to obtain the necessary financing to continue our operations.

As a result, our independent registered public accounting firm has expressed in its auditors’ report on the financial statements included as part of this prospectus a substantial doubt regarding our ability to continue as a going concern. If we do not commence revenue generation or are unable to otherwise fund our business with outside capital, we likely would be unable to further our business plan. If we cannot continue as a going concern, our stockholders would lose their entire investment in our company.

However, from August through October 2012, we raised in an aggregate of $3,192,539 (before issuance costs) in private placement transactions and received irrevocable commitments from investors for an additional funding of $1,000,022 which funding is required to occur in two tranches: (i) by the 5th business day following the effectiveness of the registration statement of which this prospectus forms a part and (ii) on or before the 100th day following the date on which both: (i) any registration statement covering the sale or resale of any of our securities is declared effective and (ii) we have received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system. In addition, we may receive additional funding from the exercise of outstanding warrants. According to our management’s estimates, based on our budget and the assumption that initial commercial sales will commence during our anticipated timeframes, we believe that we will have sufficient resources to continue our activity at least until the end of 2013. However, if we are not able to commercially launch Dario or meeting our commercial sales targets, and if we are unable to obtain additional capital resources, we will not be able to continue activities beyond the end of 2013.

Our Initial Product — DarioTM

Overview

Our first product, Dario, will target the large and growing SMBG market. Dario is an all-in-one device that includes the glucose reader which is connected to a smartphone via the phone jack, along with a lancing device (a reusable blood-sampling device, when loaded with the disposable lancet) and an integrated, disposable cartridge for test strips. We believe Dario’s design is novel and highly distinctive and is both functional but also conveys what we believe will be the modern, technology-driven appeal of Dario. We believe that Dario’s design will offer features that are similar to or superior to the most advanced meters in the market while having a smaller form factor than even the compact meters in the market.

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Because of the product’s integration with the smartphone, Dario will allow test results to be sent and integrated with web-based medical repositories through our Dario smartphone application and, we anticipate, also through web-based services. We believe that Dario’s ease of use will cause prospective users to adopt the product, which could lead to increased blood glucose monitoring by patients. In short, Dario will epitomize our product motto — “Glucose Monitoring for the Mobile AgeTM.” The Dario application for Apple has been accepted by Apple for inclusion in the AppStore.

We have finalized the commercial design for Dario, which will combine in one device the lancing mechanism, disposable strip cartridge and glucose monitor and attached plug (which plug will have a small form factor for insertion into the smartphone audio jack). We have created Dario prototypes based on this design and, in October 2012, used these to conclude a 61 patient clinical usability trial which we believe, based on the knowledge and experience of our management, is required for approvals for Dario in Europe and the United States. We have used these trial results in our regulatory submissions in the EU and expect to use these results in connection with our regulatory filings in the U.S.

In addition, we have developed both the critical software that will enable Dario to integrate with the iPhone platform, as well as the backend test result data collection component of the Dario system, and these will be in place to support the anticipated commercial launch of Dario, although we expect to refine and augment such software and systems over time. Also, we have agreements or work order arrangements in place with commercial scale manufacturers for the both the Dario devices and the associated test strips in order to support our anticipated launches for the product. Please see “Business—Manufacturing.”

The SMBG Market

We will initially be focusing on launching Dario during 2013, first in the European Union and subsequently in the United States. The diabetes and SMBG markets worldwide and in these submarkets are substantial and growing.

The World Health Organization currently estimates that approximately 350 million patients have diabetes worldwide, and research firm Frost & Sullivan estimated in 2011 that the worldwide diabetic population is expected to rise to 438 million by 2030, corresponding to 7.8 per cent of the adult population. In Europe, the diabetic population was approximately 52.6 million in 2011 according to Frost & Sullivan, and there were approximately 25.8 million diabetics in the U.S. in 2011 according to the American Diabetes Association.

Since blood glucose self monitoring is a key part of managing diabetes, the market for SMBG products required to service these many patients is also large. According to research firm Visiongain, the global SMBG market was $9.7 billion in 2011 and the global market for diabetes monitoring devices is expected to be $27.42 billion by 2022. The Enterprise Analysis Corporation has estimated that the global market for SMBG testing supplies was $1.7 billion in 1994. By 2000, the market had reached approximately $3.8 billion, and by 2008, worldwide sales of these products climbed to $8.8 billion. It has been estimated that the U.S. accounts for 40% of the SMBG market, or approximately $3.9 billion, and Frost & Sullivan estimate that Europe accounted for $3.97 billion in this market in 2011.

Key factors driving market growth include an increasing diabetic population, growing patient awareness, technological advancements, and an increasing number of patients adopting blood glucose self-monitoring. In addition, the affordable cost of blood glucose test strips, together with the continuing evolution towards more frequent daily blood glucose monitoring, are also expected to contribute to market growth. As such, SMBG represents a large market that has grown significantly over the past 30 years and is expected to continue to grow.

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Our initial market focus will be on younger, insulin-dependent diabetics (predominantly Type 1 patients), who are the heaviest users of glucose test strips. Although these patients represent a small subset for the over diabetes market (as Type 1 diabetics only account for approximately 10% of all diabetic patients), we believe these patients will more readily adopt new mobile phone-based technologies. We plan to gradually broaden our marketing efforts toward the older population, where non-insulin dependent Type 2 diabetes is even more prevalent, and patients with “pre-diabetes” (a growing healthcare problem whereby patients exhibit some, but not all, of the diagnostic criteria for diabetes). Although our plan will initially focus on insulin-dependent (in particular, Type 1 patients), diabetes patients who test themselves up to 10 times a day, we anticipate Dario’s ease of use and the lack of need for a special glucometer and lancing device will be of major appeal to the even larger Type 2 diabetes population, who typically check their blood glucose levels once or twice a day. Following anticipated initial market launches in both the European and U.S. markets, we plan to explore launching Dario in additional large markets such as Brazil and India, possibly through marketing collaborations.

While we expect to collaborate with the medical community to showcase what we expect will be Dario’s clinical equivalence and usability superiority, Dario will mainly be marketed directly to the target users. Instead of using traditional retail channels to market our products, we plan to primarily offer Dario devices, strips and related software directly to consumers over the Internet. We plan to offer Dario at prices that are competitive to those of the current SMBG kits.

Dario Revenue Model

Our revenues are expected to be derived from sales of Dario devices (which will be priced similarly to blood glucose monitors in the marketplace) and principally from the recurring sale of our test strips. Our customers will also receive access to our smartphone application, which will incorporate tools to help diabetic patients manage their disease. Importantly, our revenue model will be driven by the fact that only our test strips, purchased through us and our partners, will be able to be utilized with the Dario device and software, so it is our expectation that we will be the sole source for Dario compatible test strips.

In addition to device and test strip related revenue, we anticipate generating revenue in the future from our ability to offer Dario’s subscribers additional products and services based on personalized recommendations, such as location-based, low-sugar food recommendations and the ability to send alerts to caregivers and family and friends.

Prior Financings and Key Relationships

To date, we have raised an aggregate of $5,663,539 (before capital raising related expenses) through the sale of our common stock and warrants to purchase common stock to investors pursuant to private placement transactions described below. We also have irrevocable commitments arising out of one such private placement for an additional $1,000,022 in funding as described below.

On August 11, 2011, in connection with our formation, we closed a private placement of 2,000,000 shares of our common stock to an aggregate of 9 accredited investors for an aggregate purchase price of $10,000. Such shares are not being registered for public resale pursuant to the registration statement of which this prospectus forms a part.

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Our 2011-2012 Private Placement

On October 27, 2011, we conducted the initial closing of a private placement offering (which we refer to herein as our 2011-2012 Private Placement) of an aggregate of 2,461,000 shares of our common stock at a purchase price of $1.00 per share and warrants to purchase an aggregate of 2,461,000 shares of our common stock with an exercise price of $1.50 per share, which warrants are exercisable at any time within five (5) years from October 27, 2011. The $1.50 exercise price was adjusted to $1.42 per share due to the August 2012 Private Placement described below and the number of shares of common stock underlying such warrants was adjusted upward by 138,648 shares. The exercise price of the such warrants as well as the number of shares subject to such warrants is expected to reduced to $1.30 and 379,771, respectively, accordingly following completing the second and third tranches of the August 2012 Private Placement as described below.

The final closing of the 2011-2012 Private Placement occurred on March 30, 2012. There were a total of 45 accredited investors in the 2011-2012 Private Placement. Spencer Trask Ventures, Inc. (who we refer to herein as Spencer Trask), acted as the placement agent for the 2011-2012 Private Placement. The gross proceeds to us from the 2011-2012 Private Placement were $2.461 million. Pursuant to the registration statement of which this prospectus is a part, we are registering the shares of common stock, and shares of common stock underlying the warrants, issued in the 2011-2012 Private Placement for public resale by the selling stockholders named herein and their assigns.

As part of its compensation for acting as placement agent for the 2011-2012 Private Placement, we issued two warrants to Spencer Trask, each to purchase 482,200 shares of common stock with an exercise price of, respectively, $1.00 and $1.50 per share (subsequently adjusted downward to $1.42 and expected to further reduced to $1.30). Such warrants contain a “cashless exercise” feature and are exercisable at any time prior to the earlier of: (i) March 30, 2019 or (ii) three years following the date that our common stock becomes publicly traded. We are not registering the shares of common stock underlying the warrants issued to Spencer Trask for public resale. Due to the August 2012 Private Placement described below, the shares underlying Spencer Trask’s warrants were increased by 27,166 shares, and the exercise price is currently $1.42.

Our August 2012 Private Placement

On August 31, 2012, we consummated a private placement transaction (which we refer to as the August 2012 Private Placement) with 13 accredited investors, including existing stockholders of our company. Pursuant to this financing, we issued an aggregate of 500,014 shares of our common stock at a price equal to $1.00 per share (for gross proceeds of $500,014) and issued warrants to purchase an aggregate of 500,014 shares of our common stock with an exercise price of $1.00 per share.

In addition, the investors in the August 2012 Private Placement irrevocably committed to purchase an additional 1,000,022 shares of common stock in the aggregate at $1.00 per share and warrants to purchase an aggregate of 1,000,022 shares of our common stock with an exercise price of $1.00 per share, for gross proceeds of $1,000,022. Such purchases were originally agreed to take place in two tranches (each consisting of 500,011 shares and 500,011 warrants), the first on the 90th day following the date (which we refer to as the Funding Trigger Date) as of which both: (A) a registration statement covering the shares of our common stock issued and underlying warrants issued in our August 2012 Private Placement has been declared effective by the Securities and Exchange Commission and (B) we have received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system, and the second the 180th day following the Funding Trigger Date. To evidence this irrevocable commitment, each investor executed a promissory note in our favor to fund for their pro rata portion of the additional investments as of the foregoing dates. We expect, therefore, that the total gross proceeds from the August 2012 Private Placement will be $1,500,036, not including any potential warrant exercises. No placement agents were utilized in connection with the August 2012 Private Placement.

One-half of the warrants issued in the August 2012 Private Placement have an exercise period ending on the first anniversary means the date that our company has received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system (which we refer to as the Warrant Effective Date), and the exercise period for the remaining one-half of the warrants ends on the second anniversary of the Warrant Effective Date.

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On February 11, 2013, in order to ensure the compliance of the August 2012 Private Placement with the requirements of the federal securities laws, we entered into an Addendum with the investors in the August 2012 of the Private Placement. The Addendum modifies the timing for the second and third tranche of the August 2012 private placement and provides that such second tranche will be funded by the 5th business day following the effectiveness of the registration statement of which this prospectus forms a part and the third tranche on or before the 100th day following the date on which both: (i) any registration statement covering the sale or resale of any of our securities is declared effective and (ii) we have received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system. The amount and pricing of the securities to be purchased in such send and third tranches was not modified, and the investors remain irrevocably committed to funding their portions of such tranches.

Pursuant to the registration statement of which this prospectus is a part, we are registering the shares of common stock, and shares of common stock underlying the warrants, issued or to be issued in the first and second tranche of August 2012 Private Placement for public resale by the selling stockholders named herein and their assigns. Pursuant to the Addendum referred to above, the investors have been granted certain registration rights with respect to the securities to be issued in the third tranche of the August 2012 private placement.

Our October 2012 Private Placement

On October 17, 2012, we consummated a final closing of a separate private placement transaction (which we refer to as the October 2012 Private Placement) with 44 accredited investors, including existing stockholders of our company. Pursuant to this financing, we issued an aggregate of 1,795,009 shares of our common stock at a price equal to $1.50 per share (for gross proceeds of $2,692,513). We utilized the services of four FINRA member broker-dealers as finders for this private placement, including Spencer Trask, and we paid commissions to such finders equal to 10% of the funds they each raised in cash and warrants to purchase an aggregate of 179,502 shares of our common stock. Such finder warrants contain a “cashless exercise” feature and are exercisable at any time prior to October 16, 2015. We are not registering the shares of common stock underlying the finder warrants for public resale.

Pursuant to the registration statement of which this prospectus is a part, we are registering the shares of common stock issued in the October 2012 Private Placement for public resale by the selling stockholders named herein and their assigns.

Founders Shares

In connection with our formation in August 2011 and the contribution of intellectual property to our company in October 2011, our founders (including an affiliate of Dr. Oren Fuerst, Dr. David Weintraub and Shilo Ben Zeev, each of whom are executives and/or directors of our company) received an aggregate of 7,500,000 shares of common stock for nominal consideration.

Spencer Trask Ventures, Inc. and its Related Parties

In connection with the 2,000,000 share private placement which we undertook at our formation on August 11, 2011, Spencer Trask Investment Partners, LLC, an affiliate of Spencer Trask, purchased 700,000 shares of our common stock, and Adam K. Stern, a former affiliate of Spencer Trask and also now a director of our company, both individually and through two entities controlled by him, purchased 700,000 shares of our common stock.

Pursuant to the terms of a placement agent agreement, dated September 8, 2011, between us and Spencer Trask entered into in connection with our 2011-2012 Private Placement, Spencer Trask appointed Adam K. Stern as a member of our board of directors for a two-year term from October 27, 2011. His successor during such two year period, if any, will be chosen by Spencer Trask, subject to our reasonable approval.

We also entered into a Right of First Refusal Agreement with Spencer Trask on October 27, 2011 which provides that, for a period of two (2) years from March 30, 2012, Spencer Trask has the irrevocable preferential right of first refusal (i) to purchase for its own account or to act as agent for any proposed private offering of securities (equity or debt) by us and (ii) to purchase or sell such securities on terms no less favorable than we can obtain elsewhere. In addition, on October 27, 2011, we entered into a non-exclusive Finder’s Fee Agreement with Spencer Trask which provides that if we or any of our affiliates enter into any of certain transactions enumerated in the Finder’s Agreement (including financing transactions and business combinations or similar arrangements) with any party introduced to us by Spencer Trask, directly or indirectly at any time prior to the date which is four (4) years after March 30, 2012, then we shall pay or cause to be paid to Spencer Trask certain cash finder’s fees.

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In addition, on August 20, 2012, we entered into another non-exclusive finder’s agreement with Spencer Trask in connection with the October 2012 Private Placement under which we paid to Spencer Trask (i) a cash fee equal to 10% of the consideration actually paid to us by its investors in such private placement and (ii) a warrant to purchase shares of common stock equal to 10% of the number of shares of common stock purchased by its investors in such private placement. See “Certain Relationships and Related Party Transactions.”

Corporate Information

We were incorporated under the laws of the State of Delaware on August 11, 2011. We maintain an address at 40 E. Main Street, Suite 759, Newark, Delaware 19711 and our telephone number is (646) 259-3321. We have one wholly-owned subsidiary, LabStyle Innovation Ltd., that was incorporated in Israel on September 14, 2011, with its offices at Menachem Begin 7, Ramat Gan (29th Floor).

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The Offering

Common Stock Outstanding	14,604,355 shares (1)

Common Stock Offered by Selling Stockholders	9,430,162 shares (2)

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full, would be approximately $5,193,042. Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such warrants will be exercised.

Quotation of Common Stock:	Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the trading of our common stock on the OTC Bulletin Board and/or OTCQB Market upon the effectiveness of the registration statement of which this prospectus forms a part. The 9,430,162 shares of our common stock can be sold by selling security holders at a fixed price of $1.50 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB Market and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can we provide any assurance that our shares will actually be quoted on the OTC Bulletin Board and/or OTCQB Market or, if quoted, that a viable public market will materialize.

Risk Factors	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)      Excludes: (i) shares underlying warrants to purchase an aggregate of 2,840,774 of shares of our common stock (taking into account an anti-dilution adjustment) issued in our 2011-2012 Private Placement, (ii) shares underlying warrants to purchase an aggregate of 1,500,036 of shares of our common stock issued in our August 2012 Private Placement and (iii) shares underlying warrants an aggregate of 1,218,314 shares of our common stock held by Spencer Trask and certain FINRA member selling agents that participated in our 2011-2012 Private Placement and October 2012 Private Placement.

(2)      Includes: (i) shares underlying warrants to purchase an aggregate of 2,840,774 of shares of our common stock (taking into account an anti-dilution adjustment) issued in our 2011-2012 Private Placement, (ii) shares underlying warrants to purchase an aggregate of 1,000,025 shares of our common stock issued or to be issued in the first and second tranches of our August 2012 Private Placement, (iii) 1,000,025 shares of common stock issued or to be issued in the first and second tranches of our August 2012 Private Placement, and (iv) 333,332 shares of common stock issued or to be issued to a consultant.

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RISK FACTORS

Investing in our common stock is highly speculative and involves a significant degree of risk. You should carefully consider the following factors and other information in this prospectus before making a decision to invest in our common stock. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of the following events occur, our business, financial conditions and operating results may be materially and adversely affected. In that event, the trading price of our common stock may decline, and you could lose all or part of your investment.

Risks Related to our Company and our Business

We were formed in August 2011 and are thus subject to the risks associated with new businesses.

We were formed in August 2011. As such, we are a development stage, “start-up” company with no history of revenue-generating operations, and our only assets consist of cash raised in our previous private placements and the intellectual property contributed to us by our founders on October 27, 2011 and subsequently developed by us. We have only a short operating history by which you can assess our company and our prospects. We are, and expect for the foreseeable future to be, subject to all the risks and uncertainties inherent in a new business and the development and sale of new medical devices. As a result, we still must establish many functions necessary to operate a business, including finalizing our managerial and administrative structure, continuing product and technology development, assessing and commencing our marketing activities, implementing financial systems and controls and personnel recruitment.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in their pre-revenue generating stages, particularly those in the medical device field. Potential investors should carefully consider the risks and uncertainties that a new company with a no operating history will face. In particular, potential investors should consider that there is a significant risk that we will not be able to:

•	implement or execute our current business plan, or that our business plan is sound;

•	maintain our anticipated management and advisory team;

•	raise sufficient funds in the capital markets to effectuate our business plan;

•	determine that the processes and technologies that we have developed are commercially viable; and/or

•	attract, enter into or maintain contracts with, and retain customers.

If we cannot execute any one of the foregoing, our business may fail, in which case you would lose the entire amount of your investment in our company.

Given our lack of revenue and cash flow, we will need to raise additional capital, which may be unavailable to us or, even if consummated, may cause dilution or place significant restrictions on our ability to operate.

As of September 30, 2012, we had cash and cash equivalents of $820,017. According to our management’s estimates, based on these funds plus additional funds raised during October 2012, and further based on our budget and the assumption that initial commercial sales will commence during our anticipated timeframes, we believe that we will have sufficient resources to continue our activity at least until the end of 2013. However, if we are not able to commercially launch Dario or meeting our commercial sales targets, and if we are unable to obtain additional capital resources, we will not be able to continue activities beyond the end of 2013.

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Since we might be unable to generate sufficient, if any, revenue or cash flow to fund our operations for the foreseeable future, we will likely need to seek additional equity or debt financing to provide the capital required to maintain or expand our operations. We may also need additional funding for developing products and services, increasing our sales and marketing capabilities, promoting brand identity, and acquiring complementary companies, technologies and assets, as well as for working capital requirements and other operating and general corporate purposes. Moreover, the registration of the common stock issued in this offering for resale and regulatory compliance arising out of being a publicly registered company will dramatically increase our costs.

Other than the irrevocable commitment of investor in our August 2012 Private Placement to fund an additional $1,000,000 to our company following effectiveness of the registration statement of which this prospectus is a part, we do not currently have any arrangements or credit facilities in place as a source of funds, and there can be no assurance that we will be able to raise sufficient additional capital on acceptable terms, or at all. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

If we raise additional capital by issuing equity securities, the percentage ownership of our existing stockholders may be reduced, and accordingly these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock.

Debt financing, if obtained, may involve agreements that include liens on our assets, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, could increase our expenses and require that our assets be provided as a security for such debt. Debt financing would also be required to be repaid regardless of our operating results.

If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

Funding from any source may be unavailable to us on acceptable terms, or at all. If we do not have sufficient capital to fund our operations and expenses, we may not be able to achieve or maintain competitiveness, which could lead to the failure of our business and the loss of your investment.

We have not generated revenue and may not generate revenue in the manner in which we anticipate. Further, we expect to incur losses for the foreseeable future.

To date, we have not generated revenue since our initial product, Dario, has not received regulatory approvals and is thus not ready for commercial sale. Although we expect to launch Dario in 2013, no assurances can be given that we will be able to do so in accordance with such time frame or at all. Because of the various risks and uncertainties associated with developing, obtaining regulatory approvals and marketing Dario, we are unable to predict with any certainty the extent of any future revenues, cash flows, profits or losses or when we will generate positive cash flow or become profitable, if at all. We expect that we will continue to incur significant and increasing operating losses for the foreseeable future as we attempt to initiate and then expand our sales. These losses, among other things, will have an adverse effect on our stockholders’ equity and working capital. Failure to generate revenue or achieve profitability would materially adversely affect the value of our company and our ability to establish and grow our business.

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We can not accurately predict the volume or timing of any future sales, making the timing of any revenues difficult to predict.

We may be faced with lengthy customer evaluation and approval processes associated with our products. Consequently, we may incur substantial expenses and devote significant management effort and expense in developing customer adoption of our products, which may not result in revenue generation. We must also obtain regulatory approval of Dario and approval for insurance reimbursement in order to initiate sales of Dario, each of which is subject to risks and potential delays, and neither of which may actually occur. As such, we can not accurately predict the volume or timing of any future sales.

Our independent registered public accounting firm has expressed in its report to our audited financial statements a substantial doubt about our ability to continue as a going concern.

We are an early stage company, and the development and commercialization of our product is uncertain and expected to require substantial expenditures. We have not yet generated any revenues from our operations to fund our activities, and are therefore dependent upon external sources for financing our operations. There is a risk that we will be unable to obtain necessary financing to continue our operations on terms acceptable to us or at all. As a result, our independent registered public accounting firm has expressed in its auditors’ report on the financial statements included as part of this prospectus a substantial doubt regarding our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. If we cannot continue as a going concern, our stockholders may lose their entire investment in the common stock.

We expect to derive substantially all of our revenues from our principal technology, which leaves us subject to the risk of reliance on such technology.

We expect to derive substantially all of our revenues from sales of products derived from our principal technology. Our initial product utilizing this technology is Dario. As such, any factor adversely affecting sales of Dario, including the product release cycles, regulatory issues, market acceptance, product competition, performance and reliability, reputation, price competition and economic and market conditions, would likely harm our operating results. We may be unable to develop other products utilizing our technology, which would likely lead to the failure of our business.

Moreover, if patent protection is not available for our principal technology, the viability of Dario and any other products that may be derived from such technology would likely be adversely impacted to a significant degree, which would materially impair our prospects.

Certain of our executive officers and directors may become subject to conflicts of interests given their association with other biotechnology or medical device businesses.

Certain of our directors and officers, including Dr. Fuerst and Mr. Stern, are, or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of or advisors to other entities engaged in a variety of businesses, including in the biotechnology or medical device sector. Thus, there is a risk that these individuals may become subject to conflicts of interest relating to our business given their participation with such other businesses, including, among other things, conflicts relating to time, effort and corporate opportunities. We do not presently have a formal policy for resolving such conflicts of interest should they arise, and the inability to resolve such conflicts should they arise could have an adverse effect on our business.

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Our future performance will depend on the continued engagement of key members of our management team, some of whom are rendering service on a part-time basis.

Our future performance depends to a large extent on the continued services of members of our current management and other key personnel including, in particular, Dr. Oren Fuerst, our Chairman of the board of directors and Chief Executive Officer, Shilo Ben Zeev, our President and Chief Operating Officer and Mordechi (Motty) Hershkowitz, our Chief Financial Officer. In the event that we lose the continued services of such key personnel for any reason, this could have a material adverse affect on our business, operations and prospects.

Moreover, Dr. Fuerst is not contractually required to spend a minimum amount of his business time on our company’s affairs. There is therefore a risk that other obligations could distract Dr. Fuerst and any of our other part time employees from our business, which could have a negative impact on our ability to effectuate our business plans.

If we are not able to attract and retain highly skilled managerial, scientific and technical personnel, we may not be able to implement our business model successfully.

We believe that our management team must be able to act decisively to apply and adapt our business model in the rapidly changing markets in which we will compete. In addition, we will rely upon technical and scientific employees or third party contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, we may need to pay higher compensation or fees to our employees or consultants than we currently expect and such higher compensation payments would have a negative effect on our operating results. Competition for experienced, high-quality personnel is intense and we cannot assure that we will be able to recruit and retain such personnel. We may not be able to hire or retain the necessary personnel to implement our business strategy. Our failure to hire and retain such personnel could impair our ability to develop new products and manage our business effectively.

We will be subject to the risk of reliance on third parties to conduct our clinical trial work.

We depend on independent clinical investigators to conduct our clinical trials. Contract research organizations may also assist us in the collection and analysis of data. These investigators and contract research organizations will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time that they devote to products that we develop. If independent investigators fail to devote sufficient resources to or clinical trials, or if their performance is substandard, it will delay the approval or clearance and commercialization of any products that we develop. Further, the U.S. Food and Drug Administration (or FDA) and other regulatory bodies around the world require that we comply with standards, commonly referred to as good clinical practice, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. If our independent clinical investigators and contract research organizations fail to comply with good clinical practice, the results of our clinical trials could be called into question and the clinical development of our product candidates could be delayed. Failure of clinical investigators or contract research organizations to meet their obligations to us or comply with federal regulations could adversely affect the clinical development of our product candidates and harm our business.

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We will rely on third parties to manufacture and supply our product candidates.

We do not own or operate manufacturing facilities for clinical or commercial production of Dario. We lack the resources and the capability to manufacture Dario on a commercial scale. If our future manufacturing partners are unable to produce our products in the amounts that we require, we may not be able to establish a contract and obtain a sufficient alternative supply from another supplier on a timely basis and in the quantities we require. We expect to depend on third-party contract manufacturers for the foreseeable future.

Dario requires, and our future product candidates, if any, likely will require precise, high quality manufacturing. Any of our contract manufacturers will be subject to ongoing periodic unannounced inspection by the FDA and other non-U.S. regulatory authorities to ensure strict compliance with quality system regulations, including current good manufacturing practices and other applicable government regulations and corresponding standards. If our contract manufacturers fail to achieve and maintain high manufacturing standards in compliance with quality system regulations, we may experience manufacturing errors resulting in patient injury or death, product recalls or withdrawals, delays or interruptions of production or failures in product testing or delivery, delay or prevention of filing or approval of marketing applications for our products, cost overruns or other problems that could seriously harm our business.

Any performance failure on the part of our contract manufacturers could delay clinical development or regulatory clearance or approval of our product candidates or commercialization of our future product candidates, depriving us of potential product revenue and resulting in additional losses. In addition, our dependence on a third-party for manufacturing may adversely affect our future profit margins. Our ability to replace an existing manufacturer may be difficult because the number of potential manufacturers is limited and the FDA must approve any replacement manufacturer before it can begin manufacturing our product candidates. Such approval would require additional non-clinical testing and compliance inspections. It may be difficult or impossible for us to identify and engage a replacement manufacturer on acceptable terms in a timely manner, or at all.

Supply problems could harm our business.

Our initial product, Dario, will primarily be marketed via the Internet, directly to consumers. Our ability to generate sales of Dario will depend on our ability to:

•	procure components such as strips and adaptors on a timely basis from a limited number of suppliers and manufactures;

•	assemble and ship products to consumers on a timely basis with appropriate quality control;

•	develop online distribution and shipment processes; and

•	manage inventory and develop processes to deliver customer support.

Our inability to achieve any of the foregoing could significantly impair our ability to operate our business.

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We anticipate that in the future we will generally commit to purchase component parts from suppliers based on sales forecasts of our products. If we cannot change or be released from these non-cancelable purchase commitments, and if orders for our products do not materialize, we could incur significant costs related to the purchase of excess components which could become obsolete before we can use them. Additionally, a delay in production of the components or inaccuracy in our sales forecast could materially adversely impact our operating results if we are unable to timely ship ordered products or provide replacement parts under warranty or maintenance contracts.

If Dario fails to satisfy current or future customer requirements, we may be required to make significant expenditures to redesign the product, and we may have insufficient resources to do so.

Dario is being designed to address an evolving marketplace and must comply with current and evolving customer requirements in order to gain market acceptance. There is a risk that Dario will not meet anticipated customer requirements or desires. If we are required to redesign our products to address customer demands or otherwise modify our business model, we may incur significant unanticipated expenses and losses, and we may be left with insufficient resources to engage in such activities. If we are unable to redesign our products, develop new products or modify our business model to meet customer desires or any other customer requirements that may emerge, our operating results would be materially adversely affected and our business might fail.

Failure in our online marketing efforts could significantly impact our ability to generate sales.

In many of our principal target markets, we plan to primarily utilize online marketing in order to create awareness to Dario. Our management believes using online advertisement through affiliate networks and a variety of other pay-for-performance methods will be superior for marketing and generating sales of Dario versus utilizing traditional, expensive retail channels. However, there is a risk that our marketing strategy could fail. Because we don’t plan to use a traditional retail sales force or to substantially rely on diabetic’s healthcare providers to educate our customers about Dario, we cannot predict the level of success, if any, that we may achieve by marketing Dario via Internet. The failure of our online marketing efforts would significantly and negatively impact our ability to generate sales.

We expect that our Dario smartphone application, which is key to our business model, will be available via Apple’s iOS and subsequently Google’s Android platforms. If we are unable to achieve or maintain a good relationship with each of Apple and Google or if the Apple App Store or the Google Play Store were unavailable for any prolonged period of time, our business will suffer.

A key component of the Dario offering will be an iPhone or Android application which will incorporate tools to help diabetic patients manage their disease. We expect that this application will be available via Apple’s iOS and subsequently Google’s Android platforms. If we are unable to make our Dario application available through these platforms, or if there is any deterioration in our relationship with either Apple or Google after our application is available, our business would be materially harmed.

We will be subject to each of Apple’s and Google’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of games and other applications on their respective storefronts. Each of Apple and Google has broad discretion to change its standard terms and conditions, including changes which could require us to pay to have our Dario application available for downloading. In addition, these standard terms and conditions can be vague and subject to changing interpretations by Apple or Google. We may not receive any advance warning of such changes. In addition, each of Apple and Google have the right to prohibit a developer from distributing its applications on its storefront if the developer violates its standard terms and conditions. In the event that either Apple or Google ever determines that we are in violation of its standard terms and conditions, including by a new interpretation, and prohibits us from distributing our Dario application on its storefront, it would materially harm our business.

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Additionally, we will rely on the continued function of the Apple App Store and the Google Play Store as digital storefronts where our Dario application may be obtained. There have been occasions in the past when these digital storefronts were unavailable for short periods of time or where there have been issues with the in-app purchasing functionality within the storefront. In the event that either the Apple App Store or the Google Play Store is unavailable or if in-app purchasing functionality within the storefront is non-operational for a prolonged period of time, it would have a material adverse effect on the ability of our customers to secure the Dario application, which would materially harm our business.

As we plan to conduct business internationally, we will be susceptible to risks associated with international relationships.

We intend to operate our business internationally in addition to in the United States, initially in Europe and subsequently in markets including, but not limited to, Brazil and India. The international operation of our business will require significant management attention, which could negatively affect our business if it diverts their attention from their other responsibilities. In the event that we are unable to manage the complications associated with international operations, our business prospects could be materially and adversely affected. In addition, doing business with foreign customers subjects us to additional risks that we do not generally face in the United States. These risks and uncertainties include:

•	management, communication and integration problems resulting from cultural differences and geographic dispersion;

•	localization of products and services, including translation of foreign languages;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties supporting international operations;

•	changes in economic and political conditions;

•	impact of trade protection measures;

•	complying with import or export licensing requirements;

•	exchange rate fluctuations;

•	competition from companies with international operations, including large international competitors and entrenched local companies;

•	potentially adverse tax consequences, including foreign tax systems and restrictions on the repatriation of earnings;

•	maintaining and servicing computer hardware in distant locations;

•	keeping current and complying with a wide variety of foreign laws and legal standards, including local labor laws;

•	securing or maintaining protection for our intellectual property; and

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•	reduced or varied protection for intellectual property rights, including the ability to transfer such rights to third parties, in some countries.

The occurrence of any or all of these risks could adversely affect our international business and, consequently, our results of operations and financial condition.

We expect to be exposed to fluctuations in currency exchange rates, which could adversely affect our results.

Because we expect to conduct a material portion of our business outside of the United States but report our financial results in U.S. Dollars, we face exposure to adverse movements in currency exchange rates. Our foreign operations will be exposed to foreign exchange rate fluctuations as the financial results are translated from the local currency into U.S. Dollars upon consolidation. If the U.S. Dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased revenue, operating expenses and net income. Similarly, if the U.S. Dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased revenue, operating expenses and net income. As exchange rates vary, sales and other operating results, when translated, may differ materially from our or the capital market’s expectations.

Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.

We intend to seek approval to market Dario and our future product candidates, if any, in both the U.S. and in non-U.S. jurisdictions. If we obtain approval in one or more non-U.S. jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our products. In some countries, particularly countries of the European Union, each of which has developed its own rules and regulations, pricing may be subject to governmental control under certain circumstances. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a medical device candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available products. If reimbursement of our product candidates is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Our device, software and associated business processes may contain undetected errors, which could limit our ability to provide our services and diminish the attractiveness of our service offerings.

Our device, software or our business processes may contain undetected errors, defects or bugs. As a result, our customers or end users may discover errors or defects in our devices, software or the systems we design, or the products or systems incorporating our designs and intellectual property may not operate as expected. We may discover significant errors or defects in the future that we may not be able to fix. Our inability to fix any of those errors could limit our ability to provide our products, impair the reputation of our brand and diminish the attractiveness of our product offerings to our customers.

In addition, we may utilize third party technology or components in our products and we rely on those third parties to provide support services to us. Failure of those third parties to provide necessary support services could materially adversely impact our business.

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As our operating subsidiary is in Israel, we will be faced with the risks associated with doing business in that country.

Our operating subsidiary, along with its management team and our research and development facilities, is located in Israel. Although substantially all of our sales will be made to consumers outside Israel and the manufacturing of Dario will be based primarily on parts made in other countries, we are and will nonetheless be directly influenced by the political, economic and military conditions affecting Israel. For example, major hostilities involving Israel (such as the November 2012 hostilities between Israel and Hamas in the Gaza Strip) or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our existing business relationships and on our operating results and financial condition. Furthermore, several countries restrict business with Israeli companies, which may impair our ability to create new business relationships or to be, or become, profitable.

Risks Related to Our Intellectual Property

The failure to obtain or maintain patents, licensing agreements and other intellectual property could materially impact our ability to compete effectively.

In order for our business to be viable and to compete effectively, we need to develop and maintain, and we will heavily rely on, a proprietary position with respect to our technologies and intellectual property. We filed a Patent Cooperation Treaty (or PCT) application for a “smartphone based glucose and other body fluids content monitor” in May 2011 (PCT/IL2012/000369) which incorporates two U.S. provisional applications submitted in the preceding year. The PCT covers the specific processes related to blood glucose level measurement as well as more general methods of rapid tests of body fluids and has subsequently been converted into several national phase patent applications. We also plan to obtain numerous Web domains. With respect to PCT/IL2011/000369 for two U.S. provisional patent applications, we claimed the patent priority dates of September 5, 2010 for patent application no. 61/332,778 and November 1, 2011 for patent application no. 61/431,449).

However, our patents have not been granted by a patent office. In addition, there are significant risks associated with our actual or proposed intellectual property. The risks and uncertainties that we face with respect to our pending patent and other proprietary rights principally include the following:

•	pending patent applications we have filed or will file may not result in issued patents or may take longer than we expect to result in issued patents;

•	we may be subject to interference proceedings;

•	we may be subject to opposition proceedings in foreign countries;

•	any patents that are issued to us may not provide meaningful protection;

•	we may not be able to develop additional proprietary technologies that are patentable;

•	other companies may challenge patents licensed or issued to us;

•	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies;

•	other companies may design around technologies we have licensed or developed; and

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•	enforcement of patents is complex, uncertain and very expensive.

We cannot be certain that patents will be issued as a result of any of our pending or future applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make our inventions or to file patent applications covering those inventions.

It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we have licensed, our rights depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

In addition to patents and patent applications, we depend upon trade secrets and proprietary know-how to protect our proprietary technology. We require our employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of our confidential information to any other parties. We will also require our employees and consultants to disclose and assign to us their ideas, developments, discoveries and inventions. These agreements may not, however, provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure in violation of these agreements.

Costly litigation may be necessary to protect our intellectual property rights and we may be subject to claims alleging the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and intellectual property rights of others. In the event that another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial uncertainties and costs for us, even if the eventual outcome was favorable to us. We, or our licensors, also could be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology, substantially modify it or to license rights from prevailing third parties.

The cost to us of any patent litigation or other proceeding relating to our licensed patents or patent applications, even if resolved in our favor, could be substantial, especially given our early stage of development. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays. A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such lawsuits are expensive and would consume significant time and other resources. There is a risk that a court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

Moreover, there is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our services, technologies or other matters.

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International patent protection is particularly uncertain, and if we are involved in opposition proceedings in foreign countries we may have to expend substantial sums and management resources.

Patent and other intellectual property law outside the United States is even more uncertain than in the United States and is continually undergoing review and revisions in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. For example, certain countries do not grant patent claims that are directed to business methods and processes. In addition, we may have to participate in opposition proceedings to determine the validity of our foreign patents or our competitors’ foreign patents, which could result in substantial costs and diversion of our efforts.

Risks Related to Our Industry

We face intense competition in the self monitoring blood glucose markets and we may not be able to compete in our industry.

With our first product, Dario, we expect compete directly and primarily with large pharmaceutical and medical device companies: Abbott Laboratories, Bayer Healthcare Division, Johnson & Johnson LifeScan, Roche Diagnostics and Sanofi. The first four of these companies have more than 90% combined market shares of the SMBG business and strong research and development capacity for next generation products. Their dominant market position since the late 1990s and significant control over the market could significantly limit our ability to introduce Dario or effectively market and generate sales of the product. We will also compete with numerous second-tier and third-tier competitors.

We are a “start-up” company with no meaningful history of operations, and most of our competitors have long histories and strong reputations within the industry. They have significantly greater financial and human resources than we do. They also have more experience and capabilities in researching and developing testing products, obtaining regulatory approvals, manufacturing and marketing those products than we do. There is a significant risk that we may be unable to overcome the advantages held by our competition, and our inability to do so could lead to the failure of our business and the loss of your investment.

Competition in the SMBG markets is extremely intense, which can lead to, among other things, price reductions, longer selling cycles, lower product margins, loss of market share and additional working capital requirements. To succeed, we must, among other critical matters, gain consumer acceptance for Dario and potential future products incorporating our principal technology and offer better strategic concepts, technical solutions, prices and response time, or a combination of these factors, than those of other competitors. If our competitors offer significant discounts on certain products, we may need to lower our prices or offer other favorable terms in order to compete successfully. Moreover, any broad-based changes to our prices and pricing policies could make it difficult to generate revenues or cause our revenues, if established, to decline. Some of our competitors may bundle certain software products at low prices for promotional purposes or as a long-term pricing strategy. These practices could significantly reduce demand for Dario or potential future products or constrain prices we can charge. Moreover, if our competitors develop and commercialize products that are more effective or desirable than Dario or the other products that we may develop, we may not convince our customers to use our products. Any such changes would likely reduce our commercial opportunity and revenue potential and could materially adversely impact our operating results.

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It may be difficult for us to establish market acceptance of Dario, which would significantly impair our viability.

We are faced with the risk that the marketplace will not be receptive to Dario over competing products and that we will be unable to compete effectively. Failure of our products to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations. Factors that could affect our ability to establish Dario or any potential future products include:

•	the development of products or platforms and design and methodology services, which could result in a shift of customer preferences away from our products and services and significantly decrease revenue;

•	the increase use of improved diabetes drugs that could encourage certain diabetics to test less often, resulting in less usage of self-monitoring test device for certain types of diabetics;

•	the challenges of developing (or acquiring externally-developed) technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges;

•	the significant number of current competitors in SMBG market who have significantly greater name recognition and more recognizable trademarks and who have established relationships with diabetics healthcare providers and payors; and

•	intense competition to attract acquisition targets, which may make it more difficult for us to acquire companies or technologies at an acceptable price or at all.

If we are unable to establish market acceptance of Dario, our business would likely fail and you would lose your investment in our company.

If we fail to respond quickly to technological developments our products may become uncompetitive and obsolete.

The SMBG market and other markets in which we plan to compete experience rapid technology developments, changes in industry standards, changes in customer requirements and frequent new product introductions and improvements. If we are unable to respond quickly to these developments, we may lose competitive position, and our products or technologies may become uncompetitive or obsolete, causing revenues and operating results to suffer. To compete, we must develop or acquire new products and improve our existing products and processes on a schedule that keeps pace with technological developments and the requirements for products addressing a broad spectrum and designers and designer expertise in our industries. We must also be able to support a range of changing customer preferences. For instance, as non-invasive technologies become more readily available in the market, we may be required to adopt our platform to accommodate the use of non-invasive or continuous blood glucose sensors. We cannot guarantee that we will be successful in any manner in these efforts.

The regulatory approval process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals for the commercialization of Dario or our future product candidates, if any.

The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of medical devices are subject to extensive regulation by the FDA and non-U.S. regulatory authorities, which regulations differ from country to country. See “Business – Government Regulation.”

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We are not permitted to market our product candidates in the United States until we receive a clearance letter under the 510(k) premarket notification process, or approval of a Section 515 premarket approval (or PMA) from the FDA, depending on the nature of the device. We have not submitted an application or premarket notification for or received marketing clearance or approval for any of our product candidates. Obtaining approval of any premarket approval can be a lengthy, expensive and uncertain process. While the FDA normally reviews and clears a premarket notification in three months, there is no guarantee that our products will qualify for this more expeditious regulatory process, which is reserved for Class I and II devices, nor is there any assurance that, even if a device is reviewed under the 510(k) premarket notification process, the FDA will review it expeditiously or determine that the device is substantially equivalent to a lawfully marketed non-premarket approval device. If the FDA fails to make this finding, then we cannot market the device. In lieu of acting on a premarket notification, the FDA may seek additional information or additional data which would further delay our ability to market the product. In addition, failure to comply with FDA, non-U.S. regulatory authorities or other applicable U.S. and non-U.S. regulatory requirements may, either before or after product clearance or approval, if any, subject us to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers or manufacturing process;

•	adverse inspectional observations (Form 483), warning letters or non-warning letters incorporating inspectional observations;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory clearances or approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to clear or approve pending applications or premarket notifications.

The FDA can delay, limit or deny clearance or approval of a medical device candidate for many reasons, including:

•	a medical device candidate may not be deemed safe or effective, in the case of a premarket approval application;

•	a medical device candidate may not be deemed to be substantially equivalent to a lawfully marketed non-premarket approval device in the case of a 510(k) premarket notification;

•	FDA officials may not find the data from pre-clinical studies and our Dario clinical trial (or any future trials) sufficient;

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•	the FDA might not approve our third-party manufacturer’s processes or facilities; or

•	the FDA may change its clearance or approval policies or adopt new regulations.

We may be unable to complete required clinical trials, or we may experience significant delays in completing such clinical trials, which could significantly delay our targeted product launch timeframe and impair our viability and business plan.

The completion of any future clinical trials for Dario or other trials that we may be required to undertake in the future could be delayed, suspended or terminated for several reasons, including:

•	our failure or inability to conduct the clinical trial in accordance with regulatory requirements;

•	sites participating in the trial may drop out of the trial, which may require us to engage new sites for an expansion of the number of sites that are permitted to be involved in the trial;

•	patients may not enroll in, remain in or complete, the clinical trial at the rates we expect; and

•	clinical investigators may not perform our clinical trial on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices.

If our clinical trial is delayed it will take us longer to ultimately commercialize Dario and generate revenues. Moreover, our development costs will increase if we have material delays in our clinical trial or if we need to perform more or larger clinical trials than planned. We may be faced with similar risks in connection with future trials we conduct.

Our failure to meet or maintain necessary or potential regulatory requirements, in relevant target markets, could hurt our ability to distribute and market our products.

Dario or our potential future products may fall under the regulatory purview of various centers at the FDA as described above and similar health authorities in foreign regions or countries where we intend to do business, such as in the European Union. The FDA’s 510(k) clearance process may take from three to twelve months, or longer, and may or may not require human clinical data. The premarket approval process may take from eleven months to three years, or even longer, and will likely require significant supporting human clinical data.

In addition, on July 21, 2011, the FDA issued a draft guideline for comment related to mobile medical applications (which we refer to herein as the Guideline). Under the Guideline, the FDA plans to apply its regulatory oversights to certain types of mobile medical devices. We anticipate that Dario will be subject to the FDA’s regulatory oversights and enforcement actions. Delays in obtaining the regulatory clearance or approval from the FDA or its equivalents in foreign market could adversely affect our revenues and profitability. We cannot predict whether or when we will be permitted to commercialize Dario.

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We may also become subject to numerous post-marketing regulatory requirements, which include labeling regulations and medical device reporting regulations, which may require us to report to different regulatory agencies if our devices cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury. In addition, these regulatory requirements may change in the future in a way that adversely affects us. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by regulatory agencies, which may include, among others, any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notification, or orders for repair, replacement or refunds;

•	voluntary or mandatory recall or seizure of our current or future products;

•	imposing operating restrictions, suspension or shutdown of production;

•	refusing our requests for 510(k) clearance or pre-market approval of new products, new intended uses or modifications to Dario or future products;

•	rescinding 510(k) clearance or suspending or withdrawing pre-market approvals that have already been granted; and

•	criminal prosecution.

The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

If we or our manufacturers fail to comply with the FDA’s Quality System Regulation or any applicable state equivalent, our operations could be interrupted and our operating results could suffer.

Under the Guideline, the FDA strongly recommends that manufacturers of mobile medical applications follow the FDA’s Quality System Regulation. We, our manufacturers and suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if we market our products overseas. If our affiliates, our manufacturers or suppliers are found to be in significant non-compliance or fail to take satisfactory corrective action in response to adverse QSR inspectional findings, the FDA could take enforcement actions against us and our manufacturers which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. Accordingly, our operating results could suffer.

Healthcare policy changes, including ongoing efforts to reform the U.S. healthcare system, may have a material adverse effect on us.

Dario utilizes a standard electrochemical glucose testing method and is expected to benefit from existing regulatory approvals worldwide for traditional, non-disposable monitors, test-strips and lancets, in order to have a more rapid pathway to market. However, the SMBG markets have experienced downward pressure on product pricing because the Federal and state governments have made various cost containment efforts on health care expenditures. Furthermore, the industry faces uncertainty brought by the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 and of any potential healthcare reform that could impact tax and reimbursement rates. The implementation of these laws or the adoption of healthcare reform proposals in the future could thus impose limitations on the prices we will be able to charge for our products, or the amounts of reimbursement available for our products from governmental agencies or third-party payors. These limitations could have a material adverse effect on our financial position and results of operations.

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We anticipate that legislation could change access to health care products, increase rebates, reduce prices or the rate of price increases, or cap reimbursement rates for medical devices. We also anticipate that legislation could impose sales or excise tax on the medical device manufacturing sector. Any change on medical device taxation and downward trending reimbursement rates would directly impact all aspects of our industry, including our operations and the demand for our products. To the extent such cost containment efforts are not offset by the growth of diabetics population, greater patient access to healthcare and other factors, our future revenues and operating income would be reduced.

We may be subject to federal, state and foreign healthcare fraud and abuse laws and regulations.

Many federal, state and foreign healthcare laws and regulations apply to the SMBG business and medical devices. We may be subject to certain federal and state regulations, including the federal healthcare programs’ Anti-Kickback Law, the federal Health Insurance Portability and Accountability Act of 1996, and other federal and state false claims laws. The medical device industry has been under heightened scrutiny as the subject of government investigations and enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If our operations or arrangements are found to be in violation of such governmental regulations, we may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment of our operations. All of these penalties could adversely affect our ability to operate our business and our financial results.

Product liability suits, whether or not meritorious, could be brought against us due to an alleged defective product or for the misuse of Dario or our potential future products. These suits could result in expensive and time-consuming litigation, payment of substantial damages, and an increase in our insurance rates.

If Dario or any of our future products are defectively designed or manufactured, contain defective components or are misused, or if someone claims any of the foregoing, whether or not meritorious, we may become subject to substantial and costly litigation. Misusing our devices or failing to adhere to the operating guidelines or the device producing inaccurate meter readings could cause significant harm to patients, including death. In addition, if our operating guidelines are found to be inadequate, we may be subject to liability. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us. We presently have no insurance against such claims, and even if we are able to obtain such insurance (of which no assurances can be given), we may not have sufficient insurance coverage for all future claims. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and could reduce revenue. Product liability claims in excess of our insurance coverage would be paid out of cash reserves harming our financial condition and adversely affecting our results of operations.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

Part of our business plan includes the storage and potential monetization of medical data of users of Dario. There are a number of federal and state laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996 (which we refer to herein as HIPAA). These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. We may face difficulties in holding such information in compliance with applicable law. If we are found to be in violation of the privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

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Risks Related to the Ownership of Our Common Stock

Our majority stockholders will control our company for the foreseeable future, including the outcome of matters requiring shareholder approval.

Our founders, officers and directors collectively have an approximately 65.05% beneficial ownership of our company. As a result, such individuals will have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring shareholder approval, such as: (i) a merger or a sale of our Company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company. See “Principal Stockholders.”

An investment in our company should be considered illiquid.

An investment in our company requires a long-term commitment, with no certainty of return. Because we do not plan to become an SEC reporting company by the traditional means of conducting an initial public offering of our common stock, we may be unable to establish a liquid market for our common stock. Moreover, we do not expect security analysts of brokerage firms to provide coverage of our company in the near future. In addition, investment banks may be less likely to agree to underwrite primary or secondary offerings on behalf of our company or its stockholders in the future than they would if we were to become a public reporting company by means of an initial public offering of common stock. If all or any of the foregoing risks occur, it would have a material adverse effect on our company.

No public market for our common stock currently exists, and an active trading market may not develop or be sustained following this offering.

As we are in our early stages, an investment in our company will likely require a long-term commitment, with no certainty of return. There is no public market for our common stock, and even if we become a publicly-listed company, of which no assurances can be given, we cannot predict whether an active market for our common stock will ever develop in the future.  In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for shares of our common stock may be limited; and

•	A lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

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Assuming we can find market makers to establish quotations for our common stock, we expect that our common stock will be quoted on the OTC Bulletin Board (known as the OTCBB) or OTCQB market operated by OTC Markets Group, Inc.  These markets are relatively unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or the NYSE MKT (formerly known as the NYSE AMEX).  No assurances can be given that our common stock, even if quoted on such markets, will ever trade on such markets, much less a senior market like NASDAQ or NYSE MKT. In this event, there would be a highly illiquid market for our common stock and you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from the OTCBB/OTCQB, in which case it might be listed on the so called “Pink Sheets”, which is even more illiquid than the OTC Bulletin Board.

The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

We may not qualify for OTC Bulletin Board inclusion, and therefore you may be unable to sell your shares.

We believe that, at sometime following the effectiveness of this registration statement of which this prospectus forms a part, our common stock will become eligible for quotation on the OTC Bulletin Board and/or OTCQB Market, which we refer to herein as the OTCBB/OTCQB. No assurances can be given, however, that this eligibility will be granted. OTCBB/OTCQB eligible securities include securities not listed on a registered national securities exchange in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, as amended (which we refer to herein as the Securities Act), and require that we be current in its periodic securities reporting obligations.

Among other matters, in order for our common stock to become OTCBB/OTCQB eligible, a broker/dealer member of FINRA, must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this prospectus, a Form 211 has not been filed with FINRA by any broker/dealer. If for any reason our common stock does not become eligible for quotation on the OTCBB/OTCQB or a public trading market does not develop, purchasers of shares of our common stock may have difficulty selling their shares should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTCBB/OTCQB, any quotation of in our common stock would be conducted in the “pink” sheets market. As a result, a purchaser of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the price of their shares. The above-described rules may materially adversely affect the liquidity of our securities. See “Plan of Distribution.”

Even if our common stock becomes publicly-traded and an active trading market develops, the market price our common stock may be significantly volatile.

Even if our securities become publicly-traded and even if an active market for our common stock develops, of which no assurances can be given, the market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	changes in financial or operational estimates or projections;

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•	conditions in markets generally;

•	changes in the economic performance or market valuations of companies similar to ours; and

•	general economic or political conditions in the United States or elsewhere.

In particular, the market prices of technology companies like ours have been highly volatile due to factors, including, but not limited to:

•	any delay or failure to conduct a clinical trial for our product or receive approval from the FDA and other regulatory agents;

•	developments or disputes concerning our product’s intellectual property rights;

•	our or our competitors’ technological innovations;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and

•	failure to complete significant transactions or collaborate with vendors in manufacturing our product.

The securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which we expect will be quoted for trading on OTCBB/OTCQB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it has a price less than $5 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

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FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this prospectus. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Because certain of our executive officers and directors reside outside of the United States, it may be difficult for you to enforce your rights based on the United States federal securities laws or otherwise against such officers and directors in the United States or to enforce judgments of United States courts against them in Israel.

Certain of our executive officers and directors reside outside of the United States in Israel. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States federal securities laws or otherwise against such persons in the courts of either the United States or Israel, and even if civil judgments are obtained in courts of the United States, to enforce such judgments in Israeli courts.

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Our compliance with complicated U.S. regulations concerning corporate governance and public disclosure will result in additional expenses. Moreover, our ability to comply with all applicable laws, rules and regulations is uncertain given our management’s relative inexperience with operating U.S. public companies.

Assuming we become a regularly reporting company, we will be faced with expensive and complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and the Dodd-Frank Act. New or changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards of a U.S. public company are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, our executive officers have little experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to company with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and stock price.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies.

For as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to herein as the JOBS Act), we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of an extension of time to comply with new or revised financial accounting standards.

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved;.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” Because of these lessened regulatory requirements, our stockholders would be left without information or rights available to stockholders of more mature companies.

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Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company” our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. Consequently, our financial statements may not be comparable to companies that comply with public company effective dates. Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

Proper systems of internal controls over financial accounting and disclosure are critical to the operation of a public company. As we are a start-up company, we are at the very early stages of establishing, and we may be unable to effectively establish such systems, especially in light of the fact that we expect to operate as a publicly reporting company. This would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives.

Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.

We may be unable to complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We may be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of the registration statement of which this prospectus is a part. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

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If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We will also be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the recently enacted JOBS Act, if we take advantage (as we expect to do) of the exemptions contained in the JOBS Act. We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 30.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of our company, which could have a negative impact on our stock price.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our Company and may affect the trading price of our common stock.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•	provide that special meetings of stockholders may only be called by our Chairman and/or President, our board of directors or a super-majority (66 2/3%) of our stockholders;

•	place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

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•	do not provide stockholders with the ability to cumulate their votes; and

•	provide that only a super-majority of our stockholders (66 2/3%) may amend our bylaws.

We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Upon dissolution of our company, you may not recoup all or any portion of your investment.

In the event of a liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the proceeds and/or assets of our company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities will be distributed to the stockholders of common stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of common stock, or any amounts, upon such a liquidation, dissolution or winding-up of our Company. In this event, you could lose some or all of your investment.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our lack of operating history;

•	our current and future capital requirements and our ability to satisfy our capital needs;

•	our ability to manufacture, market and sell Dario;

•	our ability to complete required clinical trials of our product and obtain approval from the FDA or other regulatory agents in different jurisdictions;

•	our ability to maintain or protect the validity of our patents and other intellectual property;

•	our ability to retain key executive members;

•	our ability to internally develop new inventions and intellectual property;

•	interpretations of current laws and the passages of future laws; and

•	acceptance of our business model by investors.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full (and assuming no “cashless” exercise features are utilized and assuming that the second tranche of our August 2012 Private Placement is completed), would be approximately $5,000,000. Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such warrants will be exercised.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock. We anticipate that we will retain funds and future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future following this offering. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. In addition, the terms of any future debt or credit financings may preclude us from paying dividends.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Prospective investors should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We were formed in August 2011 as a Delaware corporation to exploit a new proprietary technology that is seeking to bring laboratory testing capabilities to consumers in a distinctive, easy to use and affordable way through the use of smartphones.

The first market we expect to address utilizing the technology is the diabetic self-monitoring of blood glucose, or SMBG, market. Our first product, DarioTM, is a fully integrated, disposable strip/adaptor/lancing device that with a smartphone such as an iPhone, which we believe has the potential to replace the need for separate self-powered glucose meters, lancing devices and test strips vials, which are the current standard kits used by diabetes patients. Because of the product’s integration with the smartphone, Dario will allow test results to be sent and integrated with web-based medical repositories through our Dario smartphone application.

Critical Accounting Policies

Our financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (or GAAP). Our fiscal year ends December 31.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations discuss our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses for the reporting periods. On an ongoing basis, we evaluate such estimates and judgments. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While all the accounting policies impact the financial statements, certain policies may be viewed to be critical. Our management believes that the accounting policies which involve more significant judgments and estimates used in the preparation of our consolidated financial statement include warrants liability and stock-based compensation.

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Warrant liability. The fair value of the liability for warrants issued in connection with our financings to date was calculated using the Binomial model. We accounted for these warrants according to the provisions of ASC 815, “Derivatives and Hedging - Contracts in Entity’s Own Equity” and, based on the anti-dilution protections contained in the warrants, we classified them as liabilities, measured at fair value each reporting period until they will be exercised or expired, with changes in the fair values being recognized in our statement of operations as financial income or expense.

Stock-Based Compensation. We account for stock-based compensation in accordance with ASC 718 “Compensation- stock compensation”. ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model.

The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in our consolidated income statements.

We recognize compensation expenses for the value of awards granted based on the straight line method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered option. Ultimately, the actual expenses recognized over the vesting period will only be for those shares that vest.

We selected the Black-Scholes option pricing model as the most appropriate fair value method for stock-option awards and value restricted stock based on the market value of the underlying shares at the date of grant. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. The computation of expected volatility is based upon historical volatilities of similar entities in the related sector index. The risk-free interest rate assumption is the implied yield currently available on United States treasury zero-coupon issues with a remaining term equal to the expected life term of our options. We determined the expected life of the options according to the simplified method, average of vesting and the contractual term of the options.

Our net loss includes stock-based compensation costs in the amount of $0 and $481,048 during inception and period ended December 31, 2011 and the nine months ended September 30, 2012, respectively. As of September 30, 2012, the total amount of unrecognized stock-based compensation expense was $624,005, which will be recognized over a weighted average period of 1.71 years.

We apply ASC 718 and ASC 505-50 “Equity-Based Payments to Non-Employees”, with respect to options and warrants issued to non-employees. ASC 718 requires the use of option valuation models to measure the fair value of the options and warrants at the measurement date.

In connection with options granted to non-employees for services during inception and period ended December 31, 2011 and the nine months ended September 30, 2012, respectively, and our determination of the fair value of our common shares, we have recorded stock-based compensation expense of approximately $0 and $108,225, respectively, which represents the fair value of non-employee options grant. At the end of each financial reporting period prior to vesting, the value of these options, as calculated using the Black-Scholes option pricing model, was re-measured using the then current fair value of our common shares.

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Extended Transition Period for “Emerging Growth Companies.” We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the Jumpstart Our Business Act of 2012 (known as the JOBS Act). This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. Consequently, our financial statements may not be comparable to companies that comply with public company effective dates. Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

Results of Operations

Period ended December 31, 2011 and Nine Months Ended September 30, 2012

Revenues

For the period from our inception on August 11, 2011 to September 30, 2012, we did not generate any revenues from operations.

Cost of Revenues

For the period from our inception on August 11, 2011 to September 30, 2012, we did not generate any cost of revenues from operations.

Research and Development Expenses

Our research and development expenses during inception and period ended December 31, 2011 and the nine months ended September 30, 2012 were $77,895 and $1,012,087, respectively, which include mainly payroll and payroll related expenses, travels and product development. There were no comparable expenses during the prior year and quarter ended December 31, 2010 and September 30, 2011, respectively.

Marketing and pre-production costs

Our marketing and pre-production costs incurred during inception and period ended December 31, 2011 and the nine months ended September 30, 2012 were $0 and $128,171, respectively, which include mainly payment to our Production Manager and related travels and payment for several marketing matters, include, among others, our website and branding activities. There were no comparable expenses during the prior year and quarter ended December 31, 2010 and September 30, 2011, respectively.

General and Administrative Expenses

Our general and administrative expenses during inception and period ended December 31, 2011 and the nine months ended September 30, 2012 were $156,818 and $1,244,053 respectively, which include mainly payroll and payroll related expenses and professional, legal and accounting fees. There were no comparable expenses during the prior year and quarter ended December 31, 2010 and September 30, 2011, respectively.

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Finance Expenses, net

Our finance expenses during inception and period ended December 31, 2011 and the nine months ended September 30, 2012 were $150,636 and $2,109,957 respectively, which include mainly Revaluation of warrants to investors and service provider and Issuance cost related to warrants to investors and service provider. There were no comparable expenses during the prior year and quarter ended December 31, 2010 and September 30, 2011, respectively.

Net loss

Net loss from inception and period ended December 31, 2011 was $385,349, and our net loss for the nine months ended September 30, 2012 was $4,494,268, resulting in an aggregate net loss since inception of $4,879,617.

Plan of Operation

We expect generate revenues within the next 12 months which reflect our goal to launch our product in 2013. Through our Israeli subsidiary, LabStyle Innovation Ltd., our plan of operations is to continue the development of our product and technology.

We expect to incur a minimum of approximately $3.5 million in expenses in order to effectuate our business for the next 12 months. During such period, we expect (subject to obtaining regulatory approvals) to commercially launch Dario, first in Europe and then in the United States. In support of this goal, we estimate that such $3.5 million in expenses will be utilized to fund the following activities:

•	continued product development and related activities (including costs associated with our now completed clinical trial and costs of application development and data storage capabilities as well as any necessary design modifications);

•	continued work on registration of our patents;

•	initial production, marketing and sales of Dario and test strips;

•	regulatory matters;

•	professional fees associated with being a publicly reporting company; and

•	general and administrative matters.

Liquidity and Capital Resources

Since our inception, we have generated significant losses and expect to continue to generate losses for the foreseeable future. There are no assurances that we will be able to obtain an adequate level of financing needed for our near term requirements or the long-term development and commercialization of our products. These conditions raise substantial doubt about our ability to continue as a “going concern”.

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As of September 30, 2012 we had approximately $820,000 in cash and cash equivalents. During the fourth quarter of 2012, we raised in an aggregate of approximately $2.4 million net in private placement transactions. In addition, as part of our August 2012 Private Placement we received irrevocable commitments from investors for an additional $1 million in funding, which funding will occur in two tranches, the first within 5 business days of effectiveness of the registration statement of which this prospectus is a part, and the second tranche on or before the 100th day following the date on which both: (i) any registration statement covering the sale or resale of any of our securities is declared effective and (ii) we have received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system. Excluded in these calculations is any funds we may receive from the exercise of outstanding warrants.

According to our management’s estimates, based on our budget and the assumption that initial commercial sales will commence during our anticipated timeframes, we believe that we will have sufficient resources to continue our activity at least until the end of 2013. However, if we are not able to commercially launch Dario or meeting our commercial sales targets, and if we are unable to obtain additional capital resources, we will not be able to continue activities beyond the end of 2013.

Readers are advised that available resources may be consumed more rapidly than currently anticipated, resulting in the need for additional funding sooner than expected. Should this occur during 2013, we will need to seek additional capital to fund (i) further development and, if needed, testing of our initial product and its related application and data storage components, (ii) our efforts to obtain regulatory approvals necessary to be able to commercially launch such product, (iii) expenses which will be required in order to start production of our product, (iv) sales and marketing efforts and (v) general working capital. Such funding may be unavailable to us on acceptable terms, or at all.

Off-Balance Sheet Arrangements

As of September 30, 2012, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

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BUSINESS

Overview

We were formed in August, 2011 as a Delaware corporation to exploit a new technology that is seeking to bring laboratory testing capabilities to consumers in user friendly way through the use of smartphones.

We are initially applying our technology to address the diabetic self-monitoring of blood glucose, or SMBG, market. Our first product, DarioTM, is a fully integrated, disposable strip/adaptor device combined with a smartphone such as an iPhone, which we believe has the potential to replace the need for stand alone, self-powered glucose meters, which are the current standard of care. Dario also comes with a related smartphone application and offers web-based services for diabetic patients.

We have finalized the commercial design for Dario, which will combine in one device the lancing mechanism, disposable strip cartridge and glucose monitor and attached plug (which plug will have a small form factor for insertion into the smartphone audio jack). We have created Dario prototypes based on this design and concluded a 61 patient clinical usability trial in 2012, which trial we believe, based on the knowledge and experience of our management, is required for approvals for Dario in Europe and the United States. We have used these trial results in our regulatory submissions in the EU and expect to use these results in connection with our regulatory filings in the U.S.

We began the regulatory approval process in Europe in 2012, and will commence such process in the United States in 2013. Such approvals will need to be obtained prior to the anticipated commercial launch of Dario, which launch is anticipated in 2013, first in Europe and subsequently in the United States. Based on our discussions with regulatory authorities in Europe and the knowledge and experience of our management on regulatory matters in the U.S., we believe that applicable regulatory approvals will be obtained in advance of our anticipated commercial launches for Dario.

In addition, we have developed both the critical software that will enable Dario to integrate with the iPhone platform, as well as the backend test result data collection component of the Dario system, and these will be in place to support the anticipated commercial launch of Dario, although we expect to refine and augment such software and systems over time. The Dario application for Apple has been accepted by Apple for inclusion in the AppStore. Also, we have an agreement in place with the manufacturer of our test strips and are presently negotiating agreements with third parties to undertake commercial scale manufacturing of Dario devices in order to support our anticipated launches for the product.

Our Technology

Our founders have worked since the first half of 2010 to develop our principal technology, for which broad patent protection, with a combination of two U.S. provisional patent application and International PCT patent application, was applied for in 2011. We are converting the PCT into national phase applications in the jurisdictions in which we are targeting the commercial launch of Dario.

By using smartphones (which are used by millions of people around the world) as the heart of the test device, we believe that patients will more readily perform on-the-go testing, leading to increased usage and better healthcare management. In addition, the integration with the smartphone enables the data to be seamlessly integrated into a comprehensive data management program which incorporates features such as a results and trends log, community and alerts features and personalized lifestyle change recommendations. In short, Dario will epitomize our product motto — “Glucose Monitoring for the Mobile AgeTM.”

Although we are initially targeting the SMBG market with our first product Dario, we believe our invention has the potential to cover dozens of laboratory tests (including blood, urine and saliva tests) that could potentially be undertaken using a smartphone, including, among others, blood coagulation, cholesterol and HIV tests.

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Our Initial Product – Dario

We believe that the diabetic SMBG market presents the most attractive initial application for our proprietary technology as there are millions of potential diabetic users of a smartphone-enabled glucose monitoring technology. As such, our first product, Dario, will seek to revolutionize the way diabetic patients around the world manage their disease.

Roughly the size of a pack of gum, Dario is an all-in-one device that includes the glucose reader which is connected to a smartphone via the phone jack, along with a lancing device (a reusable blood-sampling device, when loaded with the disposable lancet) and an integrated, disposable cartridge for test strips. We believe that DarioTM has the potential to replace stand alone glucose meters which are the current market standard, most of which have the necessary testing components separated from one another in what we believe is a cumbersome design. Moreover, all but a few glucometers lack an interface with a smartphone, and none will have the software applications and web-based services associated with Dario, each of which we believe will distinguish Dario as an alternative in the marketplace.

Our revenues are expected to be derived from sales of Dario devices (which will be priced similarly to blood glucose monitors in the marketplace) and principally from the recurring sale of our test strips. Our customers will also receive access to our Dario smartphone application, which will incorporate tools to help diabetic patients manage their disease. Importantly, our revenue model will be driven by the fact that only our test strips, purchased through us, will be able to be utilized with the Dario adaptor and software, so it is our expectation that we will be the sole source for Dario compatible test strips.

In addition to test strip related revenue, we anticipate generating revenue in the future from our ability to offer Dario’s subscribers additional products and services based on personalized recommendations, such as location-based, low-sugar food recommendations and the ability to send alerts to caregivers and family and friends.

We believe the following features of our Dario product and the manner in which we plan to market and distribute our product will help position Dario to gain users and drive revenue growth:

•	Look and Feel. While utilizing the same state of the art electro-chemical, blood-based measurement techniques as standard glucose monitors and offers familiar usability, Dario is easily integrated with the patient’s own smartphone and offers a distinctive look and feel. Furthermore, unlike the market standards, Dario has an integrated lancing device and disposable strip cartridge. This eliminates the need for a separate glucose monitor, lancing device and strip bottle and, we believe, will make Dario the glucose device with among the smallest footprint in the market. Furthermore, Dario will have smartphone applications incorporating software tools to help diabetic patients manage their disease.

•	Large Market of Potential Users. Our reliance on diabetics within the massive smartphone market gives us an established potential user-base. In the U.S., Nielsen reports that 55 percent of new cell phone buyers purchased a smartphone as their new handset, an increase from 34 percent one year ago. Of all U.S. mobile users, 38 percent now own a smartphone, and smartphones are increasingly becoming the choice of the typical phone user. In many countries (including the U.S.), smartphones are also typically heavily subsidized by the cellular providers through discounted pricing associated with related plan subscriptions, enabling Dario to benefit from the extensive marketing by cellular companies of these devices. We believe that it is reasonable to assume that the percentage of smartphone users with diabetes mirrors that of the general population.

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•	Marketing and Distribution. Our planned Internet-based, direct-to-consumer marketing and distribution will seek to reduce the reliance on traditional retail channels. We believe that our direct to consumer, online distribution plan, coupled with the fact that our Dario adapter is integrated in one unit with a lancing device and strip cartridge (which we believe will be viewed as favorable by customers) may enable a rapid ramp up of our revenue. This approach is also designed to effectively create brand awareness with a significantly reduced use of our capital resources versus the amounts required via the traditional, offline retail channels.

•	“Expanding the Pie”. Our goal is to obtain significant market share using technological innovations and by expanding the total SMBG market size “pie” through offering a user-friendly device that utilizes an existing platform and installed potential user base (smartphones and smartphone users, respectively). We will endeavor to use the user friendly nature of Dario to expand the total SMBG market size by convincing existing diabetes patients to test their glucose levels more frequently and by convincing the “nontesting” population to adopt glucose monitoring.

•	Competitive Cost of Good Sold. Based on our market research and discussions with our test strip manufacturer, we believe that our anticipated outsourced manufacturing cost of the test strips will be similar to our estimate of our competitors” cost for existing single-use disposable strips. We believe the manufacturing costs of our Dario device will be competitive or lower than those of the leading glucometers.

•	Opportunities for Commercialization Partnerships. Recent pharmaceutical company entrants into the SMBG market (such as Perigo and Sanofi) are licensing and/or acquiring technologies, seeking differentiation, thereby providing us with opportunities for more rapid commercialization through partnerships. Therefore, we will explore the possibility of entering into commercialization agreements, including an upfront payment, supply agreement and royalty payments, with strategic partners.

Currently there are a few new market entrants in the SMBG space that are attempting to utilize computer or smartphone connectivity, including the Bayer Contour and the recently introduced Sanofi IBGStar and GlucoDock (which is currently only available outside of the U.S.). Both devices, however, are traditional, free-standing glucose monitors that require connection to a computer or smartphone via the USB Port (the Contour) or the dock connecting port (IBGstar and GlucoDock). Furthermore, none of these devices offer the integration of an all-in-one unit that includes a lancing device and strip cartridge.

Thus, we believe Dario will bring an entirely new dynamic to the SMBG device market. We believe that our business model for Dario is clean and simple — sales of proprietary glucose test strips (the disposable component) directly to consumers, leveraging an installed base of mobile phones. The entire mechanism consists of a small and simple adaptor combined with a strip which is connected to the smartphone’s headphone jack, with the strip test results being read by the smartphone.

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Background on Diabetes

Diabetes is a chronic disease that arises when the pancreas does not produce enough (or ceases to produce) insulin, or when the body cannot effectively use the insulin it produces. Insulin is a hormone made by the pancreas that enables cells to take in glucose from the blood and use it for energy. Failure to produce insulin, or of insulin to act properly, or both, leads to raised glucose (sugar) levels in the blood (hyperglycemia), which can be detected with a blood test. Excess glucose in the blood has been shown to cause damage to blood vessels and is thus associated with long-term damage to the body and failure of various organs and tissues, including the retina and the kidneys. There are three main types of diabetes:

Type 1 diabetes is sometimes called insulin-dependent, or juvenile, diabetes. It is caused by an auto-immune reaction where the body’s defense system attacks the insulin-producing cells located in a person’s pancreas. The reason why this occurs is not fully understood. People with Type 1 diabetes produce very little or no insulin. The disease can affect people of any age, but usually occurs in children or young adults. People with this form of diabetes need injections of insulin every day in order to control the levels of glucose in their blood. Type 1 diabetes patients constitute approximately 10% of the overall number of patients, but are much more extensive users of SMBG, as these diabetics need to measure their glucose levels 4-10 times day (versus the typical once or twice a day for Type 2 diabetic patient). The vast majority of Type 1 diabetes patients are insulin dependent.

Type 2 diabetes is sometimes called adult-onset diabetes and accounts for at least 90% of all cases of diabetes. It is characterized by insulin resistance and relative insulin deficiency, either of which may be present at the time that diabetes becomes clinically manifest. The diagnosis of Type 2 diabetes usually occurs after the age of 40 but can occur earlier, especially in populations with high diabetes prevalence. Type 2 diabetes can remain undetected for many years and the diagnosis is often made from associated complications or incidentally through an abnormal blood or urine glucose test. It is often, but not always, associated with obesity, which itself can cause insulin resistance and lead to elevated blood glucose levels, which can cause the same long-term damage as occurs in Type 1 diabetes. A growing portion of the Type 2 diabetes patients are insulin dependent or use insulin as part of their treatment.

Gestational diabetes (GDM) is a form of diabetes consisting of high blood glucose levels during pregnancy. It develops in one in 25 pregnancies worldwide and is associated with complications in the time period immediately before and after birth. GDM usually disappears after pregnancy but women with GDM and their offspring are at an increased risk of developing Type 2 diabetes later in life. Approximately half of women with a history of GDM go on to develop Type 2 diabetes within five to ten years after delivery.

We also believe we will be able to target patients with pre-diabetes, also called metabolic syndrome. Metabolic syndrome is a combination of medical disorders that increase the risk of developing cardiovascular disease and diabetes. Studies have shown that pre-diabetes affects more than 20% of the population in the Western world, and its prevalence increases with age. This population is typically prescribed with periodic lab-based glucose level testing (which requires a doctor visit, significantly reducing the compliance level) and typically does not involve the utilization of self monitoring glucose devices.

The Diabetic and SMBG Markets and the Dario Solution

Diabetes is a growing epidemic for which no cure exists, but for which treatments (including a regimen of frequent blood glucose testing) are available. The World Health Organization estimates that there are approximately 350 million people with diabetes worldwide (mostly Type 2 diabetes). In Europe, the diabetic population was approximately 52.6 million in 2011 according to Frost & Sullivan, and there were approximately 25.8 million diabetics in the U.S. in 2011 according to the American Diabetes Association. The medical Journal Lancet has reported that number of worldwide diabetics has doubled over the past thirty years. While about 70% of the increase has been attributed to population growth and aging, the balance was linked to changing diets, rising obesity levels and less physical activity. In the U.S., one in four adults has diabetes. An additional 79 million U.S. adults have pre-diabetes, which puts them at high risk for developing Type 2 diabetes. About 138 million adult diabetics live in China and India and another 10 million in Russia. Many public health experts consider the rise in diabetes to be more alarming than the rise in high blood pressure rates and cholesterol levels.

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It is also estimated that the costs of diabetes complications account for between 5% and 10% of total healthcare spending in the world. Early diagnosis of warning signs and ongoing monitoring of diabetes are the keys to the prevention and treatment of the disease, with blood glucose monitoring being the primary method of diagnosis and disease management, coupled with matching blood glucose readings with food (i.e., carbohydrate) and insulin or other medication intake.

Since blood glucose self monitoring is a key part of managing diabetes, the market for SMBG products required to service these many patients is also large. According to research firm Visiongain, the global SMBG market was $9.7 billion in 2011 and the global market for diabetes monitoring devices is expected to be $27.42 billion by 2022. The Enterprise Analysis Corporation has estimated that the global market for SMBG testing supplies was $1.7 billion in 1994. By 2000, the market had reached approximately $3.8 billion, and by 2008, worldwide sales of these products climbed to $8.8 billion. It has been estimated that the U.S. accounts for 40% of the SMBG market, or approximately $3.9 billion, and Frost & Sullivan estimates that Europe accounted for $3.97 billion in this market in 2011. In fact, the SMBG testing market, which barely existed in 1980, now accounts for approximately a quarter of the entire in vitro diagnostics industry.

Key factors driving market growth include increasing diabetic population, growing patient awareness, technological advancements and increasing number of patients adopting blood glucose self-monitoring. In addition, the affordable cost of blood glucose test strips, and increase in daily monitoring, are also expected to contribute to market growth. As such, self-monitoring of blood glucose (SMBG) represents a large market that has grown significantly over the past 30 years and is expected to continue to grow.

We have specifically designed Dario to compete in this vast market. As described above, Dario is a fully integrated disposable strip/adaptor device, combined with a lancet that, combined with the common smartphone, could replace the need for self-powered glucose meters and the associated kit which are the current standard of care.

Industry Background and the Dario Opportunity

From a competition perspective, four companies currently dominate the SMBG business, controlling approximately 90% of the market: Roche Diagnostics (part of Hoffman-LaRoche), LifeScan (a Johnson & Johnson company), Bayer Healthcare Division, and Abbott Laboratories. These “big four” offer a wide variety of SMBG products and have led the market since the late 1990s. Numerous second-tier and third-tier competitors, including several in Asia, hold the remaining 10% of the market. We believe that the SMBG offerings by all vendors are pretty much the same, with very mild differentiation of the main feature sets of the devices. This is akin to the differentiation among personal computers (PCs) during the 1990s and 2000s, where most of them had the same key feature set of Microsoft Windows and Intel Processors.

We believe that now is the time to change the SMBG market. Dario is offering a fresh look at SMBG — no more separate glucose monitors or carb-calculators and no more awkward and cumbersome connectivity to computer-based results diaries. Our intention is for Dario to bring glucose monitoring to the mobile age and we will seek to secure significant market share through Dario’s novel approach to SMBG.

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With respect to the U.S. SMBG market, the principal barriers to entry (all of which we believe the features of Dario can overcome) can be summarized as follows:

•	Achieving significant product differentiation in the eyes of diabetes patients or insurance payers. We believe that Dario offers a novel design that is compatible with the usability of the current devices, yet offers a modern look and feel when compared to products in the marketplace. Marketing of the product directly to consumers will emphasize the product’s distinguishing attributes, without incurring the significant product introduction expenses typically incurred for the marketing of a standard glucometer via traditional retail channels.

•	Costs. We anticipate that low manufacturing costs for the Dario adaptor and the similarity to our competitors’ estimated cost of manufacturing the strips, when coupled with the direct-to-consumer marketing, creates the potential for providing us with a meaningful cost advantage versus most vendors of traditional glucometers.

•	Difficulty obtaining shelf space at the pharmacy. With many products on the market, a new entrant has to battle for visibility on the shelf. Dario will avoid this obstacle by primarily relying on Internet based direct-to-consumer marketing and sales.

•	The challenge of influencing diabetes specialists to recommend another SMBG product to patients. We will seek to introduce and present Dario to the medical community through our participation in academic and professional conferences. Dario will mainly be marketed directly to our target users, who are increasingly becoming the primary decision makers in choosing their glucose monitoring equipment.

We thus believe that Dario’s specific features and trends in the marketplace create a significant opportunity to penetrate the market and effectively compete with and gain market share against the established players.

Utilization of Mobile Health Applications

Smartphone applications are becoming the “killer apps” for mobile health solutions (so called mHealth). Although the potential benefits of mHealth solutions have been widely discussed for over a decade, the market is now starting to emerge from the trial phase. According to a publicly available 2010 study by research2guidance, smartphone applications will enable the mHealth industry to reach 500 million of a total 1.4 billion worldwide smartphone users in 2015. We believe that Dario is designed to play directly into this trend.

Currently more than 70% of the mHealth applications in major “app stores” are adhering to the paid business model according to research2guidance. With more and more traditional healthcare providers joining the mobile applications market, we expect the business models will broaden to include healthcare services, advertising and drug sales revenues. According to research2guidance, with the growing sophistication level of mHealth applications, only 14% of the total market revenue in the next 5 years will come from application download, advertisement and transaction revenue, whereas 76% of total mHealth application market revenue will come from related services and products. We believe that Dario will be well-positioned to benefit from that trend.

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Dario will be accompanied by its own smartphone and web-based application that will allow users to easily record, transmit and store key data points such as glucose level, insulin and carbohydrate intake. The app will also incorporate community-based social networking components aimed at making use of Dario more attractive to users. Potential examples include games with rewards and online competition for compliance in testing and consistency of glucose readings.

Sales and Marketing

Dario will primarily be an Internet-driven product. Dario was designed for the mobile age and will be powered by the Internet as an effective route of launching and marketing new consumer products. We plan to primarily sell directly to consumers and collaborate with distributors and online marketing in select jurisdictions. It is estimated that a typical Type 1 diabetes patient, who is testing his or her blood sugar 4 to 10 times a day, uses 120 to 300 strips each month, which, at an expected selling price of up to $1 per strip, creates the potential for a substantial and predictable revenue stream.

On the marketing side, we plan to primarily utilize online marketing in order to create awareness to Dario. Rather than solely rely on online advertisement, we will also consider revenue sharing with affiliate networks and a variety of other pay-for-performance methods commonly used in online commerce.

While our initial marketing will be focused on the younger population of diabetics, we expect to gradually broaden our marketing efforts toward the older population, where diabetes is even more prevalent. We plan to initially focus on insulin dependent (mainly Type I) diabetes patients. While this population constitutes about 10% of the diabetic patient population, we estimate it to be responsible for over 40% of the revenue from blood glucose monitoring. Dario’s ease of use and the lack of need for a special glucometer are also expected to be of major appeal to the entire Type 2 diabetes population. With our initial market launch, we expect to address the U.S. and European markets. This will be followed, possibly through marketing collaborations, by targeting additional large markets such as Brazil.

Manufacturing

As we do not plan to engage in manufacturing activity ourselves, we plan to have supply agreements with manufacturers for the Dario device, glucose test strips, lancing devices and lancets. We have arrangements in place with commercial scale manufacturers for both the Dario devices and for our test strips.

In June 2012, we entered into an agreement with a Korean supplier to supply test strips, connectors and other related components for Dario. The agreement covers a period of three years, but the agreement provides that we have no obligation to continue work with this supplier as it is cancellable upon specified notice, and we believe that other suppliers could be obtained if necessary.

In addition, in September 2012, we entered into an initial work order arrangement with a U.S. manufacturer to effectuate the final commercial design for, and manufacture, the molds for the Dario devices. Work commenced under this arrangement in the fourth quarter of 2012, with the goals of (i) producing the initial devices, (ii) estimating the costs to produce additional devices at scale and (iii) exploring alternatives, if required, to reduce the cost of the devices. These efforts have yielded positive results and manufacturing cost savings. As we move closer to full commercial scale manufacturing activities in anticipation of our commercial launch of Dario in 2013, we expect to enter into a formal supply agreement with this U.S. manufacturer.

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Insurance Reimbursement

In the United States and in other jurisdictions such as Germany and England, we expect that Dario’s test strips should generally be available for full or partial patient reimbursement by third-party payors.  We expect to work with third-party payors in the countries into which we expect to market Dario in order to establish coverage for test strips, although we cannot be sure of this being obtained.  As of the date of this prospectus, we have begun this process in anticipation of our commercial launch of Dario.

Clinical Trials

In October 2012, we completed a required clinical trial to test the usability of Dario which has been used in connection with our regulatory submissions for the product in Europe and will be used for our FDA submission in the U.S. The purpose of the study was to assist first time users of the Dario device (1) to use it under minimal guidance materials (i.e. quick user guide and iPhone App) in an effort to demonstrate how the use of the Dario device and related software could potentially improve patient care and diabetic compliance, (2) to understand the potential weaknesses of the device and introduce methods of overcoming them to the users and (3) to establish the proposition that any user can operate the device compared to other devices on the market.

The study was performed in Israel with the prototype of the Dario product, with its basic functionalities combined with a simulating program for the smartphone. 61 patients under varied diabetic conditions participated in the study, whose ages were between 8 and 80. The subjects were recruited from the diabetes clinic at Wolfson Medical Center in Tel Aviv.

Over 95% of the patients passed the study and the data base had been locked and was included in our European CE Mark regulatory filing. The study results are also expected to be used for our FDA submission for Dario. As required by Israeli law, the study was confirmed by a local ethical committee.

We have used these trial results in our regulatory submissions in the EU and expect to use these results in connection with our regulatory filings in the U.S.

Government Regulation

The principal markets that we are initially targeting for Dario are the European Union and the United States. The following is an overview of the regulatory regimes in these jurisdictions as well as in Brazil, which we currently believe will be the third geographic location we may target.

United States Regulation Generally

In the United States, devices are subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation be conducted before a device receives approval for commercial distribution.  Under Section 201(h) of the Food, Drug, and Cosmetic Act, a medical device is an article, which, among other things, is intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, in man or other animals. We believe that Dario will be classified as a medical device and subject to regulation by numerous agencies and legislative bodies, including the FDA and its foreign counterparts.  FDA regulations govern product design and development, pre-clinical and clinical testing, manufacturing, labeling, storage, pre-market clearance or approval, advertising and promotion, and sales and distribution. Specifically, the FDA classifies medical devices into one of three classes.  Class I devices are relatively simple and can be manufactured and distributed with general controls.  Class II devices are somewhat more complex and require greater scrutiny.  Class III devices are new and frequently help sustain life.

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In the United States, a company generally can obtain permission to distribute a new device in two ways – through a Section 510(k) premarket notification application or through a Section 515 premarket approval application.  The 510(k) submission applies to any device that is substantially equivalent to a device first marketed prior to May 1976 or to another device marketed after that date, but which was substantially equivalent to a pre-May 1976 device.   Under the 510(k) submission process, the FDA will issue an order finding substantial equivalence to a predicate device (pre-May 1976 or post-May 1976 device that was substantially equivalent to a pre-May 1976 device) and permitting commercial distribution of that device for its intended use.  A 510(k) submission must provide information supporting its claim of substantial equivalence to the predicate device.  The FDA permits certain low risk medical devices to be marketed without requiring the manufacturer to submit a premarket notification.  In other instances, the FDA may require that a premarket notification not only be submitted, but also be accompanied by clinical data.  If clinical data from human experience is required to support the 510(k) submission, this data must be gathered in compliance with investigational device exemption regulations for investigations performed in the United States.  The FDA review process for premarket notifications submitted pursuant to section 510(k) should take about 90 days, but it can take substantially longer if the agency has concerns, and there is no guarantee that the agency will clear the device for marketing, in which case the device cannot be distributed in the United States.  Nor is there any guarantee that the agency will deem the device subject to the 510(k) process, as opposed to the more time-consuming, resource intensive and problematic PMA process described below.

Unless an exemption applies, each medical device commercially distributed in the United States will require either a prior 510(k) clearance or a pre-market approval (or PMA) from the FDA. We believe that Dario will be classified as Class II and that we will make a 510(k) submission for the product; however, no assurances can be given that it will not be classified as Class III device requiring a PMA. Both the 510(k) clearance and PMA processes can be expensive and lengthy and entail significant user fees, unless exempt. We will follow the commonly used industry practice, including those described in the FDA draft guidelines for glucose monitors and test strips, such as “Total Product Life Cycle for Portable Invasive Blood Glucose Monitoring Systems.”

As mentioned above, to obtain 510(k) clearance for Dario or any of our potential future devices (or for certain modifications to devices that have received 510(k) clearance), we must submit a pre-market notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or a pre-amendment device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of a PMA application. The FDA’s 510(k) clearance pathway generally takes from three to twelve months from the date the application is completed, but can take significantly longer. After a medical device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a significant change in its intended use, requires a new 510(k) clearance.

Moreover, devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device or device in commercial distribution before May 28, 1976 for which PMAs have not been required, generally require a PMA before they can be commercially distributed. Although PMAs may be required for our potential future products, we do not believe a PMA will be required for Dario. A PMA application must be supported by extensive data, including technical, pre-clinical, one or more clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. After a PMA application is complete, the FDA begins an in-depth review of the submitted information, which generally takes between one and three years, but may take significantly longer. After any pre-market approval, a new pre-market approval application or application supplement may be required in the event of modifications to the device, its labeling, intended use or indication or its manufacturing process. In addition, any PMA approval may be conditioned upon the manufacturer conducting post-market surveillance and testing.

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European and Non-European Regulation Generally

Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others. As a result, the processes and time periods required to obtain foreign marketing approval may be longer or shorter than those necessary to obtain FDA approval.

For countries in the European Union, medical devices must display a CE Mark before they may be imported or sold and must comply with the requirements of the European Medical Device Directive or the Active Implantable Medical Device Directive, which we refer to as the MDD or the In Vitro Diagnostic Directive (IVDD).  We anticipate that Dario will be subject to the MDD as well as subject to the IVDD.  Compliance with the MDD as well as the IVDD Directives and obtaining a CE Mark involve obtaining International Organization for Standardization, or ISO 13485 certification, an internationally recognized quality system, and approval of the product’s technical file by a notified body that is recognized by applicable authorities of an EU Member State.

We have initiated the procedures seeking the CE Mark regulatory approval. DEKRA Certification has been assigned as our Notified Body. The regulators conducted the first audit of our company in October 2012 and we are in the process of completing the technical filings to be sent for examination.

We may also seek regulatory approval to market Dario in foreign countries that do not rely on the CE Mark. To date, the only non-CE Mark jurisdictions which we have identified as an intended target market for our product are South Africa, Russia, India and Brazil, with Brazil currently being the most likely jurisdiction we will target after the EU and the United States. To the extent that we seek to market our product in other non-CE Mark countries in the future, we will be required to comply with the applicable regulatory requirements in each such country.  Such regulatory requirements vary by country and may be onerous.  As a result, no assurance can be given that we will be able to satisfy the regulatory requirements to sell our products in any such country.

For example, in Brazil, all medical devices imported into or distributed within Brazil must first be registered with the Agência Nacional de Vigilância Sanitária, also known as ANVISA or the National Health Surveillance Agency. Established in 1993 under Brazil’s Ministry of Health, ANVISA is an independently administered, financially autonomous regulatory agency responsible for the regulation and oversight of medical devices and other medical products in Brazil. Specifically, ANVISA is responsible for the registration of medical devices and for the maintenance of a registered products database. Unlike the EU notified body system or the 510(k) system of the FDA, ANVISA performs all registration and inspection functions within the agency.

Only companies based in Brazil can apply for ANVISA registration. Therefore, companies (like ours) based elsewhere that do not have subsidiaries in Brazil must depend on Brazilian-based third parties, such as hosting companies, distributors and dealers, to obtain ANVISA registration for medical devices. Under such an arrangement, the local third party holds the ANVISA registration, and a manufacturer must maintain an effective commercial relationship with a third party to ensure the ongoing maintenance of a registration.

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Clinical Studies

Even when a clinical study has been approved or cleared by the FDA or a notified body or deemed approved, the study is subject to factors beyond a manufacturer’s control, including, but not limited to the fact that the institutional review board at a given clinical site might not approve the study, might decline to renew approval which is required annually, or might suspend or terminate the study before the study has been completed. There is no assurance that a clinical study at any given site will progress as anticipated; the interim results of a study may not be satisfactory leading the sponsor or others to terminate the study, there may be an insufficient number of patients who qualify for the study or who agree to participate in the study, or the investigator at the site may have priorities other than the study. Also, there can be no assurance that the clinical study will provide sufficient evidence to assure the FDA or a notified body that the product is substantially equivalent in terms of safety and effectiveness to a predicate device, a prerequisite for clearance under 510(k).

Post-Clearance Matters

Even if the FDA or a notified body approves or clears a device, it may limit its intended uses in such a way that manufacturing and distributing the device may not be commercially feasible. After clearance or approval to market is given, the FDA and foreign regulatory agencies, upon the occurrence of certain events, are authorized under various circumstances to withdraw the clearance or approval or require changes to a device, its manufacturing process or its labeling or additional proof that regulatory requirements have been met.

A manufacturer of a device approved through the premarket approval application process is not permitted to make changes to the device which affects its safety or effectiveness without first submitting a supplement application to its premarket approval application and obtaining FDA approval for that supplement.  In some instances, the FDA may require a clinical trial to support a supplement application.  A manufacturer of a device cleared through a 510(k) submission must submit another premarket notification if it intends to make a change or modification in the device that could significantly affect the safety or effectiveness of the device, such as a significant change or modification in design, material, chemical composition, energy source or manufacturing process.  Any change in the intended uses of a premarket approval application device or a 510(k) device requires an approval supplement or cleared premarket notification.  Exported devices are subject to the regulatory requirements of each country to which the device is exported, as well as certain FDA export requirements.

Mobile Medical Applications Guideline

On July 21, 2011, the FDA issued a draft guideline for comment related to mobile medical applications, which we refer to herein as the Guideline. Under the Guideline, the FDA plans to apply its regulatory oversights to certain types of mobile medical devices. We anticipate that Dario will be subject to the Guideline.

Ongoing Regulation by FDA and International Regulators

Even after a device receives clearance or approval and is placed on the market, numerous regulatory requirements apply. These include:

•	establishment registration and device listing;

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•	quality system regulation, which requires manufacturers, including third party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses, and other requirements related to promotional activities;

•	medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

•	corrections and removals reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the Federal Food, Drug and Cosmetic Act that may present a risk to health; and

•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, and other regulatory agencies, which may include any of the following sanctions: fines, injunctions, civil or criminal penalties, recall or seizure of our current or future products, operating restrictions, partial suspension or total shutdown of production, refusing our request for 510(k) clearance or PMA approval of new products, rescinding previously granted 510(k) clearances or withdrawing previously granted PMA approvals.

We may be subject to announced and unannounced inspections by the FDA, and these inspections may include the manufacturing facilities of our subcontractors. If, as a result of these inspections, the FDA determines that our or our subcontractor’s equipment, facilities, laboratories or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal or administrative sanctions and/or remedies against us, including the suspension of our manufacturing and selling operations.

International sales of medical devices are subject to foreign government regulations, which may vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. There is a trend towards harmonization of quality system standards among the European Union, United States, Canada and various other industrialized countries.

State Licensure Requirements

Several states require that durable medical equipment (or DME) providers be licensed in order to sell products to patients in that state. Certain of these states require that DME providers maintain an in-state location. If these rules are determined to be applicable to us and if we were found to be noncompliant, we could lose our licensure in that state, which could prohibit us from selling our current or future products to patients in that state.

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Federal Anti-Kickback and Self-Referral Laws

The Federal Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce the:

•	referral of a person;

•	furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs; or

•	purchase, lease, or order of, or the arrangement or recommendation of the purchasing, leasing, or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs.

To the extent we are required to comply with these regulations, it is possible that regulatory authorities could allege that we have not complied, which could subject us to sanction. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare, Medicaid or other governmental programs, restrictions on our ability to operate in certain jurisdictions, as well as civil and criminal penalties, any of which could have an adverse effect on our business and results of operations.

Federal law also includes a provision commonly known as the “Stark Law,” which prohibits a physician from referring Medicare or Medicaid patients to an entity providing “designated health services,” including a company that furnishes durable medical equipment, in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. Violation of the Stark Law could result in denial of payment, disgorgement of reimbursements received under a noncompliant arrangement, civil penalties, and exclusion from Medicare, Medicaid or other governmental programs.

Federal False Claims Act

The Federal False Claims Act provides, in part, that the federal government may bring a lawsuit against any person whom it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. In addition, amendments in 1986 to the Federal False Claims Act have made it easier for private parties to bring “qui tam” whistleblower lawsuits against companies. Penalties include fines ranging from $5,500 to $11,000 for each false claim, plus three times the amount of damages that the federal government sustained because of the act of that person.

Civil Monetary Penalties Law

The Federal Civil Monetary Penalties Law prohibits the offering or transferring of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of Medicare or Medicaid payable items or services. Noncompliance can result in civil money penalties of up to $10,000 for each wrongful act, assessment of three times the amount claimed for each item or service and exclusion from the Federal healthcare programs.

State Fraud and Abuse Provisions

Many states have also adopted some form of anti-kickback and anti-referral laws and false claims acts. A determination of liability under such laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

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Administrative Simplification of the Health Insurance Portability and Accountability Act of 1996

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandated the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. Ensuring privacy and security of patient information is one of the key factors driving the legislation.

Intellectual Property

In May 2011, our founders filed a Patent Cooperation Treaty (or PCT) application for a “smartphone based glucose and other body fluids content monitor” (PCT/IL2011/000369) which incorporates two U.S. provisional patent applications submitted in the preceding year. These applications and all related intellectual property were transferred to us by our founders on October 27, 2011.

The PCT covers the specific processes related to blood glucose level measurement as well as more general methods of rapid tests of body fluids. The PCT has been converted into several national phase patent applications. With respect to PCT/IL2011/000369 for two U.S. provisional patent applications, we claimed the patent priority dates of September 5, 2010 for patent application no. 61/332,778 and November 1, 2011 for patent application no. 61/431,449. We have advanced patent applications of PCT/IL2011/000369 outside the U.S., including Israel, Europe, India, South Africa, Australia, China, Japan and Brazil.

With regards to our technology, we are continuing our pursuit of patent protection and are preparing for regulatory filings in multiple jurisdictions of both the Dario device and related software.

We are preparing numerous additional patent filings related to the core technology and anticipated future generations of the Dario product. We are also in the process of defining the final design of the initial Dario product and we are continuing development of the software through both internal and outsourced resources. In addition, we are seeking to develop new intellectual property around future generations of Dario hardware and software with the goal of achieving enhanced functionality, user interface and data usability. However, our patents have not been granted by any of applicable regulatory authority.

In addition, we regularly conduct review of our intellectual property. Our management is timely informed and actively supervising the development of our intellectual property, including with respect to trademarks.

Competition

We face competition principally from two arenas:

Direct competition from existing companies in the blood based glucose monitors market. We will compete directly and primarily with large pharmaceutical and medical device companies, including, but not limited to, Abbott Laboratories, Bayer Healthcare Division, Johnson & Johnson LifeScan, Roche Diagnostics and Sanofi. While the market is highly competitive, we believe that Dario will carry numerous significant comparative advantages versus other devices in the market. Some of these devices are now offered as connected devices to smartphones, such as the Sanofi iBGStar.

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Dario device is offering an all in one glucose monitoring system, including a small form factor glucose reader, lancing device and a strip cartridge integrated with existing smartphones, which will enable Dario to offer features that are similar to or superior to the most advanced meters in the market (such as the Contour and Ultrasmart) while having a smaller form factor than the compact meters in the market (FreeStyle Lite and OneTouch UltraMini). We believe this design will be attractive to diabetic patients.

Non-invasive and continuous blood glucose monitors. While there are numerous continuous blood glucose monitoring technologies in the market, we believe they are expensive to use and are therefore offered mainly for temporary usage and in medical settings (such as hospitals). There have been a wealth of attempts for non invasive glucose monitors, but we are not aware of any that are available in the market or expected to reach the market with significant presence over the next few years.

Employees

We currently have 10 full time employees and 5 part time employees. In addition we utilize outsourced personnel and plan to utilize additional outsourced personnel as follows:

1.	Software and Hardware Engineering. Work has been done primarily in Israel, and we shall continue to utilize engineering services under the direct supervision of our management team.

2.	Sales and Marketing. We plan to utilize the outsourced services of experts and affiliate marketing networks specializing in online marketing of healthcare products.

Currently, we have employment agreements with our three executive officers. See “Executive Compensation.”

Facilities

We maintain an address at 40 E. Main Street, Suite 759, Newark, Delaware 19711 and our telephone number is (646) 259-3321. LabStyle Israel, our wholly-owned Israeli subsidiary, maintains an office in Ramat Gan, Israel. We believe our facilities are adequate for our current operations.

Previous Financings

To date, we have raised an aggregate of approximately $5.66 million (before capital raising expenses) through the sale of our common stock to investors pursuant to private placement transactions. Such private placements are described below. In addition, we received irrevocable commitments from investors as part of our August 2012 Private Placement to invest additional $1 million in our company.

Formation

On August 11, 2011, in connection with our formation and the contribution of intellectual property to our company in October 2011, our founders (including an affiliate of Dr. Oren Fuerst, Dr. David Weintraub and Shilo Ben Zeev, each of whom are executives and/or directors of our company) received an aggregate of 7,500,000 shares of common stock for nominal consideration.

In connection with our formation on August 11, 2011, we also closed a private placement of 2,000,000 shares of our common stock to an aggregate of 9 accredited investors for an aggregate purchase price of $10,000. We are not registering the founders’ shares issued in our August 11, 2011 private placement.

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2011-2012 Private Placement

On October 27, 2011, we conducted the initial closing of a private placement offering (which we refer to herein as our 2011-2012 Private Placement) of an aggregate of 2,461,000 shares of our common stock at a purchase price of $1.00 per share and warrants to purchase an aggregate of 2,461,000 shares of our common stock with an exercise price of $1.50 per share, which warrants are exercisable at any time within five (5) years from October 27, 2011. The $1.50 exercise price was adjusted to $1.42 per share due to the August 2012 Private Placement described below and the number of shares of common stock underlying such warrants was adjusted upward by an aggregate of 138,648 shares. The exercise price of the such warrants as well as the number of shares subject to such warrants is expected to reduced to $1.30 and 379,771, respectively, accordingly following completing the second and third tranches of the August 2012 Private Placement as described below.

The final closing of the 2011-2012 Private Placement occurred on March 30, 2012. There were a total of 45 accredited investors in the 2011-2012 Private Placement. Spencer Trask Ventures, Inc. (who we refer to herein as Spencer Trask) acted as the placement agent for the 2011-2012 Private Placement. The gross proceeds to us from the 2011-2012 Private Placement were $2.461 million. Pursuant to the registration statement of which this prospectus is a part, we are registering the shares of common stock, and shares of common stock underlying the warrants, issued in the 2011-2012 Private Placement for public resale by the selling stockholders named herein and their assigns.

As part of its compensation for acting as placement agent for the 2011-2012 Private Placement, we issued two warrants to Spencer Trask, each to purchase 482,200 shares of common stock with an exercise price of, respectively, $1.00 and $1.50 per share (subsequently adjusted downward to $1.42 and expected to further reduced to $1.30 and in addition the amount of warrants was adjusted to 509,366 and expected to adjusted to 556,612 warrants). Such warrants contain a “cashless exercise” feature and are exercisable at any time prior to the earlier of: (i) March 30, 2019 or (ii) three years following the date that our common stock becomes publicly traded. We are not registering the shares of common stock underlying the warrants issued to Spencer Trask for public resale. Due to the August 2012 Private Placement described below, the shares underlying Spencer Trask’s were increased by 27,166 shares, and the exercise price is currently $1.42.

August 2012 Private Placement

On August 31, 2012, we consummated the August 2012 Private Placement with 13 accredited investors, including existing stockholders of our company. Pursuant to this financing, we issued an aggregate of 500,014 shares of our common stock at a price equal to $1.00 per share (for gross proceeds of $500,014) and issued warrants to purchase an aggregate of 500,014 shares of our common stock with an exercise price of $1.00 per share.

In addition, the investors in the August 2012 Private Placement irrevocably committed to purchase an additional 1,000,022 shares of common stock in the aggregate at $1.00 per share and warrants to purchase an aggregate of 1,000,022 shares of our common stock with an exercise price of $1.00 per share, for gross proceeds of $1,000,022. Such purchases were originally agreed to take place in two tranches (each consisting of 500,011 shares and 500,011 warrants), the first on the 90th day following the date (which we refer to as the Funding Trigger Date) as of which both: (A) a registration statement covering the shares of our common stock issued and underlying warrants issued in our August 2012 Private Placement has been declared effective by the Securities and Exchange Commission and (B) we have received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system, and the second the 180th day following the Funding Trigger Date. To evidence this irrevocable commitment, each investor executed a promissory note in our favor to fund for their pro rata portion of the additional investments as of the foregoing dates. We expect, therefore, that the total gross proceeds from the August 2012 Private Placement will be $1,500,036, not including any potential warrant exercises. No placement agents were utilized in connection with the August 2012 Private Placement.

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One-half of the warrants issued in the August 2012 Private Placement have an exercise period ending on the first anniversary means the date that our company has received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system (which we refer to as the Warrant Effective Date), and the exercise period for the remaining one-half of the warrants ends on the second anniversary of the Warrant Effective Date.

On February 11, 2013, in order to ensure the compliance of the August 2012 Private Placement with the requirements of the federal securities laws, we entered into an Addendum with the investors in the August 2012 Private Placement. The Addendum modifies the timing for the second and third tranche of the August 2012 private placement and provides that such second tranche will be funded by the 5th business day following the effectiveness of the registration statement of which this prospectus forms a part and the third tranche on or before the 100th day following the date on which both: (i) any registration statement covering the sale or resale of any of our securities is declared effective and (ii) we have received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system. The amount and pricing of the securities to be purchased in such send and third tranches was not modified, and the investors remain irrevocably committed to funding their portions of such tranches.

Pursuant to the registration statement of which this prospectus is a part, we are registering the shares of common stock, and shares of common stock underlying the warrants, issued or to be issued in the first and second tranche of August 2012 Private Placement for public resale by the selling stockholders named herein and their assigns. Pursuant to the Addendum referred to above, the investors have been granted certain registration rights with respect to the securities to be issued in the third tranche of the August 2012 private placement.

October 2012 Private Placement

On October 17, 2012, we consummated a final closing of a separate private placement transaction (which we refer to as the October 2012 Private Placement) with 44 accredited investors, including existing stockholders of our company. Pursuant to this financing, we issued an aggregate of 1,795,009 shares of our common stock at a price equal to $1.50 per share (for gross proceeds of $2,692,513). We utilized the services of four FINRA member broker-dealers as finders for this private placement, including Spencer Trask, and we paid commissions to such finders equal to 10% of the funds they each raised in cash and warrants to purchase an aggregate of 179,502 shares of our common stock. Such finder warrants contain a “cashless exercise” feature and are exercisable at any time prior to October 16, 2015. We are not registering the shares of common stock underlying the finder warrants for public resale.

Pursuant to the registration statement of which this prospectus is a part, we are registering the shares of common stock issued in the October 2012 Private Placement for public resale by the selling stockholders named herein and their assigns.

Legal Matters

We are not currently subject to any material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

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MANAGEMENT

All directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by our board of directors and serve at the discretion of the board, subject to applicable employment agreements. The following table sets forth information regarding our executive officers and the members of our board of directors as of the date of this prospectus.

Name	Age	Position(s)
Oren Fuerst, Ph.D.	45	Chief Executive Officer and Chairman of the Board of Directors
Shilo Ben Zeev	39	President, Chief Operating Officer and Director
Mordechi (Motty) Hershkowitz	37	Chief Financial Officer, Treasurer and Secretary
Dr. David Weintraub	61	Director
Malcolm Hoenlein	68	Director
Nahum D. Melumad	57	Director
Adam K. Stern	49	Director

Except for the two year right (commencing October 27, 2011) of Spencer Trask to appoint one member to our board of directors, there are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions. There are no family relationships between any of our directors or executive officers.

Oren Fuerst, Ph.D. is our Chairman of the Board and Chief Executive Officer. Dr. Fuerst is a serial entrepreneur, investor, advisor and inventor of technologies commercialized by numerous medical companies. He presently serves as the Managing Director and Chairman of Strategic Models, a New York-based investment, strategy and ideas group nurturing boutique, which he founded in 1999, of Geb Invest Group and of Fuerst Technologies. Strategic Models is one of the founding stakeholders of LabStyle. In 2009, Dr. Fuerst co-founded and became Chairman of Circ MedTech, a developer of PrePex, an HIV prevention medical device. In 2011, Dr. Fuerst co-founded and became Chairman of Hiterpia, a development stage company developing a dietary supplement for enhanced brain function, Medivizor, a health informatics service, and Eco-Fusion, an integrated mobile hardware-software service for general health maintenance and rehabilitation. In 2007, he co-founded and became Chairman of Tevel Angels and later Tevel Global, a network of investors with a focus on investing in early-stage Israeli-related technology companies, including numerous medical devices and software companies. From 1999 to 2003, he was the initiator and later co-Director of the Technology Valuation Executive Program at Columbia Business School, and from 1997 to 2000, he served as a faculty member at Yale University School of Management and Yale International Center for Finance, focusing on International and Technology Valuation and Management. Dr. Fuerst is also involved in numerous not for profit organizations, mostly related to healthcare in disadvantaged communities. We believe Dr. Fuerst is qualified to serve on our board of directors due to his status as one of our founders and a co-inventor of our core technology and also because of his extensive experience in innovation, finance and product development with life sciences companies. Dr. Fuerst holds an M.Phil. and Ph.D. from Columbia Business School with a dissertation topic of the linkages of game theory, valuation and corporate stock exchange listing. He holds a dual bachelor’s degree from Tel Aviv University (Dual Magna Cum Laude) in Accounting and Economics.

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Shilo Ben Zeev is our President and Chief Operating Officer as well as a director of our company.  Mr. Ben Zeev was appointed Chief Operating Officer and director at our formation on August 11, 2011 and was appointed President in February 2012.  From 2009 to 2012, he served as VP Business Development - Israel for MEX Agency of Medical Experts GmbH, a Germany-based consultancy agency engaged in building market infrastructure, introduction and assimilation of medical devices companies in the German medical market. His position included searching and identifying cutting edge Israeli medical technologies and assisting in embedding these technologies in medical institutions in the German market. During 2010, he also served as Vice President of ThreeWire Inc., a company engaged in the recruitment and enrollment of patients into clinical trials for international pharmaceuticals and medical devices companies.  From 2006 to 2008, he was the Chief Operating Officer of Lifewave Ltd. (TASE: LIFE), an Israeli medical device company engaged in the development and marketing of specialized chronic wound treatment technologies. At Lifewave, he was involved in establishing and managing staff recruitment, the company’s initial public offering, clinical trials in Europe, production and marketing. From 2004 to 2006, Mr. Ben Zeev was a project manager at Baran Raviv Group, a leading engineering and infrastructure integration firm, where his work included coordination between the Israeli government and the company for the establishment and construction of cellular sites. Mr. Ben Zeev has also founded and managed D-Cure, a research fund, sponsoring technology-oriented medical research for diabetes treatments, headed by diabetes expert Professor Itamar Raz. We believe Mr. Ben Zeev is qualified to serve on our board of directors due to his status as one of our founders and also because of his extensive experience in business operations for medical device companies.

Mordechi (Motty) Hershkowitz has been our Chief Financial Officer since March 2012 and was appointed as our Treasurer and Secretary in May 2012.  From 2006 to 2011, Mr. Hershkowitz was the head of a department in the taxation group at BDO Israel.  Prior to his position at BDO, from 2004 to 2006, Mr. Hershkowitz was a manager at Pelephone Communication Ltd., a mobile phone service company in Israel.  From 2002 to 2004, Mr. Hershkowitz was involved in the management of several not-for-profit entities focusing in the areas of education and schools. Mr. Hershkowitz is a lecturer at The College of Management Academic Studies in Israel.  He is a Certified Public Accountant in Israel and holds a BA in business management and accounting from Ono Academic College in Kiryat Ono, Israel.

Dr. David Weintraub is a founding director and stockholder of our company. Dr. Weintraub has more than 25 years of experience in medical technologies, including the founding of numerous companies, including Versamed (acquired by GE Healthcare in 2008 for over $40 million), a developer of a novel line of respirators. Dr. Weintraub founded the first Women Health Center in Israel in 1987 and practices obstetrics and gynecology in his private clinic. Dr. Weintraub has also served as the Medical Director of the Ramat Aviv Medical Center in Tel Aviv since 2003. As part of his medical device experience, from 2004 to 2005, he was the Medical Director of UltraShape Ltd., a medical device company, and from 2006 to 2009, he was the co-founder and Medical Director of medical device maker Anima. He also managed and maintained his own private clinic from 2006 to 2009. We believe Dr. Weintraub is qualified to serve on our board of directors due to his status as one of our founders and also because of his extensive experience with medical technologies. He graduated from the Sackler School of Medicine, Tel Aviv University in 1980.

Malcolm Hoenlein has been a director of our company since August 31, 2011. Since 1986, Mr. Hoenlein has served as Chief Executive Officer and Executive Vice Chairman of the Conference of Presidents of Major American Jewish Organizations, the coordinating body on international and national concerns for 52 national American Jewish organizations. Previously, he served as the founding Executive Director of the Jewish Community Relations Council of Greater New York. Prior to that, he was the founding Executive Director of the Greater New York Conference on Soviet Jewry. A National Defense Fellow at the Near East Center of the University of Pennsylvania, Mr. Hoenlein taught International Relations in the Political Science Department and served as a Middle East specialist at the Foreign Policy Research Institute. In addition, he served on the editorial staff of ORBIS, the Journal of International Affairs. He serves as a director of several companies, including Bank Leumi USA, PureSafe Water Systems, Inc. (OTCBB:PSWS), Powermat USA, O.D.F. Optronics Ltd. and WellSense Technologies. We believe Mr. Hoenlein is qualified to serve on our board of directors because of his extensive experience serving on the boards of public and private companies. Mr. Hoenlein has a B.A. in Political Science from Temple University and a Masters Degree in International Relations from the University of Pennsylvania, as well as an honorary Doctorate of Laws from Touro College and an honorary Doctorate of Humane Letters from Yeshiva University.

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Prof. Nahum D. Melumad has been a director of our company since August 31, 2011. He is the James Dohr Professor of Accounting and Business Law at the Columbia Business School (CBS). He has been a member of the CBS faculty since 1993. Between 2000 and 2006, he served as the chairman of the accounting division at the CBS. Professor Melumad is the recipient of the 2005 Annual CBS Dean’s Award for Excellence in MBA/EMBA teaching. Between 2003 and 2008, he co-directed the Columbia Business School/New York Stock Exchange Program for directors of public companies titled Integrity in Financial Disclosure. Prior to joining CBS, he was a member of the faculty at the Stanford Business School. Professor Melumad has served as a consultant and advisor to many organizations, including Bristol-Myers Squibb, General Electric, Johnson & Johnson, the New York Stock Exchange, and Morgan Stanley. We believe Prof. Melumad is qualified to serve on our board of directors because of his extensive experience in public company accounting and audit matters. Professor Melumad is a CPA, received M.B.A. and Ph.D. degrees from the University of California at Berkeley and earned is B.A. degree from Tel Aviv University.

Adam K. Stern has been a director of our company since October 27, 2011. Mr. Stern has over 25 years of venture capital and investment banking experience focusing primarily on the technology and life science industries. Since November 2012, Mr. Stern has served as the Managing Director of Private Equity Banking at Aegis Capital Corp. and the Chief Executive Officer of SternAegis Ventures. From 1997 to November 2012, Mr. Stern was affiliated with Spencer Trask, most recently as Managing Director. From 1989 to 1997, he was associated with Josephthal & Co., members of the New York Stock Exchange, where he served as Senior Vice President and Managing Director of Private Equity Marketing and held increasingly responsible positions. He has been a licensed securities broker since 1987 and a General Securities Principal since 1991. From May 2007 until June 2011, he served as a director of Prolor Biotech Inc. (NYSE MKT: PBTH) and he has served as a director of InVivo Therapeutics Holdings Corp. (OTCBB: NVIV) since October 2010 and Organovo Holdings, Inc. (OTCBB:ONVO) since February 2012. We believe Mr. Stern is qualified to serve on our board of directors because of his extensive experience in corporate finance and experience in the technology and life science industries. Mr. Stern holds a Bachelor of Arts degree with honors from the University of South Florida in Tampa.

Key Employees

Below are the biographies of certain key non-executive officer employees of our company:

Tal Givoly has been our Chief Technology Officer since February 2012. Mr. Givoly has over 25 years of systems and software development experience, and has held management positions in the areas of technology intellectual property, research, development, standards and product management at both startup companies and multinational corporations. Until March 2011 and for the 7 years prior, Mr. Givoly was Chief Scientist at Amdocs Limited (NYSE: DOX) and led innovation activities across the company, including heading up Amdocs’ technology incubation unit and innovation programs. Mr. Givoly is the inventor of over 25 granted patents with others pending. He is a co-founder of Medivizor, a medical informatics service. He has been a speaker at major telecommunications industry events, such as the Mobile World Congress and CTIA – The Wireless Association. He has also been actively involved in industry forums and standard bodies, including TM Forum, the Internet Engineering Task Force, the Alliance for Telecommunications Industry Standards, and IPDR.org. He holds B.Sc. Cum Laude, Mathematics and Physics from Tel Aviv University.

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Eyal Sandach has been our Director of Production since July 2012. Mr. Sandach is an experienced executive, with more than 15 years of experience in the medical device field managing both start-ups and larger companies in both the U.S. and Israel. From May 2006 to July 2008, Mr. Sandich served as Chief Executive Officer of vascular products company B-Balloon Ltd., which company was merged with Neovasc Medical Ltd. and acquired by Medical Ventures (Canada). From 2008 to 2009, he then served as General Manager of merged Israel operations for Medical Ventures Corp. From 2000 to 2006, Mr. Sandich worked for American Medical Systems, Inc., a urology & gynecology company located in Minnetonka, Minnesota. With AMS, Mr. Sandich held several senior management positions, in operations, mergers and acquisitions and in marketing and sales. Mr. Sandich holds a BSC in Industrial engineering and MBA from the University of St. Thomas in Saint Paul, Minnesota.

Scientific Advisory Board

We are in the process of establishing a scientific advisory board. Our advisory board members will be available to us to advise on our business plans and operational strategies. The biographical information for our initial advisory board member is listed below.

Professor Itamar Raz. Itamar Raz, M.D. is world-renowned diabetes expert. He is a professor of Internal Medicine at Hadassah University Medical Center and the head of the Diabetes Unit and Research Center at Hadassah. He also serves as the head of the Israel National Council of Diabetes and as a member of several international editorial boards. Professor Raz has published extensively in the area of diabetes, with over 190 publications to his credit.  As president of the Israel Diabetes Research Group, he collaborates with other diabetologists in Israel and worldwide, conducting clinical research aimed at improving the treatment of diabetic patients. He is also the president of D-Cure, a non-profit foundation involving diabetes research. He is leading several international clinical studies involving prevention of Type 1 Diabetes and protection of kidneys and hearts of diabetics.

Consulting Agreement with SLD Capital Corp.

In October 2012, we entered into a non-exclusive strategic advisory consulting agreement with SLD Capital Corp. SLD Capital is an affiliate of Steven Rosner, an investor in our company. Pursuant to this agreement, SLD Capital will, over the one year term of the agreement, provide strategic advice to our management regarding, among other matters: (i) our operations and related obligations as a U.S. publicly-listed and reporting company, (ii) the industries and businesses in which we are engaged, including our publicly-listed competitors and (iii) other aspects of or concerning our business about which SLD Capital has knowledge or expertise, including ongoing our stockholder relations initiatives. SLD Capital will also provide feedback to our management on the evolution of our business and on our execution of our business plans.

As consideration for such services, upon execution of the agreement, we issued SLD Capital 250,000 shares of our common stock and agreed to issue SLD Capital additional 20,833 shares of common stock per month in arrears during the first eleven months of the agreement term and 20,837 shares of common stock in the final month of the agreement term, for a total of 250,000 additional shares of common stock. Pursuant to the registration statement of which this prospectus is a part, we are registering 333,332 shares of common stock previously issued under this consulting agreement for public resale by SLD Capital and its assigns.

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Board Committees

Our board of directors has two standing committees — an Audit Committee and a Compensation Committee.

Audit Committee

Our Audit Committee is comprised of Prof. Nahum D. Melumad and Malcolm Hoenlein, each of whom is an independent director. Prof. Melumad serves as Chairman of the Audit Committee. The board of directors has determined that Prof. Melumad is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Our Audit Committee will oversee our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which will be reviewed annually) and performs several functions. The Audit Committee will:

•	evaluate the independence and performance of, and assesses the qualifications of, our independent auditor and engage such independent auditor;

•	approve the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approve in advance any non-audit service to be provided by our independent auditor;

•	monitor the independence of our independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•	review the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and our independent auditor the results of the annual audit and reviews of our quarterly financial statements;

•	oversee all aspects our systems of internal accounting control and corporate governance functions on behalf of the board; and

•	provide oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the board, including compliance with requirements of the Sarbanes-Oxley Act of 2002, and make recommendations to the board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Our Compensation Committee is comprised of Malcolm Hoenlein and David Weintraub, with Mr. Hoenlein serving as Chairman. The Compensation Committee will review or recommend the compensation arrangements for our management and employees and also assists the board of directors in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof.

The Compensation Committee has the authority to directly engage, at our expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation.

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Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our board has determined that Messrs. Weintraub, Hoenlein and Melumad are “independent directors” as defined in the rules of NASDAQ OMX Group, Inc. corporate governance requirements and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended.

Code of Business Conduct and Ethics

We have not adopted a Code of Business Conduct and Ethics but anticipate doing so following the effectiveness of the registration statement of which this prospectus is a part.

Limitation of Directors Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes, as of December 31, 2012, the annual compensation paid to Oren Fuerst, Mordechi (Motty) Hershkowitz and Shilo Ben Zeev, whom we refer to collectively as the “named executive officers” for the fiscal years ended December 31, 2012 and 2011. Our company was formed in August 2011; therefore the figures indicated below for 2011 reflect only a partial year.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards	Option Awards ($)		Non-equity incentive plan compensation	Non-qualified incentive plan compensation	All Other Compensation ($)		Total ($)
Oren Fuerst (Chairman and CEO)	2012	$198,922	(1)	—	(2)	—	$183,622	(3)	—	—	$23,434	(4)	$406,978
	2011	$49,884	(1)	—	(2)	—	—		—	—	$2,380		$52,264

Shilo Ben Zeev (President and COO)	2012	$121,387	(5)	—		—.	$292,000	(6)	—	—	$41,545	(7)	$454,931
	2011	$18,697	(5)	—		—.	—		—	—	4,446		$23,143

Mordechi (Motty) Hershkowitz (CFO)	2012	$55,224	(8)	—		—	$36,400	(9)	—	—	$22,781	(10)	$114,404
	2011	—		—		—	—		—	—	—		—

(1)	In accordance with his employment agreement with our company (which was approved by our board of directors in March 2012), Dr. Fuerst was entitled to an annual salary of $192,000. In August 2012, upon the approval of the Compensation Committee of our board of directors, Dr. Fuerst’s annual salary was increased to $252,000, starting from August 2012. Since Dr. Fuerst receives part of his salary from our Israeli subsidiary denominated in New Israeli Shekel (“NIS”), the compensation received from the Israeli subsidiary is calculated for purposes of this table based on the annual average currency exchange. Amounts of salary do not include $18,500 which was earned but not paid at December 31, 2012.
(2)	In accordance with his employment agreement, Dr. Fuerst is entitled to receive bonuses based on his achieving the following milestones: (a) $96,000 in the event we achieve data lock on least one clinical study required for FDA and/or CE Mark regulatory approval, (b) $48,000 in the event we make a 510K regulatory submission with the FDA for regulatory clearance of a company product, (c) $48,000 in the event we obtain a European notified body CE Mark clearance for a company product, (d) $48,000 in the event we obtain a market clearance for a company product in a market not covered by FDA or CE with a population in excess of 100,000,000 and (e) $96,000 in the event we obtain FDA regulatory clearance for a company product. Dr. Fuerst is also entitled to receive additional bonuses for five years in connection with strategic transactions that Dr. Fuerst has helped to consummate. As of December 31, 2012, Dr. Fuerst was entitled to receive a bonus at the amount of $96,000 in light of the achieving of the first milestone described above. However, the bonus had not been paid as of December 31, 2012.

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(3)	In accordance with his employment agreement with our company, Dr. Fuerst was entitled to receive fully-vested options to purchase shares of our common stock equal to three percent (3%) of our issued and outstanding capital stock on an as-converted fully diluted basis (but no less than 500,000 shares). Pursuant to Dr. Fuerst’s employment agreement and for accounting purposes, the exercise price of such options was set at $1.00 per share; provided, that the exercise price remained subject to modification if deemed appropriate by our board of directors. In June 2012, the Compensation Committee of our board of directors approved initial option grants under our 2012 Equity Incentive Plan. As part of this approval, the Compensation Committee approved a reduction in the exercise price of the options Dr. Fuerst was entitled to receive from $1.00 to $0.52 and issued additional options at $0.52 per share. As such, Dr. Fuerst was granted an aggregate of 750,000 options with an exercise price of $0.52 per share. In September 2012, the Compensation Committee of our board of directors clarified that 330,000 of these options vested immediately, and 420,000 are subject to 2-year vesting in equal increments on annual basis. We may grant Dr. Fuerst additional options to purchase shares of common stock from time to time at the discretion of our board of directors or the Compensation Committee thereof. The value of the granted options for purposes of this table was derived using the Black-Sholes model.
(4)	In addition to his salary, Dr. Fuerst is entitled to receive a leased automobile and mobile phone during his employment as well as reimbursements for expenses accrued. These benefits as well as other social benefits under Israeli law are included as part of his “All Other Compensation”.
(5)	Since Mr. Ben Zeev receives his entire salary from our Israeli subsidiary denominated in NIS, the compensation received is calculated for purposes of this table based on the annual average currency exchange.
(6)	As part of the initial grants under our 2012 Equity Incentive Plan approved by the Compensation Committee of our board of directors in June 2012, Mr. Ben Zeev was granted 400,000 options to purchase shares of common stock with an exercise price of $0.001 per share. 100,000 of these options vested immediately and 300,000 are subject to 2-year vesting in equal increments on a quarterly basis. We may grant Mr. Ben Zeev additional options to purchase shares of common stock from time to time at the discretion of our board of directors or the Compensation Committee thereof. The value of the granted options for purposes of this table was derived using the Black-Sholes model.
(7)	In addition to his salary, Mr. Ben-Zeev is entitled to receive a leased automobile and mobile phone during his employment. These benefits as well as other social benefits under Israeli law are included as part of his “All Other Compensation”.
(8)	Mr. Hershkowitz became of Chief Financial Officer in March 2012. Since Mr. Hershkowitz receives his entire salary from our Israeli subsidiary denominated in NIS, the compensation received is calculated for purposes of this table based on the annual average currency exchange.
(9)	As part of the initial grants under our 2012 Equity Incentive Plan approved by the Compensation Committee of our board of directors in June 2012, Mr. Hershkowitz was granted 70,000 options to purchase shares of common stock with an exercise price of $0.47 per share. 10,000 of these options vested immediately and 60,000 are subject to 2-year vesting in equal increments on a quarterly basis. We may grant Mr. Hershkowitz additional options to purchase shares of common stock from time to time at the discretion of our board of directors or the Compensation Committee thereof. The value of the granted options for purposes of this table was derived using the Black-Sholes model.
(10)	In addition to his salary, Mr. Hershkowitz is entitled to receive a leased automobile and mobile phone during his employment. These benefits as well as other social benefits under Israeli law are included as part of his “All Other Compensation”.

All compensation awarded to our executive officers were independently reviewed by our Compensation Committee and approved by our entire board of directors.

Employment Agreements

Except as set forth below, we currently have no written employment agreements with any of our officers, directors or key employees. The following is a description of our current executive employment agreements:

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Oren Fuerst, Chairman of the Board and Chief Executive Officer – We entered into an at-will employment agreement with Dr. Fuerst on March 15, 2012 and effective on November 1, 2011. Such agreement was amended in August 2012 to increase Dr. Fuerst’s annual base salary. Dr. Fuerst is not required to dedicate a minimum amount of time to fulfilling his roles with our company. Under the terms of his amended agreement, Dr. Fuerst is entitled to receive an annual base salary of $252,000. Dr. Fuerst is also entitled to receive bonuses based on his achieving the following milestones: (a) $96,000 in the event we achieve data lock on least one clinical study required for FDA and/or CE Mark regulatory approval, (b) $48,000 in the event we make a 510K regulatory submission with the FDA for regulatory clearance of a company product, (c) $48,000 in the event we obtain a European notified body CE Mark clearance for a company product, (d) $48,000 in the event we obtain a market clearance for a company product in a market not covered by FDA or CE with a population in excess of 100,000,000 and (e) $96,000 in the event we obtain FDA regulatory clearance for a company product. Moreover, Dr. Fuerst is entitled to receive the following additional bonuses for five years in connection with strategic transactions of our company that Dr. Fuerst has helped to consummate as follows: (i) 5% of the revenues of the company from such transaction in the event we complete a strategic transaction with an aggregate actual or potential value of over US$1 million and less than US$10 million and (ii) 7% of the revenues of the revenues of our company from such transaction in the event we complete a strategic transaction with an aggregate actual or potential value in excess of $10 million.

In addition, in accordance with his employment agreement (which was approved by our board of directors in March 2012), upon the completion of the 2011-2012 Private Placement, Dr. Fuerst was entitled to receive fully-vested options to purchase shares of our common stock equal to three percent (3%) of our issued and outstanding capital stock on an as-converted fully diluted basis (but no less than 500,000 shares). Since the trigger for the grant of such options occurred on March 30, 2012, we recognized for accounting purposes at March 31, 2012 the full compensation cost related to 547,392 options in total amount of $26,141.

In June 2012, the Compensation Committee of our board of directors approved a grant under our 2012 Equity Incentive Plan to Dr. Fuerst of 750,000 options to purchase shares of our common stock (which include the 547,392 options referred to above plus 202,608 additional options). In connection with such grant, the Compensation Committee reviewed a current valuation of our company and accordingly reduced the exercise price of the options Dr. Fuerst was entitled to receive under his employment agreement from $1.00 to $0.52 per share and granted the additional 202,608 with an exercise price of $0.52. In September, 2012 the Compensation Committee of our board of directors clarified that 330,000 of these options vested immediately, and 420,000 are subject to 2-year vesting in equal increments on annual basis.

The employment agreement may be terminated by us at will or upon the following events: death, disability, Change of Control or for Cause (each defined under the employment agreement). In the event the employment agreement is terminated at will, Dr. Fuerst shall be entitled to receive 6-month base salary. In the event the employment agreement is terminated and triggered by an event of Change of Control, Dr. Fuerst shall be entitled to receive (i) benefits for up to two (2) times annual salary, (ii) rights granted to him under our benefit plans and exercise any unvested options and (iii) right to immediately exercise any unvested options granted to him under our 2012 Equity Incentive Plan and other applicable sub-plans over a period of three (3) years from the occurrence of Change of Control. In the event the employment agreement is terminated on death or disability, any unvested options granted to him shall become fully vested and exercisable. In the event the employment agreement is terminated by us for Cause, Dr. Fuerst will be entitled to payment of any base salary earned but unpaid through the date of termination.

Dr. Fuerst’s employment agreement also includes a one (1) year non-competition and non-solicitation, certain confidentiality covenants and assignment of any his invention. Under the terms of the agreement, Dr. Fuerst is entitled to certain expense reimbursements and other standard vacation and sick leave.

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Shilo Ben Zeev, President and Chief Operating Officer – We entered into an at-will Personal Employment Agreement with Mr. Ben Zeev on March 15, 2012 and effective on November 1, 2011. Mr. Ben Zeev is required to spend no less than 90% of his entire business time and attention to the business of our company. Under the terms of his agreement (which was amended in August 2012), Mr. Ben Zeev is entitled to receive a monthly base salary of NIS 46,000. Mr. Ben Zeev is also entitled to additional options pursuant to our 2012 Equity Incentive Plan, which may be awarded by the board, in the board’s sole discretion, based on certain annual performance-based objectives established by our board of directors.

The employment agreement may be terminated at will or upon the following events by us: death, disability, Change of Control or for Cause (each defined under the employment agreement). In the event the employment agreement is terminated at will, Mr. Ben Zeev shall be entitled to receive 6-month base salary and severance payment pursuant to applicable Israeli severance law. In the event the employment agreement is terminated and triggered by an event of Change of Control, Mr. Ben Zeev shall be entitled to receive (i) benefits for up to two (2) times annual salary, (ii) rights granted to him under our benefit plans and exercise any unvested options and (iii) right to immediately exercise any unvested options granted to him under our 2012 Equity Incentive Plan and other applicable sub-plans over a period of three (3) years from the occurrence of Change of Control. In the event the employment agreement is terminated on death or disability, any unvested options granted to Mr. Ben Zeev shall become fully vested and exercisable. In the event the employment agreement is terminated by us for Cause, Mr. Ben Zeev will be entitled to severance payment under applicable Israeli severance law.

Mr. Ben Zeev’s employment agreement also includes a one (1) year non-competition and non-solicitation, certain confidentiality covenants and assignment of any his invention. Under the terms of the agreement, Mr. Ben Zeev is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave and life and disability insurance.

Mordechi (Motty) Hershkowitz, Chief Financial Officer, Treasurer and Secretary – We entered into an at-will Personal Employment Agreement with Mr. Hershkowitz on March 15, 2012. Mr. Hershkowitz is a full-time employee of our company. Under the terms of his agreement (which was amended in August 2012), Mr. Hershkowitz is entitled to receive a base monthly salary of NIS 26,000. Mr. Hershkowitz is also entitled to additional options pursuant to our 2012 Equity Incentive Plan, which may be awarded by the board, in the board’s sole discretion, based on certain annual performance-based objectives established by the board of directors.

The employment agreement may be terminated at will or for Cause (each defined under the employment agreement) by us. In the event the employment agreement is terminated at will, Mr. Hershkowitz shall be entitled to receive 3-month base salary and severance payment pursuant to applicable Israeli severance law. In the event the employment agreement is terminated by us for Cause, Mr. Hershkowitz will be entitled to severance payment under applicable Israeli severance law.

Mr. Hershkowitz’s employment agreement also includes a one (1) year non-competition and non-solicitation, certain confidentiality covenants and assignment of any his invention. Under the terms of this agreement, Mr. Hershkowitz is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave and life and disability insurance.

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2012 Equity Incentive Plan

On January 23, 2012, our board of directors and a majority of the holders of our then outstanding shares of common stock adopted a 2012 Equity Incentive Plan for our company (which includes both U.S. and Israeli sub-plans). An aggregate of 2,860,000 shares of our common stock were originally reserved for issuance under our 2012 Equity Incentive Plan. On January 23, 2012, an Israeli sub-plan was adopted under our 2012 Equity Incentive Plan, which sets forth the terms for the grant of stock awards to Israeli employees or Israeli non-employees. The sub-plan was adopted in accordance with the amended sections 102 and 3(i) of Israel's Income Tax Ordinance. The sub-plan is part of the 2012 Plan and subject to the same terms and conditions.

In February 2013, our board of directors and a majority of the holders of our then outstanding shares of common stock adopted an amendment to our 2012 Equity Incentive Plan to increase the shares reserved thereunder from 2,860,000 to 5,000,000.

The purpose of our 2012 Equity Incentive Plan is to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial achievements. The 2012 Equity Incentive Plan will be administered by the Compensation Committee of our board of directors or by the full board, which may determine, among other things, the (a) terms and conditions of any option or stock purchase right granted, including the exercise price and the vesting schedule, (b) persons who are to receive options and stock purchase rights and (c) the number of shares to be subject to each option and stock purchase right. The 2012 Equity Incentive Plan will provide for the grant of (i) ”incentive” options (qualified under section 422 of the Internal Revenue Code of 1986, as amended) to employees of our company and (ii) non-qualified options to directors and consultants of our company. In addition, our board has authorized the appointment of Tamir Fishman Equity Plan Services to act as a trustee for grants of options under the Israeli sub-plan to Israeli residents.

In connection with the administration of our 2012 Equity Incentive Plan, our Compensation Committee will:

•	determine which employees and other persons will be granted awards under our 2012 Equity Incentive Plan;

•	grant the awards to those selected to participate;

•	determine the exercise price for options; and

•	prescribe any limitations, restrictions and conditions upon any awards, including the vesting conditions of awards.

Any grant of awards to any of directors under our 2012 Equity Incentive Plan must be approved by the Compensation Committee of our board of directors. In addition, our Compensation Committee will:

•	interpret our 2012 Equity Incentive Plan; and

•	make all other determinations and take all other action that may be necessary or advisable to implement and administer our 2012 Equity Incentive Plan.

The 2012 Equity Incentive Plan provides that in the event of a change of control event, the Compensation Committee or our board of directors shall have the discretion to determine whether and to what extent to accelerate the vesting, exercise or payment of an award.

In addition, our board of directors may amend our 2012 Equity Incentive Plan at any time. However, without stockholder approval, our 2012 Equity Incentive Plan may not be amended in a manner that would:

•	increase the number of shares that may be issued under our 2012 Equity Incentive Plan;

•	materially modify the requirements for eligibility for participation in our 2012 Equity Incentive Plan;

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•	materially increase the benefits to participants provided by our 2012 Equity Incentive Plan; or

•	otherwise disqualify our 2012 Equity Incentive Plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Awards previously granted under our 2012 Equity Incentive Plan may not be impaired or affected by any amendment of our 2012 Equity Incentive Plan, without the consent of the affected grantees.

Outstanding Equity Awards

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our name executive officers, as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not vested (#)
Dr. Oren Fuerst	330,000	420,000	(1)	-	$0.52	6/21/2017	-	-	-	-

Shilo Ben Zeev	175,000	225,000	(2)	-	$0.001	6/21/2022	-	-	-	-
							-	-	-	-
Mordechi (Motty) Herskkowitz	25,000	45,000	(3)	-	$0.47	6/21/2022	-	-	-	-

(1) Of the unvested stock options, 210,000 of the unvested stock options will vest on March 31, 2013 and the remaining 210,000 will vest on March 31, 2014.

(2) The unvested stock options will vest in equal (37,500 options, each) at the end of every quarter starting from March 31, 2013.

(3) The unvested stock options will be vested in equal (7,500 options, each) at the end of every quarter starting from March 31, 2013.

Outstanding Equity Awards Narrative Disclosure

On June 22, 2012, the Compensation Committee of our board of directors granted total options to purchase 2,100,000 shares of our common stock of the Company. 320,000, 230,000 and 1,550,000 options were granted to employees, consultants and directors (including employee directors), respectively. The exercise prices for such options are ranged from $0.001 to $0.52 per share, with vesting to occur over periods of up to 2 years.

In March 2012, we entered into employment agreement with Oren Fuerst, our Chairman and Chief Executive Officer, under which we will grant options to purchase shares of our common stock equal to three (3%) percent of the issued and outstanding capital stock of our company following the final closing of our 2011-2012 Private Placement, but not less than 500,000 options, with exercise price of $1.00 per share.

Since the final closing of our 2011-2012 Private Placement was on March 30, 2012, the trigger of the above options to be vested occurred and therefore we accounted for these options under ASC 718, “Compensation - Stock Compensation.”

On June 22, 2012, the Compensation Committee of our board of directors approved a reduction in the exercise price of Dr. Fuerst’s options from $1.00 to $0.52 per share and a change to the vesting schedule by extending the vesting period of 210,000 options vested as of March 31, 2013, which were previously granted to the Dr. Fuerst as fully vested. We accounted for the exercise price reduction and the extension of options' terms pursuant to ASC 718 as a modification.

Option Exercises

To date no options have been exercised by our directors or officers.

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Director Compensation

In September 2012, the Compensation Committee of our board of directors adopted a director compensation policy for our company under which our independent directors will receive reasonable compensation for their service on our board of directors or any committees thereof. Under this policy, independent directors will receive, both retroactively for 2012 and going forward, cash fees of: (i) $2,000 per meeting for board meetings or board calls attended and (ii) $1,000 per meeting for committee meetings or committee calls attended.

In addition, as part of the initial grants of options under our 2012 Equity Incentive Plan approved by the Compensation Committee of our board of directors in June 2012, two of our three independent directors (Malcolm Hoenlein and Prof. Nahum Melumad) were each granted 200,000 options with an exercise price of $0.47 per share. In each case, 100,000 of such options vested immediately and the remaining 100,000 options are subject to 2-year vesting in equal increments on quarterly basis.

The following table summarizes, as of December 31, 2012, the annual compensation paid to our non-employee directors for the fiscal years ended December 31, 2012 and 2011.

Name and Principal Position	Year	Fees Paid or Earned in Cash ($)	Stock Awards	Option Awards ($)		Non-equity incentive plan compensation	Non-qualified incentive plan compensation	All Other Compensation ($)	Total ($)
Malcolm Hoenlein	2012	—	—	$104,000(	1)	—	—	—	$104,000
	2011	—	—	—		—	—	—
Prof. Nahum Melumad	2012	—	—	$104,000(	2)	—	—	—	$104,000
	2011	—	—	—		—	—	—	—
Dr. David Weintraub	2012	—	—	—		—	—	—	—
	2011	—	—	—		—	—	—	—
Adam K. Stern	2012	—	—	—		—	—	—	—
	2011	—	—	—		—	—	—	—

(1)          As part of the initial grants under our 2012 Equity Incentive Plan approved by the Compensation Committee of our board of directors in June 2012, Mr. Hoenlein was granted 200,000 options to purchase shares of common stock with an exercise price of $0.001 per share. 100,000 of these options vested immediately and 100,000 are subject to 2-year vesting in equal increments on a quarterly basis. We may grant Mr. Hoenlein additional options to purchase shares of common stock from time to time at the discretion of our board of directors or the Compensation Committee thereof. The value of the granted options for purposes of this table was derived using the Black-Sholes model.

(2)          As part of the initial grants under our 2012 Equity Incentive Plan approved by the Compensation Committee of our board of directors in June 2012, Prof. Melumad was granted 200,000 options to purchase shares of common stock with an exercise price of $0.001 per share. 100,000 of these options vested immediately and 100,000 are subject to 2-year vesting in equal increments on a quarterly basis. We may grant Prof. Melumad additional options to purchase shares of common stock from time to time at the discretion of our board of directors or the Compensation Committee thereof. The value of the granted options for purposes of this table was derived using the Black-Sholes model.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers and directors; and

•	all our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the date of this prospectus are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Shares of Common Beneficially Stock Owned	Percent of Common Stock Beneficially Owned(1)
David Weintraub(2)	2,700,000	18.51%
Oren Fuerst(3)	2,055,000	13.91%
Meir Plevinski	1,275,000	8.74%
Spencer Trask Investment Partners, LLC(4)	1,271,273	8.70%
Laurence G. Allen(5)	904,788	6.10%
Adam K. Stern(6)	700,000	4.80%
Shilo Ben Zeev(7)	550,000	3.73%
Mordechi (Motty) Hershkowitz(8)	25,000	*
Malcolm Hoenlein(9)	125,000	*
Nahum D. Melumad(10)	125,000	*
All Executive Officers and Directors as a group (7 persons)	6,280,000	42.82%

*	Less than 1%.

(1)	Percentage ownership is based on 14,604,355 shares of our common stock outstanding as of the date of this prospectus and, for each person or entity listed above, warrants or options to purchase shares of our common stock which exercisable within 60 days of the date of this prospectus.
(2)	David Weintraub is a director of our company.
(3)	Includes: (i) 1,725,000 shares of common stock held by Strategic Models, LLC, a Delaware limited liability company owned and controlled by Dr. Fuerst and Tzameret Fuerst and (ii) 330,000 vested options to purchase common stock held by Dr. Fuerst. Excludes 420,000 options which are not vested.

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(4)	Includes: (i) to purchase 700,000 shares of common stock with; (ii) a warrant to purchase 277,811 shares of common stock with an exercise price of $1.00 per share and (iii) a warrant to purchase 293,462 shares of common stock with a current exercise of $1.42 per share. Such warrants were originally issued to Spencer Trask as part of its compensation for acting as our placement agent and subsequently transferred to Spencer Trask Investment Partners, LLC by Spencer Trask. In addition, Spencer Trask Investment Partners, LLC will be eligible to receive an additional 42,337 underlying warrant shares due to further anti-dilution adjustment following completing the second and third tranches of the August 2012 Private Placement. Such warrants are exercisable at any time prior to the earlier of: (i) March 30, 2019 or (ii) three years following the date that our common stock becomes publicly traded.
(5)	Laurence G. Allen is the natural person with voting and dispositive power over the shares held by ACP X, LP, ACP Investment Group, LLC, NYPPEX LLC and NYPPEX Holdings, LLC. This includes 681,901 shares of common stock and underlying warrant shares held by ACP X, LP, 51,408 shares of common stock and underlying warrant shares held by ACP Investment Group, LLC, 42,254 shares of underlying warrant shares held by NYPPEX LLC, and 26,408 shares of underlying warrant shares held by NYPPEX Holdings, LLC. Also includes 102,817 shares of common stock and underlying warrant shares held by an individual retirement account for Mr. Allen.
(6)	Adam K. Stern is a director of our company. The share numbers include shares owned individually by Mr. Stern and through two entities (Piper Venture Partners, LLC and Pavilion Capital Partners, LLC) owned and/or controlled by Mr. Stern.
(7)	Shilo Ben Zeev is our President and Chief Operating Officer. Includes 175,000 vested options to purchase common stock held by Mr. Ben Zeev. Excludes 225,000 options which are not vested.
(8)	Motty Hershkowitz is our Chief Financial Officer, Treasurer and Secretary. Includes 25,000 vested options to purchase common stock held by Mr. Hershkowitz. Excludes 45,000 options which are not vested.
(9)	Malcolm Hoenlein is a director of our company. Includes 125,000 vested options to purchase common stock held by Mr. Hoenlein. Excludes 75,000 options which are not vested.
(10)	Nahum D. Melumad is a director of our company. Includes 125,000 vested options to purchase common stock held by Prof. Melumad. Excludes 75,000 options which are not vested.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Founders and Management

In connection with our formation in August 2011 and the contribution of intellectual property to our company in October 2011, our founders (including an affiliate of Dr. Oren Fuerst, Dr. David Weintraub and Shilo Ben Zeev, each of whom are executives, directors and/or employees of our company) received an aggregate of 7,500,000 shares of common stock for nominal consideration.

Spencer Trask and its Related Parties

In connection with our formation on August 11, 2011, certain affiliates of Spencer Trask Ventures, Inc. and certain other parties not affiliated with our company or Spencer Trask received an aggregate of 2,000,000 shares of common stock, for which they agreed to pay an aggregate of $10,000 (or $0.005 per share). Under this transaction, Spencer Trask Investment Partners, LLC, an affiliate of Spencer Trask, purchased 700,000 shares of common stock and Adam K. Stern, a former affiliate of Spencer Trask and also now a director of our company, both individually and through two entities controlled by him, purchased 700,000 shares of our common stock.

Spencer Trask, acting as our placement agent in our 2011-2012 Private Placement, received certain cash placement fees and was also granted two warrants: (i) to purchase 482,200 shares of common stock with an exercise price of $1.00 and (ii) to purchase 509,366 shares of common stock with a current exercise price of $1.42 per share. In addition, Spencer Trask will be granted additional 47,246 underlying warrant shares due to further anti-dilution adjustment following completing the second and third tranches of the August 2012 Private Placement. Such warrants are exercisable at any time prior to the earlier of: (i) March 30, 2019 or (ii) three years following the date that our common stock becomes publicly traded. Subsequent to issuance, and as permitted under FINRA rules, such warrants were divided and allocated to certain affiliates and individual employees of Spencer Trask.

Pursuant to the terms of a placement agent agreement, dated September 8, 2011, between us and Spencer Trask entered into in connection with our 2011-2012 Private Placement, Spencer Trask appointed Adam K. Stern as a member of our board of directors for a two-year term from October 27, 2011. His successor during such two year period, if any, will be chosen by Spencer Trask, subject to our reasonable approval.

We also entered into a Right of First Refusal Agreement with Spencer Trask on October 27, 2011 which provides that, for a period of two (2) years from March 30, 2012, Spencer Trask has the irrevocable preferential right of first refusal (i) to purchase for its own account or to act as agent for any proposed private offering of securities (equity or debt) by us and (ii) to purchase or sell such securities on terms no less favorable than we can obtain elsewhere. If, within ten (10) days of the receipt of such notice of intention and statement of terms, Spencer Trask does not accept in writing such offer to purchase such securities or to act as agent with respect to such offering upon the terms proposed, we will be free to negotiate terms with third parties with respect to such offering and to effect such offering on such proposed terms.

In addition, on October 27, 2011, we entered into a non-exclusive Finder’s Fee Agreement with Spencer Trask which provides that if we or any of our affiliates enter into any of certain transactions enumerated in the Finder’s Agreement (including financing transactions and business combinations or similar arrangements) with any party introduced to us by Spencer Trask, directly or indirectly at any time prior to the date which is four (4) years after March 30, 2012, then we shall pay or cause to be paid to Spencer Trask certain cash finder’s fees as follows:

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(i)	7% of the first $1,000,000 or portion thereof of the consideration paid in such transaction; plus
(ii)	6% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; plus
(iii)	5% of the next $5,000,000 or portion thereof of the consideration paid in such transaction; plus
(iv)	4% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; plus
(v)	3% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; plus
(vi)	2.5% of any consideration paid in such transaction in excess of $9,000,000.

On August 20, 2012, we entered into another non-exclusive Finder’s Agreement with Spencer Trask in connection with our October 2012 Private Placement under which we paid to Spencer Trask (i) a cash fee equal to 10% of the consideration actually paid to us by investors introduced to us by Spencer Trask and (ii) a warrant to purchase shares of common stock equal to 10% of the number of shares of common stock purchased by investors introduced to us by Spencer Trask and (iii) reimbursement for expenses related to the Private Placement at the amount of up to $10,000.

Employment Agreements

We entered into an employment agreement with Dr. Oren Fuerst, our Chairman and Chief Executive Officer in March, 2012. For a full description of the employment agreement with Dr. Oren Fuerst, see “Executive Compensation.” This agreement was amended on August 8, 2012.

We entered into an employment agreement with Shilo Ben Zeev, our Chief Operating Officer, in March, 2012. For a full description of the employment agreement with Mr. Ben Zeev, see “Executive Compensation.” This agreement was amended as of September 2012 and effective starting from August 2012.

We entered into an employment agreement with Mordechi (Motty) Hershkowitz, our Chief Financial Officer, in March, 2012. For a full description of the employment agreement with Mr. Hershkowitz, see “Executive Compensation.” This agreement was amended as of September 2012 and effective starting from August 2012.

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DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation, our bylaws which we have included as exhibits to the registration statement of which this prospectus forms a part.

Our Certificate of Incorporation authorizes us to issue:

•	45 million shares of common stock, par value $0.0001 per share; and

•	5 million shares of “blank check” preferred stock, par value $0.0001 per share, none of which have yet been designated.

In order to provide our management with the flexibility to properly structure our capitalization as a public company, in May 2012, our board of directors and stockholders granted our management the authority to declare a forward stock split of our outstanding and authorized common stock in a ratio of up to 4-for-1. Our management may exercise their discretion to declare such split at any time prior to June 1, 2013.

The following statements are summaries only of provisions of our authorized capital stock and are qualified in their entirety by our Certificate of Incorporation. You should review these documents for a description of the rights, restrictions and obligations relating to our capital stock.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to).

Dividends. The holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our board of directors in their discretion pursuant to the Delaware General Corporation Law therefor and after provision is made for each class of capital stock having preference over the common stock (including the preferred stock if any).

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock (including the preferred stock if any).

Conversion Rights. The holders of our common stock have no conversion rights.

Preemptive and Similar Rights. The holders of our common stock have no preemptive or similar rights under our Certificate of Incorporation but will have rights of anti-dilution, price protection and participation in future private financings of our company as provided for in a certain Investor Rights Agreement entered into in connection with the 2011-2012 Private Placement.

Tag-along, Drag-along and Registration Rights. The holders of our common stock have rights of tag-along, drag along and registration as provided for in a certain Investors Rights Agreement entered into in connection with the 2011-2012 Private Placement.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable.

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Transfer Restrictions. Shares of our common stock are subject to transfer restrictions. See “Restrictions on the Transfer of Securities.”

Warrants

2011-2012 Warrants

General Terms. In connection with our 2011-2012 Private Placement, we issued warrants to 45 investors to purchase an aggregate 2,461,000 shares of our common stock. We refer to these warrants as the 2011-2012 Investor Warrants. The 2011-2012 Investor Warrants are exercisable for our common stock at an exercise price equal to $1.50 per share (the “Exercise Price”). The Exercise Price and the number of securities issued upon exercise of the 2011-2012 Investor Warrants are subject to adjustment in certain cases described below under “Adjustments.” The Exercise Price has been adjusted to $1.42 per share and 138,648 underlying warrant shares were issued to the holders of the 2011-2012 Investor Warrants due to a dilutive issuance arising out of the consummation of the first tranche of the August 2012 Private Placement. The exercise price of the said warrants are expected to be adjusted to $1.30 per share following completion of the second and third tranches of the August 2012 Private Placement. The total number of additional warrant shares granted to such holders is 379,771 as a result of the entire August 2012 Private Placement.

Exercisability. The 2011-2012 Investor Warrants are exercisable immediately upon issuance and may be exercised at any time prior to October 27, 2016. The 2011-2012 Investor Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the 2011-2012 Investor Warrants. No fractional shares will be issued upon the exercise of the 2011-2012 Investor Warrants.

Adjustments The exercise price and the number of warrant shares purchasable upon the exercise of the 2011-2012 Investor Warrants are subject to “weighted average” adjustment for dilutive issuance as well as adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations, down round protection and reclassifications of our capital stock. Additionally, an adjustment would be made in the case of a reclassification or exchange, consolidation or merger of our company with or into another corporation (other than a consolidation or merger in which our company is the surviving corporation) or sale of all or substantially all of the assets of our company in order to enable holders of the 2011-2012 Investor Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares common stock that might otherwise have been purchased upon the exercise of the 2011-2012 Investor Warrants.

Warrantholder Not a Stockholder. The 2011-2012 Investor Warrants do not confer upon the holders thereof any voting, dividend or other rights as stockholders of our company.

Placement Agent Warrants

As part of the consideration issued to Spencer Trask for acting as the placement agent in our 2011-2012 Private Placement, we issued to Spencer Trask: (i) a warrant to purchase 482,200 shares of our common stock at an exercise price equal to $1.00 per share and (ii) a second warrant to purchase 482,200 shares of our common stock at an exercise price equal to $1.50 per share (the “$1.50 Exercise Price”). The $1.50 Exercise Price has been adjusted to $1.42 per share due to a dilutive issuance arising out of the consummation of the first tranche of the August 2012 Private Placement and Spencer Trask is entitled to purchase additional 27,166 shares of common stock at the current exercise of $1.42 per share for the second warrant. The exercise price of the said warrants are expected to be further reduced to $1.30 per share following completing the second and third trances of the August 2012 Private Placement. Spencer Trask will be entitled to purchase additional 74,412 shares of common stock at the exercise of $1.30 per share for the second warrant as a result of the entire August 2012 Private Placement.

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Exercisability. The STV Placement Agent Warrants are exercisable immediately upon issuance and may be exercised at any time prior to the earlier of: (i) March 30, 2019 or (ii) three years after we become a publicly traded company. The STV Placement Agent Warrants contain a “cashless exercise” provision and may be exercised at any time in whole or in part at the applicable exercise price until expiration of the STV Placement Agent Warrants. No fractional shares will be issued upon the exercise of the STV Placement Agent Warrants.

Adjustments. The exercise price and the number of warrant shares purchasable upon the exercise of the STV Placement Agent Warrants are subject to “weighted average” adjustment for dilutive issuance as well as adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations down round protection and reclassifications of our capital stock. Additionally, an adjustment would be made in the case of a reclassification or exchange, consolidation or merger of our company with or into another corporation (other than a consolidation or merger in which our company is the surviving corporation) or sale of all or substantially all of the assets of our company in order to enable holders of the STV Placement Agent Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares common stock that might otherwise have been purchased upon the exercise of the STV Placement Agent Warrants.

Warrantholder Not a Stockholder. The STV Placement Agent Warrants do not confer upon the holders thereof any voting, dividend or other rights as stockholders of our company.

August 2012 Warrants

General Terms. In connection with our August 2012 Private Placement, we issued warrants to 13 investors to purchase an aggregate 500,014 shares of our common stock. Following completing the 2nd and the 3rd trance of the August 2012 Private Placement, we will issue additional warrants to such investors. We refer to these warrants in the aggregate as the August 2012 Investor Warrants. The August Investor Warrants are exercisable for our common stock at an exercise price equal to $1.00 per share. The exercise price and the number of securities issued upon exercise of the August 2012 Investor Warrants are subject to adjustment in certain cases described below under “Adjustments.”

Exercisability. The August 2012 Investor Warrants are exercisable immediately upon issuance and may be exercised at any time: (i) until the first anniversary of the Effective Date (as defined below) with respect to the one hundred percent (100%) of the August 2012 Investor Warrants and (ii) until the second anniversary of the Effective Date with respect to fifty percent (50%) of the August 2012 Investor Warrants. The August 2012 Investor Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the August 2012 Investor Warrants. No fractional shares will be issued upon the exercise of the August 2012 Investor Warrants. The term “Effective Date” means the date that we have received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system.

Adjustments. The exercise price and the number of warrant shares purchasable upon the exercise of the August 2012 Investor Warrants are not subject to “weighted average” or any other price based adjustment. The exercise price is subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassifications of our capital stock. Additionally, an adjustment would be made in the case of a reclassification or exchange, consolidation or merger of our company with or into another corporation (other than a consolidation or merger in which our company is the surviving corporation) or sale of all or substantially all of the assets of our company in order to enable holders of the August 2012 Investor Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares common stock that might otherwise have been purchased upon the exercise of the August 2012 Investor Warrants.

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Warrantholder Not a Stockholder. The August 2012 Investor Warrants do not confer upon the holders thereof any voting, dividend or other rights as stockholders of our company.

Finder Warrants

As part of the consideration issued to the FINRA members we engaged as finders for our October 2012 Private Placement we issued to such finders warrants to purchase an aggregate of 179,502 shares of our common stock at an exercise price equal to $1.50 per share. We refer to these warrants as the Finder Warrants.

Exercisability. The Finder Warrants are exercisable immediately upon issuance and may be exercised at any time prior to the third anniversary of the issuance of the Finder Warrants. The Finder Warrants contain a “cashless exercise” provision and may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Finder Warrants. No fractional shares will be issued upon the exercise of the Finder Warrants.

Adjustments. The exercise price and the number of warrant shares purchasable upon the exercise of the Finder Warrants are not subject to “weighted average” or any other price based adjustment. The exercise price is subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassifications of our capital stock. Additionally, an adjustment would be made in the case of a reclassification or exchange, consolidation or merger of our company with or into another corporation (other than a consolidation or merger in which our company is the surviving corporation) or sale of all or substantially all of the assets of our company in order to enable holders of the Finder Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares common stock that might otherwise have been purchased upon the exercise of the Finder Warrants.

Warrantholder Not a Stockholder. The Finder Warrants do not confer upon the holders thereof any voting, dividend or other rights as stockholders of our company.

Transfer Agent and Registrar

VStock Transfer, LLC is the transfer agent and registrar for our common stock.

Quotation of Securities

We intend to seek to have a broker-dealer file a Form 211 in order to have our common stock quoted on the OTC Bulletin Board and/or OTCQB. It is anticipated that our common stock will be quoted on the OTC Bulletin Board and/or OTCQB on or promptly after the date of this prospectus, provided, however, that is no assurance that our common stock will actually be approved and quoted on the OTC Bulletin Board or OTCQB.

Anti-Takeover Effect of Delaware Law, Certain Charter and Bylaw Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

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•	they provide that special meetings of stockholders may be called only by the board of directors, President or our Chairman of the Board of Directors, or at the request in writing by stockholders of record owning at least fifty (50%) percent of the issued and outstanding voting shares of common stock;

•	they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and

•	they allow us to issue, without stockholder approval, up to 5,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

•	prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•	on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

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SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of our common stock by the selling stockholders both before and immediately after the offering.

All of the selling stockholders received their securities in: (i) the 2011-2012 Private Placement, (ii) the August 2012 Private Placement and/or (iii) the October 2012 Private Placement.  The securities registered on behalf of the investors in the August 2012 Private Placement include the securities they are expected to receive upon the full funding of their irrevocable commitments to provide funding to our company. We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them unless otherwise indicated.

The percent of beneficial ownership for the selling stockholders is based on 14,604,355 shares of common stock outstanding as of the date of this prospectus.  Warrants to purchase shares of our common stock held by certain investors that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by such investors for the purpose of computing the percentage ownership of their respective percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.  Unless otherwise stated below, to our knowledge, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days, including upon exercise of warrants to purchase shares of our common stock.

The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.  After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Information about the selling stockholders may change over time.  Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially Owned as of the date of this Prospectus		Shares Offered by this	Shares Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent

DIT Equity Holdings, LLC(2) (3) (4) (5)	386,150	2.64%	591,049	—	—

Anthony Ivankovich(2) (3) (4)	635,950	4.32%	680,227	—	—

FEQ Realty, LLC(2) (3) (4) (6)	251,408	1.71%	453,858	—	—

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ACP X, LP(2) (4) (7)	681,901	4.58%	671,295	—	—

Veladen Investments Corp, LLC(2) (3) (8)	200,000	1.36%	400,000	—	—

David Blonder(2) (4)	514,085	3.46%	538,579	—	—

George Karfunkel(2) (3) (4)	435,950	2.95%	480,227	—	—

SLD Capital Corp.(2) (9)	333,332	2.23%	333,332	—	—

Donald Wray & Linda Wray JTWROS(2) (4)	411,268	2.78%	430,863	—	—

Moggle Investors, LLC(2) (3) (10)	134,000	*	268,000	—	—

Steven B. Rosner(2) (3)(9)	492,499	3.38%	200,000	—	—

Sten-Anders Fellman(2) (3) (4)	251,309	1.71%	273,447	—	—

Steven B. Rosner, as trustee for SLD Capital Corp. MPP(2) (3)	80,000	*	160,000	—	—

ABBA Properties Partnership(2) (4) (11)	205,634	1.40%	215,432	—	—

Mondas Investments Ltd. (2) (4) (12)	205,634	1.40%	215,432	—	—

White Rock Capital Partners, L.P. (13)	166,666	1.14%	166,666	—	—

Montague Capital LP(14)	150,000	1.03%	150,000	—	—

Porthos Ventures, LLC(15)	133,333	*	133,333	—	—

Avrom Balsam(2) (4)	123,380	*	129,259	—	—

RBC Capital Markets Cust FBO Laurence G. Allen IRA(2) (4)	102,817	*	107,716	—	—

Barbara S. Dickler Trust(2) (4) (16)	102,817	*	107,716	—	—

Bruce P. Andre Trust(2) (4) (17)	102,817	*	107,716	—	—

Dan Manor(2) (4)	102,817	*	107,716	—	—

Edward S. Rosenthal(2) (4)	102,817	*	107,716	—	—

Maurice Aaron(2) (4)	102,817	*	107,716	—	—

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Robert D DeRose and Susan DeRose Family Trust(2) (4) (18)	102,817	*	107,716	—	—

Steve M. Payne(2) (4)	102,817	*	107,716	—	—

CRL Management LLC(19)	100,000	*	100,000	—	—

Don Bahouth	100,000	*	100,000	—	—

Nathaniel Abramson(2) (4)	74,028	*	77,555	—	—

Four Jr. Investments LTD. (20)	66,666	*	66,666	—	—

Robert M. Newsome	66,666	*	66,666	—	—

Louis A. Romeo & Brenda K. Romeo	66,666	*	66,666	—	—

Henry Rothman(2) (3) (4)	54,496	*	60,030	—	—

John E. Dell	60,000	*	60,000	—	—

ACP Investment Group, LLC(2) (4) (21)	51,408	*	53,858	—	—

Clayton Struve(2) (4)	51,408	*	53,858	—	—

David & Julie Rosen(2) (4)	51,408	*	53,858	—	—

Marvin Boehm(2) (4)	51,408	*	53,858	—	—

Mary L. Marcus-West Declaration Trust(2) (4) (22)	51,408	*	53,858	—	—

Larry W. Schwartz(2) (4)	51,408	*	53,858	—	—

Graham Short(2) (4)	51,408	*	53,858	—	—

NYPPEX Holdings, LLC(2) (4) (23)	26,408	*	28,858	—	—

Richard Neustadter(2) (4)	51,408	*	53,858	—	—

Richard Todd Gross(2) (4)	51,408	*	53,858	—	—

Renald & Catherine Anelle	50,666	*	50,666	—	—

John R. Campo	50,000	*	50,000	—	—

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Charles Affron and Mirella Affron JTWROS(2) (4)	41,127	*	43,086	—	—

Fabrizio Balestri(2) (4)	41,127	*	43,086	—	—

Joseph Merrill(2) (4)	41,127	*	43,086	—	—

Raymond L. Vollintine(2) (4)	41,127	*	43,086	—	—

Howard K. Fuguet	40,000	*	40,000	—	—

Michael Leiter	33,333	*	33,333	—	—

Robert Montgomery(2) (4)	30,563	*	31,543	—	—

Edward Dunn	30,000	*	30,000	—	—

David A. Rosner(2) (3)	10,000	*	20,000	—	—

Lauren Paige Rosner(2) (3)	10,000	*	20,000	—	—

John Dempsey(2) (4)	25,704	*	26,929	—	—

Ron Eller(2) (3) (4)	21,797	*	24,011	—	—

Akita Capital, LLC(24)	21,866	*	21,866	—	—

Ian Stern(2) (4)	20,563	*	21,543	—	—

Robert Frome(2) (4)	20,563	*	21,543	—	—

Walter J. Lachewitz Jr. (2) (4)	20,563	*	21,543	—	—

Michael Willis	20,000	*	20,000	—	—

Thomas C. Stephens	20,000	*	20,000	—	—

John T. Winebrenner Trust(25)	20,000	*	20,000	—	—

Robyn Schreiber Irrevocable Trust(26)	20,000	*	20,000	—	—

William C. Stone & Megan N. Williams	20,000	*	20,000	—	—

Richard Grossbard	17,000	*	17,000	—	—

Derek Sroufe	16,666	*	16,666	—	—

Robert B. Baker	16,666	*	16,666	—	—

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Trevor R. Ashmore	16,666	*	16,666	—	—

David & Lillian Barry	16,666	*	16,666	—	—

Scott Anderson	16,666	*	16,666	—	—

Lawrence Grossbard	16,666	*	16,666	—	—

Brian and Debbie Keller(2) (4)	15,423	*	16,157	—	—

Paul O’Brien	15,000	*	15,000	—	—

Brooks and Carmen McCartney	13,400	*	13,400	—	—

John C. Boyer	13,333	*	13,333	—

Paul V. Isicrate	13,300	*	13,300	—	—

Israel Bernstein(2) (4)	10,282	*	10,772	—	—

PNT Marketing Services Inc. Profit Sharing Plan & Trust FBO Anthony Coretto(2) (4) (27)	10,282	*	10,772	—	—

Tatiana Ivanova(2) (4)	10,282	*	10,772	—	—

Bill L. Boad	10,000	*	10,000	—	—

Michael Hetzner & Ann Hetzner	10,000	*	10,000	—	—

Mark A. Dante	8,333	*	8,333	—	—

Eric J. Cooper	6,750	*	6,750	—	—

John F. Neary	6,700	*	6,700	—	—

Grigoriy Levitskiy	6,666	*	6,666	—	—

Rafique Sheikh	5,000	*	5,000	—	—

Dmitry Dary	4,000	*	4,000	—	—

Robert Friedman	3,000	*	3,000	—	—

TOTAL	8,600,677		9,430,162

*              Less than 1%.

(1)	Assumes the sale of all shares offered pursuant to this prospectus.
(2)	Share numbers include shares underlying warrants held by the selling stockholders.

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(3)	Securities registered include shares of common stock and shares of common stock underlying warrants to be purchased by the selling stockholder pursuant to the irrevocable commitment to purchase such securities provided by such selling stockholder in connection with the second tranche of our August 2012 Private Placement.
(4)	Securities registered include additional shares of common stock to be available underlying warrants held by the selling stockholder as a result of anti-dilution adjustments to be caused by the funding of tranches two and three of the August 2012 Private Placement.
(5)	Kyung Won Lee is the natural person with voting and dispositive power over the shares held by DIT Equity Holdings, LLC.
(6)	Ernest Bartlett is the natural person with voting and dispositive power over the shares held by FEQ Realty, LLC.
(7)	Laurence G. Allen is the natural person with voting and dispositive power over the shares held by ACP X, LP, ACP Investment Group, LLC, NYPPEX, LLC and NYPPEX Holdings, LLC. Mr. Allen and NYPPEX Holdings, LLC are affiliated with NYPPEX, LLC, a FINRA member broker-dealer.
(8)	William Miller is the natural person with voting and dispositive power over the shares held by Veladen Investments Corp, LLC.
(9)	Steven B. Rosner is the natural person with voting and dispositive power over the shares held by SLD Capital Corp and Steven B. Rosner, as Trustee for SLD Capital Corp. MPP. The shares offered by SLD Capital Corp. consist of shares received under a Consulting Agreement between SLD Capital Corp. and our company. See “Management — Consulting Agreement with SLD Capital Corp.”
(10)	Stephen Harrington is the natural person with voting and dispositive power over the shares held by Moggle Investors, LLC.
(11)	Avrom Balsam and Nathaniel Abramson are the natural persons with voting and dispositive power over the shares held by ABBA Properties Partnership.
(12)	Marika Favre-Calo and Francois Kirschmann are the natural persons with voting and dispositive power over the shares held by Mondas Investments Ltd.
(13)	Thomas U. Barton is the natural person with voting and dispositive power over the shares held by White Rock Capital Partners, L.P.
(14)	Denis Kalenja is the natural person with voting and dispositive power over the shares held by Montague Capital LP.
(15)	Nick Patel is the natural person with voting and dispositive power over the shares held by Porthos Ventures, LLC.
(16)	Barbara S. Dickler and Marshall N. Dickler are the co-trustees with voting and dispositive power over the shares held by the Barbara S. Dickler Trust.
(17)	Bruce P. Andre is the trustee with voting and dispositive power over the shares held by the Bruce P. Andre Trust.
(18)	Robert D. DeRose and Susan DeRose are co-trustees with voting and dispositive power over the shares held by the Robert D DeRose and Susan DeRose Family Trust.
(19)	Charles Raymond Langston is the natural person with voting and dispositive power over the shares held by CRL Management LLC.
(20)	Robert D. Burke MD is the natural person with voting and dispositive power over the shares held by Four Jr. Investments LTD.
(21)	Laurence G. Allen is the natural person with voting and dispositive power over the shares held by ACP X, LP, ACP Investment Group, LLC and NYPPEX Holdings, LLC.
(22)	Mary L. Marcus-West is the trustee with voting and dispositive power over the shares held by the Mary L. Marcus-West Declaration Trust.
(23)	Laurence G. Allen is the natural person with voting and dispositive power over the shares held by ACP X, LP, ACP Investment Group, LLC and NYPPEX Holdings, LLC.

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(24)	Gary Gotto is the natural person with voting and dispositive power over the shares held by Akita Capital, LLC.
(25)	Thomas C. Stephens is the natural person with voting and dispositive power over the shares held by John T. Winebrenner Trust.
(26)	Warren Schreiber is the natural person with voting and dispositive power over the shares held by

Robyn Shreiber Irrevocable Trust.

(27)	Anthony Coretto is the trustee with voting and dispositive power over the shares held by the PNT Marketing Services Inc. Profit Sharing Plan & Trust FBO Anthony Coretto.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The selling security holders may sell some or all of their shares at a fixed price of $1.50 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB Market and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board and/or OTCQB Market, shareholders may sell their shares in private transactions to other individuals.

Our common stock is not listed or traded on any public exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the quotation of our common stock on the OTC Bulletin Board and/or OTCQB Market. In order to be quoted on the OTC Bulletin Board and/or OTCQB Market, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.  There is further no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

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The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering, provided, however, we will receive proceeds from the exercise of the warrants held by certain investors.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

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The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

88

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market on which our common stock is traded. Among other matters, in order for our common stock to become OTCBB/OTCQB eligible, a FINRA-member broker/dealer must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this prospectus, the Form 211 has not been filed with FINRA. There is no assurance that our common stock will be included on the OTCBB/OTCQB.

The shares of common stock registered hereby can be sold by selling stockholders at a fixed price of $1.50 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB Market and thereafter at prevailing market prices or privately negotiated prices. We determined such fixed price based on the highest price at which shares of our common stock were sold in our previous private placements.

We can offer no assurance that an active public market in our shares will develop or be sustained. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Holders

As of the date of this prospectus, there are 108 record holders of our common stock.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of LabStyle Innovations Corp. appearing in this prospectus and related registration statement have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1b to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

89

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Contemporaneously with the effectiveness of the registration statement of which this prospectus is a part, we will file a Registration Statement on Form 8-A and become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

90

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets	F-3 - F-4

Consolidated Statements of Operations	F-5

Statements of Changes in Stockholders’ Equity (deficit)	F-6

Consolidated Statements of Cash Flows	F-7

Notes to Consolidated Financial Statements	F-8 - F-26

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

LABSTYLE INNOVATIONS CORP.

(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of LabStyle Innovations Corp. (the “Company”) and its subsidiary as of December 31, 2011, and the related consolidated statements of operations, shareholders’ equity and cash flows for the period from August 11, 2011 (inception date) through December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. We were not engaged to perform an audit of the Company’s and its subsidiary internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s and its subsidiary internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2011, and the consolidated results of their operations and their cash flows for the period from August 11, 2011 (inception date) through December 31, 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1b, the Company has incurred recurring operating losses and negative cash flows from operating activities during the period from August 11, 2011 (inception date) through December 31, 2011. Its ability to continue to operate is dependent upon obtaining additional financial support. This condition as described in Note 1b, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
June 26, 2012	A Member of Ernst & Young Global
Except for Note 1b and Note 10 to which the date is December 10, 2012

F-2

CONSOLIDATED BALANCE SHEETS
U.S. dollars

	September 30,	December 31,
	2012	2011
	Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$820,017	$908,765
Short-term bank deposit	33,571	13,130
Other accounts receivable and prepaid expenses (Note 3)	88,824	12,664
Receivable on account of shares (Note 8g)	1,050,074	-

Total current assets	1,992,486	934,559

LEASE DEPOSIT	21,146	20,616

PROPERTY AND EQUIPMENT, NET (Note 4)	50,120	23,223

Total assets	$2,063,752	$978,398

The accompanying notes are an integral part of the consolidated financial statements.

F-3

CONSOLIDATED BALANCE SHEETS
U.S. dollars (except stock data)

	September 30,	December 31,
	2012	2011
	Unaudited

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Trade payables	$220,269	$32,578
Other accounts payable and accrued expenses (Note 5)	357,079	88,313

Total current liabilities	577,348	120,891

LIABILITY RELATED TO WARRANTS	3,218,140	664,363

COMMITMENTS AND CONTINGENT LIABILITIES (Note 6)

STOCKHOLDERS’ EQUITY (DEFICIT) (Note 8):
Common Stock of $0.0001 par value - Authorized: 45,000,000 shares at September 30, 2012 and December 31, 2011; Issued: 13,262,747 (unaudited) and 10,830,000 shares at September 30, 2012 and December 31, 2011, respectively; Outstanding: 13,262,747 (unaudited) and 10,830,000 shares at September 30, 2012 and December 31, 2011, respectively	1,326	1,083
Preferred Stock of $0.0001 par value - Authorized: 5,000,000 shares at September 30, 2012 and December 31, 2011; Issued: None at September 30, 2012 and December 31, 2011; Outstanding: None at September 30, 2012 and December 31, 2011	-	-
Additional paid-in capital	3,146,555	577,410
Deficit accumulated during the development stage	(4,879,617)	(385,349)

Total stockholders’ equity (deficit)	(1,731,736)	193,144

Total liabilities and stockholders’ equity (deficit)	$2,063,752	$978,398

The accompanying notes are an integral part of the consolidated financial statements.

F-4

CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars

	Nine months ended September 30, 2012	Period from August 11, 2011 (inception date) to December 31, 2011	Period from August 11, 2011 (inception date) to September 30, 2012
	Unaudited		Unaudited

Operating expenses:
Research and development	$1,012,087	77,895	$1,089,982
Marketing and pre-production costs	128,171	-	128,171
General and administrative	1,244,053	156,818	1,400,871

Total operating loss	2,384,311	234,713	2,619,024

Financial expenses, net (Note 9a)	2,109,957	150,636	2,260,593

Net loss	$4,494,268	$385,349	$4,879,617

Net loss per share (Note 9b)

Basic and diluted loss per share	$(0.38)	$(0.04)

Weighted average number of common stock used in computing basic and diluted net loss per share	11,676,809	9,499,507

The accompanying notes are an integral part of the consolidated financial statements.

F-5

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
U.S. dollars (except stock data)

	Common stock		Additional paid-in	Accumulated	Total stockholders’
	Number	Amount	capital	deficit	equity (deficit)

Balance as of August 11, 2011 (inception date)	-	$-	$-	$-	$-

Issuance of common stock to founders upon inception date at par value	6,500,000	650	-	-	650
Issuance of common stock to accredited investors upon inception date at par value	2,000,000	200	9,800	-	10,000
Issuance of common stock to founders in October 2011 at par value	1,000,000	100	-	-	100
Issuance of common stock in October 2011 at $0.61 per stock, net of issuance cost	805,000	81	346,082	-	346,163
Issuance of common stock in November 2011at $0.61 per stock, net of issuance cost	335,000	33	135,294	-	135,327
Issuance of common stock in December 2011 at $0.62 per stock, net of issuance cost	190,000	19	86,234	-	86,253
Net loss	-	-	-	(385,349)	(385,349)

Balance as of December 31, 2011	10,830,000	1,083	577,410	(385,349)	193,144

Issuance of common stock in February 2012 at $0.63 per stock, net of issuance cost	171,000	17	81,465	-	81,482
Issuance of common stock in March 2012 at $0.63 per stock, net of issuance cost	890,000	89	422,031	-	422,120
Issuance of common stock in March 2012 at $0.63 per stock, net of issuance cost	70,000	7	36,500	-	36,507
Issuance of common stock and warrants in August 2012 at $1.00 per unit, net of issuance cost	500,014	50	498,107		498,157
Issuance of common stock in September 2012 at $1.50 per stock, net of issuance cost	801,733	80	1,049,994	-	1,050,074
Stock-based compensation	-	-	481,048	-	481,048
Net loss	-	-	-	(4,494,268)	(4,494,268)

Balance as of September 30, 2012 (unaudited)	13,262,747	$1,326	$3,146,555	$(4,879,617)	$(1,731,736)

The accompanying notes are an integral part of the consolidated financial statements.

F-6

CONSOLIDATED STATEMENT OF CASH FLOWS
U.S. dollars

	Nine months ended September 30, 2012	Period from August 11, 2011 (inception date) to December 31, 2011	Period from August 11, 2011 (inception date) to September, 30, 2012
	Unaudited		Unaudited

Cash flows from operating activities:
Net loss	$(4,494,268)	$(385,349)	$(4,879,617)
Adjustments required to reconcile net loss to net cash used in operating activities:
Stock-based compensation	481,048	-	481,048
Issuance cost related to warrants to investors and service provider	101,263	156,097	257,360
Issuance cost related to common shares to founders	-	750	750
Depreciation	6,748	504	7,252
Increase in other accounts receivable and prepaid expenses	(77,280)	(12,358)	(89,638)
Increase in trade payables	187,691	32,578	220,269
Change in the fair value of warrants	2,006,777	(15,867)	1,990,910
Increase in other accounts payable and accrued expenses	268,766	88,313	357,079

Net cash used in operating activities	(1,519,255)	(135,332)	(1,654,587)

Cash flows from investing activities:
Investment in short-term bank deposits	(19,851)	(13,437)	(33,288)
Investment in lease deposit	-	(20,616)	(20,616)
Purchase of property and equipment	(33,645)	(23,727)	(57,372)

Net cash used in investing activities	(53,496)	(57,780)	(111,276)

Cash flows from financing activities:
Proceeds from issuance of Common Stock and warrants, net of issuance cost	1,484,003	1,101,877	2,585,880

Net cash provided by financing activities	1,484,003	1,091,877	2,585,880

Increase (decrease) in cash and cash equivalents	(88,748)	908,765	820,017
Cash and cash equivalents at the beginning of the period	908,765	-	-

Cash and cash equivalents at the end of the period	$820,017	$908,765	$820,017

Non-cash investing and financing and activities:

Receivable on account of shares	$1,050,074	$-	$1,050,074

The accompanying notes are an integral part of the consolidated financial statements.

F-7

LABSTYLE INNOVATIONS CORP.
(Development stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars (except stock and per stock data)

NOTE 1:-	GENERAL

a.	LabStyle Innovations Corp. (the “Company”) was incorporated in Delaware, to exploit a proprietary technology and commenced its operations on August 11, 2011. The Company’s technology is seeking to bring laboratory testing capabilities to consumers through the use of smartphones. Accordingly, the Company is considered to be in the development stage as defined in ASC No. 915, “Development stage entities”.

The Company has a wholly owned subsidiary, LabStyle Innovations Ltd. (“Ltd.”), incorporated and located in Israel, which commenced operations on September 14, 2011. Its principal business activity is to perform the research and development activities of the group.

b.	Through September 30, 2012, the Company incurred recurring operating losses from operating activities and negative cash flows from operating activities since inception amounting to $2,619,024 and $1,654,587, respectively. The Company will have to obtain additional capital resources to maintain its commercialization, research and development activities. According to the management estimates, based on the Company’s budget and the assumption that initial commercial sales will commence, the Company will have sufficient liquidity resources to continue its activity at least until the end of 2013. However, if the Company is unable to meet its commercial sales targets or in obtaining additional capital resources, it won’t be able to continue its activity beyond the end of 2013. The Company is addressing its liquidity issues by seeking additional fund raisings and implementing initiatives to allow covering its anticipated budget deficit for 2013. The Company plans to have its securities quoted on the Over-the-Counter Bulletin Board (“OTCBB”) and/or the OTCQB Market operated by OTC Markets Group, Inc. (“OTCQB”) as soon as practicable thereafter, for the purpose of raising capital to finance its operations. Additionally, the Company is trying to raise capital from other sources.

There are no assurances, however, that the Company will be able to obtain an adequate level of financing needed for the long-term development and commercialization of its products or have its securities quoted on OTCBB and / or OTCQB. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Subsequent to the balance sheet date, the Company obtained additional financing in total amount of $1,334,404, net of issuance cost, through the issuance of shares of Company common stock, par value $0.0001 per share (the “Common Stock”) as described in more detail in Note 10b.

F-8

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared according to United States generally accepted accounting principles (“U.S. GAAP”).

a.	Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Financial statements in U.S. dollars:

The accompanying financial statements have been prepared in U.S. dollars.

Ltd.’s financing activities are incurred in U.S. dollars. Although a portion of the Company’s expenses are denominated in NIS (mostly salaries and rent), a substantial portion of their expenses are denominated in U.S. dollars. The Company’s management believes that the currency of the primary economic environment in which the operations of the Company and its Israeli subsidiary are conducted is the U.S. dollar (“dollar”); thus, the dollar is the functional currency of the Company and Ltd.

Transactions and balances denominated in U.S. dollars are presented at their original amounts. Monetary accounts denominated in currencies other than the dollar are re-measured into dollars in accordance with ASC No. 830, “Foreign Currency Matters”. All transaction gains and losses of the re-measurement of monetary balance sheet items are reflected in the consolidated statement of operations as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany balances and transactions have been eliminated upon consolidation.

d.	Cash equivalents:

The Company considers all highly liquid investments, which are readily convertible to cash with a maturity of three months or less at the date of acquisition, to be cash equivalents.

F-9

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e.	Short-term bank deposits:

Short-term bank deposits are deposits with maturities of more than three months and up to one year. The short-term bank deposits are denominated in Israeli New Shekels (“NIS”) and bear interest at an average rate of 2.72 % and 2.17 % as of December 31, 2011 and September 30, 2012, respectively. The short-term bank deposits are presented at their cost, including accrued interest.

f.	Long-term lease deposit:

Long-term lease deposit includes long-term deposit for offices rent.

g.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following annual rates:

%

Computers, and peripheral equipment	15-33
Office furniture and equipment	6
Leasehold improvements	Over the shorter of the lease term or useful economic life

h.	Impairment of long-lived assets:

Property and equipment are reviewed for impairment in accordance with ASC No. 360, “Property, Plant and Equipment,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the period from August 11, 2011 until December 31, 2011 and for nine months period ended September 30, 2012, no impairment losses have been recorded.

i.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term bank deposit and other account receivables.

F-10

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The majority of cash and cash equivalents of the Company and its subsidiary are invested in deposits and current accounts with major U.S. and Israeli banks. Such cash and cash equivalents may be in excess of insured limits and are not insured in other jurisdictions. Generally, cash and cash equivalents may be redeemed and therefore a minimal credit risk exists with respect to these deposits and investments.

j.	Research and development costs:

Research and development costs are charged to the statement of operations, as incurred.

k.	Income taxes:

The Company accounts for income taxes in accordance with ASC No. 740, “Income Taxes”. This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. As of December 31, 2011 and September 30, 2012, a full valuation allowance was provided by the Company.

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. No liability for unrecognized tax benefits was recorded as a result of the implementation of ASC 740.

l.	Fair value of financial instruments:

The Company applies ASC 820, “Fair Value Measurements and Disclosures”. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

F-11

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The hierarchy is broken down into three levels based on the inputs as follows:

Level 1 -	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 -	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 -	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including, for example, the type of investment, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment and the investments are categorized as Level 3.

The carrying amounts of cash and cash equivalents, short-term bank deposit, other accounts receivable, trade payables and other accounts payable approximate their fair value due to the short-term maturity of such instruments. Warrants are classified within Level 3 because they are valued using valuation techniques. Some of the inputs to these models are unobservable in the market and are significant.

Fair value measurements using significant unobservable inputs (Level 3):

Fair value of embedded derivatives

Balance at August 11, 2011 (inception date)	$-

Fair value of warrants to investors and service provider (see Note 8e)	680,230
Change in fair value of warrants (see Note 8e)	(15,867)

Balance at December 31, 2011	$664,363

F-12

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Fair value of embedded derivatives

Balance at December 31, 2011 (inception date)	$664,363

Fair value of warrants to investors and service provider (see Note 8e)	547,000
Change in fair value of warrants (see Note 8e)	2,006,777

Balance at September 30, 2012 (unaudited)	$3,218,140

m.	Basic and diluted net earnings per share:

Basic net earnings per share is computed based on the weighted average number of shares of Common Stock outstanding during each year. Diluted net earnings per share is computed based on the weighted average number of shares of Common Stock outstanding during each year, plus dilutive potential Common Stock considered outstanding during the year, in accordance with ASC topic 260, “Earnings Per Share” (“ASC 260”).

The total weighted average number of shares related to the outstanding warrants and options excluded from the calculations of diluted net earnings per share due to their anti-dilutive effect was 754,062 and 3,953,972 for the period ended December 31, 2011 and three months ended September 30, 2012 (Unaudited), respectively.

n.	Severance pay:

Since inception date, all of the subsidiary’s employees who are entitled to receive Severance pay in accordance with the applicable law in Israel are included under section 14 of the Israeli Severance Compensation Law. Under this section, they are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf with insurance companies. Payments in accordance with section 14 release the subsidiary from any future severance payments in respect of those employees. Deposits under section 14 are not recorded as an asset in the Company’s balance sheet.

o.	Warrants:

The Company accounts for certain warrants to investors and service providers which include down round protection as a liability according to the provisions of ASC 815-40, “Derivatives and Hedging - Contracts in Entity’s Own Equity”, (“ASC 815”) which provides new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify to be a derivative financial instrument. The Company measures the warrants at fair value by using Binomial option-pricing model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in the Company’s statement of operations as financial income or expense. For more information refer to Note 8e.

F-13

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

p.	Accounting for stock-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation” (“ASC 718”). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statement of operations.

The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing model. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical volatilities of similar entities in the related sector index. The expected option term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

The fair value of the shares of Common Stock underlying the options and warrants had been determined by the Company’s management with assistance of an independent valuation firm by applying of market approach using recent third-party transactions in the equity of the Company. Because there has been no public market for the Common Stock, management has determined fair value of the Common Stock at the time of grant of options by considering a number of objective and subjective factors. The fair value of the underlying shares of Common Stock shall be determined by management until such time as the Common Stock is listed on an established stock exchange, national market system or other quotation system.

The Company applies ASC 505-50, “Equity-Based Payments to Non-Employees” with respect to options and warrants issued to non-employees.

F-14

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

q.	Unaudited Interim Financial Information:

The accompanying consolidated balance sheet as of September 30, 2012, consolidated statements of operations and consolidated statements of cash flows for the nine months ended September 30, 2012 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. In the opinion of management, the unaudited interim consolidated financial statements include all adjustments of a normal recurring nature necessary for a fair presentation of our consolidated financial position as of September 30, 2012, our consolidated results of operations and our consolidated cash flows for the nine months ended September 30, 2012. Results for the nine months ended September 30, 2012, are not necessarily indicative of the results that may be expected for the year ended December 31, 2012.

NOTE 3:-	OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	September 30,	December 31,
	2012	2011
	Unaudited

Prepaid expenses	$35,172	$3,060
Government authorities	53,652	9,604

	$88,824	$12,664

NOTE 4:-	PROPERTY AND EQUIPMENT, NET

	September 30,	December 31,
	2012	2011
	Unaudited

Computers and peripheral equipment	$42,297	$16,800
Office furniture and equipment	11,693	3,546
Leasehold improvement	3,382	3,381

	57,372	23,727

Accumulated depreciation:
Computers and peripheral equipment	6,502	463
Office furniture and equipment	472	17
Leasehold improvement	278	24

	7,252	504

Property and equipment, net	$50,120	$23,223

F-15

NOTE 4:-	PROPERTY AND EQUIPMENT, NET (Cont.)

Depreciation expenses from August 11, 2011 (inception date) until December 31, 2011 and for nine months period ended September 30, 2012 amounted to $504 and $6,748 (unaudited), respectively.

NOTE 5:-	OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	September 30	December 31
	2012	2011
	Unaudited

Employees and payroll accruals	$81,520	$20,486
Accrued expenses	275,559	67,827

	$357,079	$88,313

NOTE 6:-	COMMITMENTS AND CONTINGENT LIABILITIES

The facilities and motor vehicles of the Company are leased under several operating lease agreements.

The Company signed a lease agreement in Israel for its offices for a period of 24 months beginning November 10, 2011 and scheduled to expire on October 31, 2013. During 2012 the Company entered into additional lease agreement in Israel for additional offices.

On November 13, 2011 the Company entered into a motor vehicle lease agreement for a period of 36 months. During 2012, in light of the recruitment of additional employees the Company entered into additional two motor vehicle lease agreement for a period of 36 months. As of September 30, 2012 the Company maintains four lease cars.

As of December 31, 2011, the future minimum aggregate lease commitments under non-cancelable operating lease agreement are as follows:

Year ended December 31,	Facilities	Motor vehicles	Total

2012	$73,428	$11,797	$85,225
2013	69,584	10,541	80,125
2014	2,512	11,208	13,720
2015	2,094	3,000	5,094

	$147,618	$36,546	$184,164

Facility and motor vehicle lease expenses for the period since August 11, 2011 (inception date) until December 31, 2011 were $4,763 and $6,858, respectively.

F-16

NOTE 7:-	TAXES ON INCOME

a.	The Company and its subsidiary are separately taxed under the domestic tax laws of the state of incorporation of each entity.

b.	Tax rates applicable to Ltd.:

Taxable income of Israeli company is subject to tax at the rate of 24% in 2011.

On December 5, 2011, the Israeli Parliament (the Knesset) passed the Law for Tax Burden Reform (Legislative Amendments), 2011 (“the Law”) which, among others, cancels effective from 2012, the scheduled progressive reduction in the corporate tax rate. The Law also increases the corporate tax rate to 25% in 2012. In view of this increase in the corporate tax rate to 25% in 2012, the real capital gains tax rate and the real betterment tax rate were also increased accordingly.

c.	Net operating loss carry-forward:

Ltd. has accumulated net operating losses for Israeli income tax purposes as of December 31, 2011 in the amount of approximately $70,278. The net operating losses may be carried forward and offset against taxable income in the future for an indefinite period.

As of December 31, 2011, the Company had a loss carry forward of approximately $275,824. If not utilized, the loss carry forward will expire commencing in 2031.

Utilization of U.S. loss carryforwards may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of losses before utilization.

d.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

December 31, 2011
Deferred tax assets:
Net operating loss carry forward	$127,196

Deferred tax assets before valuation allowance	127,196
Valuation allowance	(127,196)

Net deferred tax asset	$-

F-17

NOTE 7:-	TAXES ON INCOME (Cont.)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Temporary differences are immaterial. Based on consideration of these factors, the Company recorded a full valuation allowance at December 31, 2011 and September 30, 2012.

e.	Loss before taxes on income consists of the following:

	Nine months ended September 30, 2012	Period from August 11, 2011 (inception date) to December 31, 2011	Period from August 11, 2011 (inception date) to September 30, 2012
	Unaudited		Unaudited

Domestic	$2,740,453	$259,957	$3,000,410
Foreign	1,753,815	125,392	1,879,207

	$4,494,268	$385,349	$4,879,617

f.	The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowance in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

NOTE 8:-	STOCKHOLDERS’ EQUITY (DEFICIT)

a.	Composition of stock capital:

	September 30, 2012	December 31, 2011
	Authorized, Issued and Outstanding	Authorized, Issued and Outstanding
	Number of shares

Stock of $0.0001 par value:

Common Stock	13,262,747	10,830,000

F-18

NOTE 8:-	STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

The Common Stock entitles its holders thereof the right to one vote for each share of Common Stock held of record by such holder with respect to all matters on which holders of Common Stock are entitled to vote, to receive dividends according to Board of Directors decision, to participate in the balance of the Company’s assets remaining after liquidation, dissolution or winding up, ratably in proportion to the number of shares of Common Stock held by them. The Common Stock has no pre-emptive or similar rights and is not subject to redemption rights and carries no subscription or conversion rights.

b.	At inception date, the Company issued 6,500,000 shares of Common Stock to its founders and management team.

c.	At inception date, the Company issued 2,000,000 shares of Common Stock to accredited investors for total amount of $10,000.

d.	On October 27, 2011, subject to the private placement (see note 8e) and upon the first closing the Company issued 1,000,000 shares of Common Stock to its founders and management team in consideration of transfer of certain intellectual property rights to the Company.

e.	During 2011, the Company entered into private placement process in which units composed of 50,000 shares of the Common Stock and 50,000 warrants to purchase 50,000 shares of Common Stock were offered to third party accredited investors, at an exercise price of $1.50 per share. The warrants expire on October 27, 2016.

Under the above-mentioned private placement, until December 31, 2011, the Company raised funds in a total amount of $1,091,877, net of issuance cost. In consideration the Company issued 1,330,000 of Common Stock and warrants to purchase 1,330,000 shares of Common Stock.

During the three-month period ended March 31, 2012 the Company raised additional funds in a total amount of $915,845, net of issuance cost. In consideration the Company issued 1,131,000 shares and 1,131,000 warrants.

The exercise price and the number of shares to be issued upon exercise of the warrants are subject to weighted average adjustment for dilution in accordance with ASC 815. The warrants are classified as liability and the fair value of the warrants was measured using the Binomial option-pricing model as described below.

According to the private placement documents, the Company, on a commercially reasonable efforts basis, is required to file a registration statement covering the sale of the shares of Common Stock included in the units sold and underlying Common Stock upon the exercise of the warrants included in the units sold (the “Registrable Shares”) within 60 days of the final closing of the offering and to cause such registration statement to become effective within 150 days after such filing. The final closing occurred on March 30, 2012.

F-19

NOTE 8:-	STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

Failure to comply with the above registration requirements (the “Registration Failure”), or to maintain the effectiveness and use thereof for a period no less than the date that the investors are able to sell 100% of their Registrable Shares (the “Effectiveness Failure”) in a single day on any day during a consecutive three month period, shall trigger certain liquidated damages. In the event that a Registration Failure or an Effectiveness Failure, the Company shall pay to each Investor, as liquidated damages, an amount equal to one percent per month (prorated for each day of non-compliance) of the purchase price paid by such Investor which shall continue for and be paid each month until the Registration Failure or Effectiveness Failure is cured, up to a maximum amount of ten percent.

In contemplation of the above private placement offering, the Company engaged an exclusive placement agent to assist in selling the units, for which was compensated by a cash fee and a non-accountable expense allowance as certain percentage of the gross proceeds raised at each closing, and 964,400 warrants of which half are exercisable at an exercise price of $1.50 per share and half are exercisable at an exercise price of $1.00 per share immediately upon issuance and have a term equal to the earlier of seven years or three years after the Common Stock becomes publicly-traded. The number and exercise price of these warrants are also subject to dilutive issuance and therefore classified as liability and re-measured using the Binominal option-pricing model as well.

In estimating the warrants’ fair value, the Company used the following assumptions:

Investors warrants:

	Issuance date	September 30, 2012	December 31, 2011

Risk-free interest rate (1)	1.2%	0.47%	0.78%
Expected volatility (2)	80%	80%	80%
Expected life (in years) (3)	5	4.07	4.79
Expected dividend yield (4)	0	0	0
Fair value:
Warrants	$0.39	$0.92	$0.38

Placement agent warrants:

	Issuance date	September 30, 2012	December 31, 2011

Risk-free interest rate (1)	0.86%	0.39%	0.53%
Expected volatility (2)	75%	70.54%	75%
Expected life (in years) (3)	3.93	3.5	3.71
Expected dividend yield (4)	0	0	0
Fair value:
Warrants	$ 0.31-0.32	$ 0.78-0.89	$ 0.29-0.32

F-20

NOTE 8:-	STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

(1)	Risk-free interest rate - based on yield rates of non-index linked U.S. Federal Reserve treasury bonds.

(2)	Expected volatility - was calculated based on actual historical stock price movements of companies in the same industry over a term that is equivalent to the expected term of the option.

(3)	Expected life - the expected life was based on the maturity date of the warrants.

(4)	Expected dividend yield - was based on the fact that the Company has not paid dividends to its shareholders in the past and does not expect to pay dividends to its shareholders in the future.

As a result of the anti-dilution protection in the private placement documents and the price per share in the August SPA that is described in Note 8f below, the exercise price of $1.50 was adjusted to approximately $1.42 per share and additional warrants to purchase 138,648 and 27,166 shares of Common Stock were granted to the investors and placement agent, respectively.

The Company measured these warrant at fair value in total amount of $664,363 and $3,218,140 as of December 31, 2011 and September 30, 2012 (unaudited), respectively. Issuance expenses that were allocated to the component of the warrants, amounted to $156,097 and $257,360, as of December 31, 2011 and September 30, 2012 (unaudited), respectively, were expensed immediately and are included as part of financial expenses in the consolidated statements of operations.

As of December 31, 2011 and September 30, 2012, the Company re-measured the warrant component. Consequently, during the periods ended December 31, 2011 and September 30, 2012 (unaudited), the Company recorded $(15,867) and $(2,006,777), respectively, as financial expenses, net as a result of a change in the Company’s warrant value.

f.	During August 2012, the Company entered into securities purchase agreement (“SPA”) to raise capital by means of units, at a price of $1.00 per unit, composed of 1,500,036 shares of the Common Stock, par value of $0.0001 per share, and 1,500,036 warrants to purchase 1,500,036 shares of Common Stock were offered to third party accredited investors, at an exercise price of $1.00 per share. The warrants expiration date for 100% of the warrants is within one year from the date of effectiveness of the Company’s registration in OTCBB (“Effective Date”) and if not exercised until then, 50% of the warrants will be expired and the remaining will be outstanding for additional year. The warrants contain standard anti-dilution protection clauses and therefore classified as equity.

F-21

NOTE 8:-	STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

Subject to the SPA the investment amount of $1,500,036 shall be funded in three tranches for which the first tranche of $500,014 will occur on the date of the signing on the SPA, the second and third tranches will occur within 90 and 180 days following the Effective Date, each in aggregate amount of $500,011.

On February 11, 2013, the Company entered into an addendum to the SPA above which modifies the timing for the second and third tranches and provides that such second tranche will be funded by the 5th business day following the effectiveness of the registration statement and the third tranche on or before the 100th day following the date on which both: (i) any registration statement covering the sale or resale of any of the Company’s securities is declared effective and (ii) the Company has received a ticker symbol for the Common Stock and caused the Common Stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system. The amount and pricing of the securities to be purchased in such second and third tranches was not modified, and the investors remain irrevocably committed to funding their portions of such tranches.

Under the above mentioned SPA, through the period of three months ended September 30, 2012 the Company raised funds in a total amount of $498,157, net of issuance cost. In consideration the Company issued 500,014 shares of Common Stock and warrants to purchase 500,014 shares of Common Stock.

g.	During September 2012, the Company commenced a private placement transaction to accredited investors of up to 1,833,333 shares of Common Stock, at $1.50 per share, for gross proceeds of up to $2,750,000.

In addition, in connection with the above private placement warrants, equal to 10% of the shares issued as a result of the aforesaid private placement shall be issued as a finder fee to purchase shares of Common Stock, with an exercise price equal to $1.50 per share and term of three years from the date of the Company’s closing on the investment amount by the applicable investor. The warrants contain standard anti-dilution protection clauses and therefore classified as equity.

As of September 30, 2012 the Company has issued 801,733 shares of Common Stock in such private placement for total consideration of $1,050,074, net of issuance cost, which was recorded as receivable on account of shares which was paid in October 2012. Consequently, 80,173 warrants were issued as a finder fee.

h.	Stock options plans:

1.	On January 23, 2012, an equity incentive plan (the “2012 Plan”) was adopted by the Board of Directors of the Company and approved by a majority of the Company’s stockholders, under which options to purchase up to 2,860,000 shares of Common Stock, par value of $0.0001 each, have been reserved. Under the Plan, options to purchase Common Stock may be granted to employees, advisors, directors, consultants and service providers of the Company or any affiliate, each option granted can be exercised to one share of Common Stock. The vesting schedule and other terms and conditions will be determined as the Board of Directors of the Company or a designated committee thereof shall deem appropriate and set forth in the option agreement for each grantee. No option shall be exercisable after the expiration of ten years from the date it was granted or the date set forth at the option agreement, as earlier.

During February 2013, the Board of Directors and majority stockholders approved to increase the pool of 2012 Plan, under which options to purchase up to 5,000,000 shares of Common Stock, par value of $0.0001 each, will be reserved.

1.	On January 23, 2012, the 2012 Israeli equity sub plan (the “Sub Plan”) was adopted by the Board of Directors of the Company, which is set forth the terms for the grant of stock awards to Israeli employees or Israeli non-employees. The Sub Plan was adopted in accordance with the amended sections 102 and 3(i) of Israel’s Income Tax Ordinance. The Sub Plan is part of the 2012 Plan and subject to the same terms and conditions.

F-22

NOTE 8:-	STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

1.	On June 22, 2012 the Company’s Compensation Committee granted total options to purchase 2,100,000 Common Stock of the Company. 320,000, 230,000 and 1,550,000 options were granted to employees, consultants and directors, respectively. The exercise prices for such options are ranged from $0.001 to $0.52 per share, with vesting to occur in up to 2 years.

The following table presents the weighted-average assumptions used to estimate the fair values of the options granted in the period presented:

Nine months ended September 30,
2012

Volatility	49.9%-75.1%
Risk-free interest rate	0.37%-0.96%
Dividend yield	0%
Expected life (years)	2.5-5

Weighted average fair value of options granted during the nine months period ended September 30, 2012 is $0.52.

As of September 30, 2012, the total unrecognized estimated compensation cost related to non-vested stock options granted prior to that date was $624,005, which is expected to be recognized over a weighted average period of approximately 1.71 years.

The total compensation cost related to all of the Company’s equity-based awards, recognized during nine month period ended September 30, 2012, was comprised as follows:

Nine months ended September 30,
2012

Research and development	$139,783
General and administrative	341,265

Total stock-based compensation expenses	$481,048

F-23

NOTE 8:-	STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

1.	On March 2012, the Company entered into employment agreement with its chief executive officer (“CEO”) and was approved by the Board in which the Company will grant options to purchase shares of Common Stock equal to three percent of the issued and outstanding capital stock of the Company, following to the final closing of the private offering, but not less than 500,000 options with exercise price of $1.00 per share.

Since the final closing of the private offering was on March 30, 2012, the trigger of the above options to be vested has been occurred and therefore the Company accounted for these options under ASC 718, “Compensation - Stock Compensation”. The Company recognized full compensation cost related to the 547,392 options that have been granted to the CEO in total amount of $26,141. The compensation cost was recorded as part of general and administrative expenses.

On June 22, 2012, the Board approved to reduce the exercise price from $1.00 to $0.52 per share and change the vesting schedule by extending the vesting period of 210,000 options vested as of March 31, 2013, which were previously granted to the Company’s CEO, as fully vested. The Company accounted for the exercise price reduction and the extension of options’ terms pursuant to ASC 718 as a modification. Accordingly, additional compensation was calculated by the Company as the fair value of the modified award in excess of the fair value of the original award measured immediately before its terms have been modified based on current circumstances. The total incremental compensation cost related to this modification was $76,186. As of September 30, 2012, the Company recognized $11,039 of these compensation costs which were recorded as part of general and administrative expenses.

F-24

NOTE 9:-	SELECTED STATEMENTS OF OPERATIONS DATA

a.	Financial expenses, net:

	Nine month ended September 30, 2012	Period from August 11, 2011 (inception date) to December 31, 2011	Period from August 11, 2011 (inception date) to September 30, 2012
	Unaudited		Unaudited

Financial expenses:

Bank charges	1,860	298	2,158

Foreign currency adjustments losses	57	9,358	9,415

Issuance cost related to warrants to investors and service provider	101,263	156,097	257,360

Issuance cost related to common shares to founders	-	750	750

Revaluation of warrants to investors and service provider, net	2,006,777	(15,867)	1,990,910

	$2,109,957	$150,636	$2,260,593

F-25

NOTE 9:-	SELECTED STATEMENTS OF OPERATIONS DATA (Cont.)

b.	Net earnings per share:

The following table sets forth the computation of basic and diluted net earnings per share:

	Nine months ended September 30, 2012	Period from August 11, 2011 (inception date) to December 31, 2011
	Unaudited

Numerator:

Numerator for basic and diluted net earnings per share - loss available to holders of Common Stock	$4,494,268	$385,349

Denominator:

Denominator for basic net earnings per share - weighted average number of shares	11,676,809	9,499,507

Effect of dilutive securities:
Consultant options and investors and placement agent warrants	-	-

Denominator for diluted net earnings per share - adjusted weighted average number of shares	11,676,809	9,499,507

NOTE 10:-	SUBSEQUENT EVENTS

a.	On October 5, 2012, the Company entered into consulting agreement in which strategic advisory consultancy services will be rendered to the Company in return to 500,000 shares of Common Stock, of which 250,000 were issued at the aforementioned date and additional 20,833 shares of Common Stock per month in arrears during the first eleven months of the agreement term and 20,837 shares of Common Stock in the final month of the agreement term, for a total of 250,000 additional shares of Common Stock. The agreement will expire on October 5, 2013.

b.	During October 2012, the Company issued 993,276 shares of Common Stock for total consideration of $1,334,404, net of issuance cost, as part of the private placement transaction described in Note 8g. Consequently, 99,328 warrants were issued as a finder fee and the receivable on account of shares recorded in the accompanying balance sheets was paid.

F-26

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

LABSTYLE INNOVATIONS CORP.

9,430,162 Shares

Common Stock

PROSPECTUS

[          ], 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC Registration Fee	$2,168.12
Accounting Fees and Expenses	$65,000.00
Legal Fees and Expenses	$75,000.00
Miscellaneous Fees and Expenses	$20,000.00
Total	$$152,168.12

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

II-1

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

1.          In connection with our formation, on August 11, 2011, we accepted a subscription from nine (9) investors (including Adam Stern, Piper Venture Partners, LLC, Pavilion Capital Partners, LLC, Discretionary Investment Trust, Spencer Trask Investment Partners, LLC, Millennium MSO, Inc., Capital Growth Investment Trust, FEQ Realty, LLC, and Michael J. Garnick) who collectively subscribed for 2,000,000 shares of restricted common stock for an aggregate purchase price of $10,000. No underwriting discounts or commissions were paid in connection with the sale of the securities. The sale and issuance of these securities was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(2) of the Securities Act.

2.          On March 30, 2012, we consummated the final closing of a private placement transaction with aggregate forty-five (45) investors whereby such investors collectively purchased 2,461,000 shares of our common stock and warrants to purchase 2,461,000 shares of our common stock at the exercise of $1.50 for total consideration of $2,461,000. In connection with such private placement transaction, Spencer Trask was granted warrants to purchase (i) 482,200 shares of common stock at the exercise price of $1.00 per share and (ii) 482,200 shares of common stock at the exercise price of $1.50 per share. The $1.50 exercise price was adjusted to approximately $1.42 per share due to a certain anti-dilutive issuance and additional warrants to purchase 138,648 shares of common stock and additional warrants to purchase 27,166 shares of common stock were granted to such investors and Spencer Trask, respectively. The exercise price of the warrants should be reduced to $1.30 and the total of additional warrants will be granted due to the due to a certain anti-dilutive protection should be 379,771 for the investors and 74,412 for Spencer Trask. The sale and issuance of the securities granted to Spencer Trask are exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transaction by an issuer not involving a public offering.

3.          On August 31, 2012, we consummated a private placement transaction with 13 accredited investors, including existing stockholders of our company. Pursuant to this financing, we issued an aggregate of 500,014 shares of our common stock at a price equal to $1.00 per share (for gross proceeds of $500,014) and issued warrants to purchase an aggregate of 500,014 shares of our common stock with an exercise price of $1.00 per share. In addition, the investors in this round financing irrevocably committed to purchase an additional 1,000,022 shares of common stock in the aggregate at $1.00 per share and warrants to purchase an aggregate of 1,000,022 shares of our common stock with an exercise price of $1.00 per share, for gross proceeds of $1,000,022. Such purchases were originally agreed to take place in two tranches, the first on the date (which we refer to as the Funding Trigger Date) as of which both: (i) a registration statement covering the shares of our common stock issued and underlying warrants issued in our August 2012 Private Placement has been declared effective by the Securities and Exchange Commission and (ii) we have received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system (consisting of 500,011 shares and 500,011 warrants), and the second the 180th day following the Funding Trigger Date (also consisting of 500,011 shares and 500,011 warrants). To evidence this irrevocable commitment, each investor executed a promissory note in our favor to fund for their pro rata portion of the additional investments as of the foregoing dates. We expect, therefore, that the total gross proceeds from this round of financing will be $1,500,036, not including any potential warrant exercises. No placement agents were utilized in connection with such financing. One-half of the warrants issued hereto have an exercise period ending on the first anniversary means the date that our company has received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system (which we refer to as the Warrant Effective Date), and the exercise period for the remaining one-half of the warrants ends on the second anniversary of the Warrant Effective Date.

II-2

On February 11, 2013, in order to ensure the compliance of the August 2012 Private Placement with the requirements of the federal securities laws, we entered into an Addendum with the investors in the August 2012 Private Placement. The Addendum modifies the timing for the second and third tranche of the August 2012 private placement and provides that such second tranche will be funded by the 5th business day following the effectiveness of the registration statement of which this prospectus forms a part and the third tranche on or before the 100th day following the date on which both: (i) any registration statement covering the sale or resale of any of our securities is declared effective and (ii) we have received a ticker symbol for our common stock and caused our common stock to be eligible for trading on the Over-the-Counter Bulletin Board, OTCQB Market or similar trading system. The amount and pricing of the securities to be purchased in such send and third tranches was not modified, and the investors remain irrevocably committed to funding their portions of such tranches.

The sale and issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transaction by an issuer not involving a public offering.

4.          On October 17, 2012, we consummated a final closing of a separate private placement transaction with 44 accredited investors, including existing stockholders of our company. Pursuant to this financing, we issued an aggregate of 1,795,009 shares of our common stock at a price equal to $1.50 per share (for gross proceeds of $2,692,513). We utilized the services of four FINRA member broker-dealers as finders for this private placement, including Spencer Trask, and we paid commissions to such finders equal to 10% of the funds they each raised in cash and 10% in warrants. We issued warrants to such brokers-dealers, which allow them to purchase aggregate 179,502 shares of common stock. The sale and issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transaction by an issuer not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
3.1	Certificate of Incorporation*
3.2	Bylaws*
4.1	Form of Warrant issued to investors in the Company’s 2011-2012 private placement*
4.2	Warrant for shares of common stock ($1.00 exercise price) issued to Spencer Trask Ventures, Inc.*
4.3	Warrant for shares of common stock ($1.42 exercise price) issued to Spencer Trask Ventures, Inc.*
4.4	Form of Warrant issued to investors in the Company’s August 2012 private placement*
4.5	Form of Finder Warrant issued in connection with the Company’s October 2012 private placement*
4.6	2012 Equity Incentive Plan of the Company*
5.1	Opinion of Ellenoff Grossman & Schole LLP**
10.1	Placement Agency Agreement, dated September 8, 2011, between the Company and Spencer Trask Ventures, Inc.*
10.2	Finder’s Agreement, dated October 27, 2011, between the Company and Spencer Trask Ventures, Inc.*
10.3	Right of First Refusal Letter Agreement, dated October 27, 2011, between the Company and Spencer Trask Ventures, Inc.*
10.4	Form of Subscription Agreement for the Company’s 2011-2012 private placement*
10.5	Investors Rights Agreement, dated October 27, 2011, between the Company and its stockholders*
10.6	Employment Agreement, dated March 15, 2012, between the Company and Oren Fuerst*
10.7	Employment Agreement, dated March 15, 2012, between LabStyle Israel and Shilo Ben Zeev*

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10.8	Employment Agreement, dated March 18, 2012, between LabStyle Israel and Mordechi (Motty) Hershkowitz*
10.9	Amendment to Employment Agreement, dated August 8, 2012, between the Company and Oren Fuerst*
10.10	Amendment to Employment Agreement, dated August 8, 2012, between the Company and Shilo Ben Zeev*
10.11	Amendment to Employment Agreement, dated August 8, 2012, between the Company and Mordechi (Motty) Hershkowitz*
10.12	Form of Securities Purchase Agreement for the Company’s August 2012 private placement*
10.13	Form of Promissory Note issued by the investors the Company’s August 2012 private placement to the Company*
10.14	Form of Subscription Agreement for the Company’s October 2012 private placement*
10.15	Consulting Agreement, dated October 5, 2012, between the Company and SLD Capital Corp.*
10.16	Addendum, dated February 11, 2013, to the Securities Purchase Agreement for the Company’s August 2012 private placement**
21.1	List of Subsidiaries of the Company*
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global*
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)*

*	Previously filed.
**	Filed herewith.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, Israel on February 12, 2013.

LABSTYLE INNOVATIONS CORP.

By:	/s/ Oren Fuerst
Name: Oren Fuerst
Title: Chief Executive Officer

By:	/s/ Mordechi Hershkowitz
Name: Mordechi (Motty) Hershkowitz
Title: Chief Financial Officer, Treasurer and Secretary
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Oren Fuerst.	Chairman of the Board and Chief Executive Officer	February 12, 2013
Oren Fuerst.	(Principal Executive Officer)

/s/ Shilo Ben Zeev	President, Chief Operating Officer and Director	February 12, 2013
Shilo Ben Zeev

/s/ Mordechi Hershkowitz	Chief Financial Officer, Treasurer and Secretary	February 12, 2013
Mordechi (Motty) Hershkowitz	(Principal Financial and Accounting Officer)

*	Director	February 12, 2013
David Weintraub

*	Director	February 12, 2013
Malcolm Hoenlein

*	Director	February 12, 2013
Nahum D. Melumad

*	Director	February 12, 2013
Adam K. Stern

* = By: Oren Fuerst, Attorney-in-fact

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